As filed with the Securities and Exchange Commission on December 17, 1999

                                                Registration No. 333-90253
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                ---------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------
                             Vicinity Corporation
            (Exact name of registrant as specified in its charter)

                                ---------------

      Delaware                      7374                         77-0414631
  (State or other
   jurisdiction of      (Primary Standard Industrial          (I.R.S. Employer
  incorporation or
    organization)       Classification Code Number)        Identification Number)

                            1135A San Antonio Road
                          Palo Alto, California 94303
                                (650) 237-0300
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                ---------------

                               Emerick M. Woods
                            Chief Executive Officer
                             Vicinity Corporation
                            1135A San Antonio Road
                          Palo Alto, California 94303
                                (650) 237-0300
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ---------------

                                  Copies to:

          Christopher L. Kaufman, Esq.                          Bruce Dallas, Esq.
           Anthony J. Richmond, Esq.                          Davis Polk & Wardwell
                Latham & Watkins                               1600 El Camino Real
             135 Commonwealth Drive                        Menlo Park, California 94025
          Menlo Park, California 94025                            (650) 752-2000
                 (650) 328-4600

                                ---------------

  Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                                                      Proposed    Proposed
                                                                       maximum     maximum
                                                                      offering    aggregate   Amount of
                                                       Amount to be   price per   offering   registration
Title of each class of securities to be registered    registered(1)   share(2)    price(2)      fee(3)
---------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value......................     5,750,000      $12.00    $69,000,000   $19,021

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

(1) Includes 750,000 shares that the Underwriters have the option to purchase solely to cover over-allotments, if any.

(2) Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(a) promulgated under the Securities Act of 1933.

(3) An amount equal to $15,985 was paid in connection with the initial filing of this registration statement on November 3, 1999. An additional amount equal to $3,036 is being paid herewith.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section
8(a), may determine.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the Se- + +curities and Exchange Commission is effective. This prospectus is not an of- + +fer to sell these securities, and we are not soliciting offers to buy securi- +
+ties, in any state where the offer or sale is not permitted.                  +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
Prospectus                   Subject To Completion,

                          Dated December 17, 1999

                             5,000,000 Shares

                                     [LOGO]

                              Vicinity Corporation

                                  Common Stock

This is the initial public offering by Vicinity Corporation of shares of its common stock.

We have filed an application to qualify the common stock for quotation on the Nasdaq National Market under the symbol "VCNT." We estimate that the initial public offering price will be between $10.00 and $12.00 per share.

Investing in our common stock involves material risks. See "Risk Factors" beginning on page 6.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------

            Price to       Underwriting   Proceeds to
            Public         Discounts      Vicinity
-----------------------------------------------------
Per Share   $              $              $
-----------------------------------------------------
Total       $              $              $
-----------------------------------------------------

We have granted the underwriters the right to purchase up to an additional 750,000 shares of common stock to cover over-allotments.

J.P. Morgan & Co.

               Bear, Stearns & Co. Inc.

                                                     U.S. Bancorp Piper Jaffray

         , 2000

[GRAPHIC- Vicinity logo in the upper left-hand corner. A picture of shoppers in a store is under logo. Text in the upper right-hand corner reads "Vicinity drives customers to the world's leading brands." The lower half of the page has a white rectangle with the logos of some of Vicinity's clients.]

[GRAPHIC- Text across the top reads "Vicinity Reaches Customers Anytime. Anywhere." Beneath that, text line reads "A day in the life of Vicinity Customers" and shows five scenarios of how consumers can use Vicinity's products.]

                               Table of Contents

                                        Page
Prospectus Summary.....................    1
Risk Factors...........................    6
 Risks Related to Our Business.........    6
 Risks Related to this Offering........   15
Forward-Looking Statements.............   18
Use of Proceeds........................   19
Dividend Policy........................   19
Capitalization.........................   20
Dilution...............................   21
Selected Financial Data................   22
Management's Discussion and Analysis
 of Financial Condition and Results
 of Operations.........................   24

                                                                            Page
Business...................................................................   32
Management.................................................................   51
Principal Stockholders.....................................................   61
Certain Transactions.......................................................   63
Description of Capital Stock...............................................   64
Shares Eligible for Future Sale............................................   67
Underwriting...............................................................   69
Legal Matters..............................................................   71
Experts....................................................................   71
Available Information......................................................   71
Index to Financial Statements..............................................  F-1

                                ---------------

  In deciding whether to buy our common stock, you should rely only on the information contained in this prospectus. To understand this offering fully, you should read this entire prospectus carefully, including the financial statements and notes. Individual sections of this prospectus, such as the section entitled "Prospectus Summary," are not complete and do not contain all of the information that you should consider before investing in our company. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

  Until    , 2000, all dealers that buy, sell or trade our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                ---------------

                               Prospectus Summary

  This summary highlights information found in greater detail elsewhere in this prospectus. We urge you to read the entire prospectus carefully, especially the risks of investing in our common stock discussed under "Risk Factors," before you decide to buy our common stock.

Our Business

  We are a leading provider of Internet-based marketing infrastructure services. Our "clicks-and-mortar" solutions enable our clients to direct consumers searching for a specific product or service to the nearest brick-and-mortar location that carries that product or service. We have over 270 clients with an aggregate of more than 2.5 million real world store locations. Our growing client list includes leading companies in a number of industry segments such as Barnes & Noble, Marriott, McDonald's, Mercedes-Benz and Nike.

  While use of the Internet continues to grow rapidly and consumers are increasingly going online to research products and services, an estimated 99% of all retail transactions still take place at traditional brick-and-mortar retail stores. We believe the reasons for consumers' continuing preference for shopping in retail stores include the ability to physically inspect and compare products, the possibility of same-day fulfillment and the relative ease with which products can be returned to the store where purchased. In addition, many merchants, such as restaurants, hotels and gas stations, offer goods and services that cannot be provided online. Jupiter Communications Inc., an industry research firm, has stated that the key to success for retailers in the Internet age will be to find compelling ways to direct consumers researching products online to the nearest brick-and-mortar store where they can complete a purchase.

  We provide a suite of Internet-based marketing infrastructure services designed to help our clients turn Web traffic into store traffic. We host our clients' store location and product information and deliver that information to potential customers on demand via the Internet, land-line telephones, wireless telephones and other wireless devices. We can also provide information to potential customers concerning which items are regularly stocked at given locations and what promotions are being offered by participating merchants.

  Using our services, our clients are able to:

    . Direct visitors from our clients' Web sites to the nearest store location carrying our clients' products or services. For example, Levi Strauss uses our Web Business Finder to direct customers from its Web site located at www.levi.com to the nearest store that stocks a selected model of Levi blue jeans.

    . Provide customers with store and product location information via telephone or wireless devices such as the Palm VII. For example, The Wherehouse, Inc. uses our Telephone Business Finder to direct callers to its toll-free number, 1-800-WHEREHOUSE, to the nearest Wherehouse retail music store.

    . Create a unique Web presence and extend local store-specific promotions while maintaining brand integrity. For example, CarClub.com uses our SiteMaker to permit each of its member locations to customize individual Web sites with information such as store hours and special promotions while maintaining control over CarClub.com's brand integrity through the use of standard templates.

    . Provide customers with timely and relevant information about our clients' products, services and regional promotions via electronic mail. Our clients can distribute promotional messages to consumers that have indicated a desire to receive these messages with our MailMaker service that assembles, targets and delivers electronic mail messages.

    . Provide customers with timely incentives designed to motivate purchases. Through our relationship with Prio, Inc. and other Internet-based promotion companies, our clients can extend an "Act Now!" promotional message to potential customers through a credit card rebate system that eliminates the need for paper coupons and mail-in receipts.

    . Extend their Web presence through our partnerships with Inktomi
      Corporation, ShopNow.com, Inc. and other Internet portals and search engines. For example, a consumer submitting a search request to a participating search engine will receive a list generated by our BrandFinder of nearby stores that carry the desired product.

Our Strategy

  We intend to enhance our position as a leading provider of Internet-based marketing infrastructure services that enable our clients to direct consumers to real world retail locations. Key elements of our strategy include the following:

    . expand our client base of large companies with established consumer brands;

    . enhance our relationships with existing clients;

    . continue to develop relationships with strategic technology and distribution partners;

    . expand our international presence;

    . expand our service offerings; and

    . develop our transactional revenue model to receive payments based on leads generated by, and actual sales resulting from, our services.

Our Organization

  Our principal executive offices are located at 1135A San Antonio Road, Palo Alto, California 94303, and our telephone number is (650) 237-0300. Our corporate Web site is located at www.vicinity.com. The information contained on our Web site does not constitute a part of this prospectus.

                                  The Offering

 Common stock offered.......................... 5,000,000 shares

 Common stock outstanding after this offering.. 24,235,325 shares

 Use of proceeds............................... We intend to use the net proceeds of this offering to
                                                expand our sales and marketing
                                                resources, including expanding
                                                our business in Europe and
                                                Asia, to develop new
                                                technologies and products and
                                                improve our technology
                                                infrastructure and to use the
                                                balance of the proceeds for
                                                working capital and other
                                                general corporate purposes.

 Proposed Nasdaq National Market symbol........ "VCNT"

  The 24,235,325 shares of common stock outstanding after this offering is based on the 6,119,571 shares of common stock outstanding at October 31, 1999 and includes the following:

  . the conversion of all outstanding shares of our convertible preferred stock into 12,163,373 shares of common stock upon the closing of this offering; and

  . the issuance of 952,381 shares of common stock upon the conversion of shares of Series E Preferred Stock issued to Oak Investment Partners VIII, L.P. and Oak VIII Affiliates Fund, L.P. in November 1999 upon the exercise of warrants with an exercise price of $2.10 per share.

The shares of common stock outstanding after this offering exclude the following:

  . 1,426,250 shares of common stock issuable upon exercise of outstanding stock options under our 1995 Stock Option Plan and 1996 Incentive Stock Option Plan with a weighted average exercise price of $1.03 per share; and

  .       shares of common stock issuable upon exercise of stock options to be granted contemporaneously with the closing of this offering under our 2000 Equity Participation Plan with an exercise price equal to the price to public listed on the cover of this prospectus.

Please see "Management--Employee Benefit Plans" and "Description of Capital Stock."

                   Conventions Which Apply to this Prospectus

  Unless we indicate otherwise, all information in this prospectus reflects the following:

  . our reincorporation in Delaware from California approved in October 1999 and effective in December 1999;

  . the conversion of all outstanding shares of our convertible preferred stock into 12,163,373 shares of common stock upon the closing of this offering;

  . the issuance of 952,381 shares of common stock upon the conversion of shares of Series E Preferred Stock issued to Oak Investment Partners VIII, L.P. and Oak VIII Affiliates Fund, L.P. in November 1999 upon the exercise of warrants with an exercise price of $2.10 per share; and

  . no exercise by the underwriters of their over-allotment option to purchase up to 750,000 additional shares of common stock.

  References in this prospectus to the offering refer to the initial public offering of our common stock being made by this prospectus, and references to fiscal years refer to the fiscal year of our company ended on July 31 of that year. We were incorporated as a California corporation in October 1995 and reincorporated as a Delaware corporation in December 1999. Vicinity(R) and MapBlast!(R) are registered marks of our company. Each trademark, trade name or service mark of any other company appearing in this prospectus belongs to its holder.

                         Summary Financial Information

  The following table sets forth summary financial data for our company. You should read this information together with our financial statements and the notes to those statements appearing elsewhere in this prospectus and the information under "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The pro forma data set forth below give effect to the following:

    . the conversion of all outstanding shares of our redeemable convertible preferred stock into 12,163,373 shares of common stock upon the closing of this offering; and

    . the issuance of 952,381 shares of common stock upon the conversion of shares of Series E Preferred Stock issued to Oak Investment Partners VIII, L.P. and Oak VIII Affiliates Fund, L.P. in November 1999 upon the exercise of warrants with an exercise price of $2.10 per share.

The pro forma as adjusted data set forth below are further adjusted to give effect to the sale by our company of the shares of common stock offered hereby and the application of the proceeds from this offering at an assumed initial public offering price of $11.00 per share and after deducting underwriting discounts and the estimated offering expenses payable by us.

                          ----------------------------------------------------------
                                                                Three Months Ended
                                 Year Ended July 31,                October 31,
                          -----------------------------------  ---------------------
In thousands, except per         1997        1998        1999        1998        1999
share data                -----------  ----------  ----------  ---------   ---------
Statement of Operations
 Data:
Revenues:
 License and hosting
  fees..................  $     1,419  $    4,386  $    5,657  $    1,244  $    2,166
 Service and transaction
  fees..................          --          424         767         248         365
                          -----------  ----------  ----------  ---------   ---------
  Total revenues........        1,419       4,810       6,424       1,492       2,531
Gross profit (loss).....         (557)      1,963       2,475         618         920
Loss from operations....       (6,347)     (2,469)     (5,464)       (651)     (2,927)
Net loss................       (6,238)     (2,481)     (5,515)       (669)     (2,872)
Net loss applicable to
 common stockholders....       (6,621)     (2,999)     (6,553)       (798)     (3,374)
Basic and diluted net
 loss per share.........  $     (1.61) $    (1.00) $    (1.67) $    (0.21) $    (0.71)
Weighted average shares
 outstanding used in
 basic and diluted net
 loss per share
 calculation............        4,102       2,986       3,913       3,813       4,745
Pro forma basic and
 diluted net loss per
 share (1)..............                           $    (0.50)             $    (0.20)
Weighted average shares
 outstanding used in pro
 forma basic and diluted
 net loss per share
 calculations (1).......                               13,150                  16,889

                                                  -----------------------------
                                                     As of October 31, 1999
                                                  -----------------------------
                                                                      Pro Forma
                                                                             As
                                                    Actual  Pro Forma  Adjusted
                                                  --------  --------- ---------
In thousands
Balance Sheet Data:
Cash and cash equivalents........................ $  6,663    $ 8,663   $58,663
Working capital..................................    2,521      4,521    54,521
Total assets.....................................   11,415     13,415    63,415
Deferred revenue.................................    4,754      4,754     4,754
Capital lease obligations, excluding current
 portion.........................................      524        524       524
Redeemable convertible preferred stock and
 warrants........................................   23,655        --        --
Total stockholders' equity (deficit)............. $(19,676)   $ 5,979   $55,979

------------------
(1) The pro forma basic and diluted net loss per share reflect the effect of the conversion of the weighted average number of shares of the redeemable convertible preferred stock as if the shares were converted as of the date of issuance.

                                  Risk Factors

  Any investment in our common stock involves a high degree of risk. You should consider carefully the following information about these risks, together with the other information contained in this prospectus, before you decide to buy our common stock. If any of the following risks actually occurs, our business, results of operations or financial condition would likely suffer. In addition, the market price of our common stock could decline, and you may lose all or part of the money you paid to buy our common stock.

Risks Related to our Business

Our business is difficult to evaluate because we have a limited operating history.

  Our company was founded in October 1995, and our initial revenues were derived from providing maps, driving directions and directory services. In early 1997, we refocused our business strategy on our Business Finder service. Accordingly, we have a limited operating history from which you can evaluate our present business and future prospects. As a relatively new entrant to the Internet-based marketing services business, we face risks and uncertainties relating to our ability to implement our business plan successfully. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets such as the Internet. If we are unsuccessful in addressing these risks and uncertainties, our business, results of operations, financial condition and prospects will be materially adversely affected.

We have a history of losses and negative cash flows and anticipate continued net losses because we intend to continue to invest in developing our business.

  We have not generated enough revenues to exceed the substantial amounts we have spent to develop our business. We incurred a net loss of approximately $5.5 million in fiscal 1999, $2.5 million in fiscal 1998 and $6.2 million in fiscal 1997. As of October 31, 1999, we had an accumulated deficit of approximately $18.0 million. We expect to continue to lose money for the foreseeable future because we plan to continue to incur significant expenses as we expand our sales and marketing resources, including expanding our business in Europe and Asia, and develop new technologies and products and improve our technology infrastructure. Moreover, we base current and future expense levels on our operating plans and our estimates of future revenues. If our revenues grow at a slower rate than we anticipate, or if our spending exceeds our expectations or cannot be adjusted to reflect slower revenue growth, we may not generate sufficient revenues to achieve profitability. If we do achieve profitability, we may be unable to sustain or increase profitability on a quarterly or annual basis in the future.

Our business is subject to quarterly fluctuations in operating results which may negatively impact the price of our common stock.

  You should not rely on quarter-to-quarter comparisons of our operating results as an indication of future performance. It is possible that in some future periods our quarterly operating results may fall below the expectations of public market analysts and investors. In this event, the price of our common stock is likely to fall.

  Our quarterly net loss was approximately $2.9 million for the fiscal quarter ended October 31, 1999, $2.4 million for the fiscal quarter ended July 31, 1999, $1.5 million for the fiscal quarter ended April 30, 1999 and $0.9 million for the fiscal quarter ended January 31, 1999. We expect our net loss to increase over the next several quarters because we plan to continue to incur significant expenses as we expand our sales and marketing resources, including expanding our business in Europe and Asia, and develop new technologies and products and improve our technology infrastructure. However, our quarterly operating results may fluctuate significantly in the future due to a variety of factors. These factors include the following, which are generally outside of our control:

    . competition in the markets for our services;

    . the demand for Internet-based marketing infrastructure services and seasonal trends relating to marketing spending;

    . our ability to protect our systems from telecommunications failures, power loss or equipment or software-related system failures; and

    . economic conditions specific to the Internet as well as general economic and market conditions.

  Other factors which may cause our quarterly operating results to fluctuate significantly which are at least partially under our control include:

    . the rate of new customer acquisitions;

    . whether revenues related to new customer acquisitions are recognized currently or deferred over future time periods;

    . the timing and effectiveness of our development of new services;

    . the timing and effectiveness of potential strategic alliances; and

    . changes in our operating expenses.

  In addition, our operating expenses are based on our expectations of our future revenues and some of our operating expenses are relatively fixed in the short term, including personnel costs, data support expenses and the cost of licensing necessary information. We may be unable to reduce our expenses quickly enough to offset any revenue shortfall.

We rely on increased demand and market acceptance of Internet-based marketing solutions.

  Our future success is highly dependent on an increase in the use of the Internet as a marketing medium. If demand for Internet-based marketing services fails to develop or develops more slowly than we expect, we may not generate sufficient revenues to achieve profitability. The market for Internet-based marketing services is new and rapidly evolving, and it cannot yet be compared with traditional marketing media to gauge its effectiveness. Companies that have historically relied on traditional marketing methods may be reluctant or slow to adopt online marketing. As a result, demand and market acceptance for Internet-based marketing solutions cannot yet be determined. Many of our current and potential clients have little or no experience using the Internet for marketing purposes and may allocate only a limited portion of their marketing budgets to the Internet. Companies that have invested substantial resources in traditional methods of marketing may be reluctant to reallocate those resources to online marketing. In addition, companies that have invested a significant portion of their marketing budget in online marketing may decide after a time to return to more traditional methods if they find that online marketing is a less effective method of promoting their products and services than traditional marketing methods.

We will continue to dedicate significant resources toward developing new clients in Europe and Asia; any success in these efforts may prove not to have been worth the associated expense.

  Our current business plan includes expanding into Europe and Asia. To date, we have limited experience in marketing our services internationally, and we cannot predict our success in these international markets. In order to expand overseas, we intend to enter into relationships with foreign businesses, and we cannot predict whether those relationships will be successful. Our plans to expand internationally are subject to inherent risks, including:

    . the impact of economic fluctuations in economies outside of the United
      States;

    . greater difficulty in accounts receivable collection and longer collection periods;

    . unexpected changes in regulatory requirements, tariffs and other trade barriers;


    . difficulties and costs of staffing and managing foreign operations due to distance, as well as language and cultural differences;

    . political instability, currency exchange fluctuations and potentially adverse tax consequences; and

    . reduced protection for intellectual property rights outside the United
      States.

We cannot predict whether the expansion of our business internationally will be successful. The results of our efforts may prove not to have been worth the associated expense and opportunity cost.

Historically, we have depended on a limited number of services for most of our revenues.

  Historically, we have derived most of our revenues from our Web Business Finder, maps, driving directions and directory services, which represented approximately 78% of our revenues in the fiscal quarter ended October 31, 1999, 86% of our revenues in fiscal 1999 and 91% of our revenues in fiscal 1998. Our results of operations would be materially and adversely affected by a reduction in demand or a change in the pricing structure for these services.

We have relied on our ability to sell existing customers additional services to generate revenue and the continued growth of our business depends on our ability to continue to do so in the future.

  Much of our past sales growth is the result of selling additional services to existing clients. Our growth strategy depends on the introduction of new services that we hope to sell to our existing clients. We may not develop any of these new services in a cost-effective and timely manner, and we have insufficient experience with these new service offerings to know whether they will be well received by our clients. Any new service we introduce that is not favorably received could damage our relationships with our clients. If our existing clients decide to maintain their current level of service and not upgrade to additional services, we will fall short of our projected sales and would have to cultivate new sales opportunities, which may be expensive and might not materialize. In fiscal 1999 and the fiscal quarter ended October 31, 1999, AutoTrader.com accounted for approximately 11% and 3%, respectively, of our revenues.

We may be unable to maintain our current pricing structure because our business is changing rapidly as are the services that we provide.

  Our current business model is to provide marketing infrastructure services to our business clients. We may not achieve an acceptable level of profitability, or become profitable at all, if our clients' marketing executives do not perceive that the use of our services will improve the effectiveness of their marketing campaigns or if they are otherwise unable to generate a significant return on investment from using our products and services. Internet-based marketing services are relatively new and unproven and may not achieve widespread customer acceptance. To be successful, we must adapt to our rapidly changing market by continually enhancing the technologies used in our services and introducing new technology to address the changing needs of our clients. Under our current pricing structure, clients pay for our services through set-up and annual fees. There is a risk that competition with respect to products and services we provide will eventually result in very low prices for our products and services. If we are unable to maintain an adequate pricing structure, we will not generate sufficient revenues to achieve and maintain profitability.

Our business is dependent on the continuous, reliable and secure operation of our databases and the related services that we provide, and a system failure could negatively impact our business.

  Our operations are dependent on our ability to maintain our databases, servers and communications equipment in effective working order and to protect them from fire, natural disaster, sabotage, power loss, telecommunications failure, human error or similar events. Although we maintain back-up data at a second site, a system failure or natural disaster could significantly disrupt our operations. Any system failure, including a network, software or hardware failure, that causes an interruption in the performance of our products and services or a decrease in responsiveness of our services could result in lost clients, reduced revenue and harm to our reputation. Despite the implementation of security measures and standard operating procedures, our infrastructure may also be vulnerable to computer viruses, hackers, human error or similar problems caused by our employees, clients or Internet users. A party who is able to circumvent our security measures could misappropriate proprietary database information or cause interruptions in our operations. As a result, we may be required to expend significant capital and other resources to help protect against, or to alleviate problems caused by, these security breaches. Our insurance may not adequately compensate us for any losses that may occur due to any failure in our system or interruption in our service. In addition, the growth of our business may strain the capacity of our computers and telecommunications systems. If we are unable to maintain or upgrade our systems, they could fail or suffer a degradation in performance. Any damage, failure or delay that causes significant interruption in our databases or other systems would adversely affect our operating results and could cause the price of our common stock to decline.

Our current business plan depends in significant part on third party relationships, many of which are short-term or terminable.

  We presently rely on our arrangements with strategic partners, including Inktomi and Netopia, to provide key services, marketing opportunities, technologies, clients and users. These arrangements can be terminated by our partners in some circumstances. If our relationships with our strategic partners were terminated, we would have to adapt our operations or business plan, which may take time and may interrupt the provision of affected services. In addition, many companies that we may approach for a strategic relationship in the future may have conflicting relationships with others. As a result, these companies may be reluctant to enter into strategic relationships with us. If we do not establish additional, and maintain existing, strategic relationships on commercially reasonable terms or if our strategic relationships do not result in an increase in the number of users of our services, we may be unable to continue to offer existing products or to develop new products and we may not experience a significant portion of the anticipated growth in our clients and the number of end-users of our services.

As a result, we may not generate sufficient revenues to achieve profitability, and the price of our common stock is likely to fall. In addition, strategic relationships may be difficult to implement and may not provide the anticipated benefits.

We are dependent on a limited number of third parties for a significant portion of our geographic data.

  Our products and services rely on the availability and accuracy of geographic data. We have licensed a significant portion of our geographic data from a limited number of sources through non-exclusive, short-term contractual arrangements. If any of these third parties were to merge or be acquired, the number of sources providing this geographic data would be further reduced. Given the short terms of our geographic data licenses, we will have to renegotiate our contracts in the foreseeable future which may result in contractual terms that are not as favorable to us as our existing data licenses. If we cannot maintain these data licenses or any other third-party license arrangement on commercially reasonable terms, the accuracy of our services may suffer.

If we are unable to generate fast and accurate responses to queries, the marketability of our services will be reduced.

  If we are unable to generate responses quickly or if the responses we generate are not accurate, the marketability of our services will be reduced and we may experience a decline in the number of users of our services. The accuracy of our services is substantially dependent on the accuracy of data that we license from third parties. We plan to update our geographic databases periodically. However, in view of the complexity of updating multiple databases, revising software and the need to obtain geographic data for address information from third parties, we may not be able to perform these updates as planned. This could harm our business, financial condition and results of operations.

We have recently experienced and currently anticipate rapid growth in our business, and any inability to manage this growth could harm our business.

  In order to execute our business plan, we must grow significantly. The number of our employees grew from 49 as of October 31, 1998 to 121 as of December 10, 1999. We expect that the number of our employees will continue to increase for the foreseeable future, in particular with respect to persons engaged in product development, professional services and sales activities. This growth has placed, and our anticipated future growth combined with the requirements we will face as a public company will continue to place, a significant strain on our management systems and resources. We expect that we will need to continue to improve our financial and managerial controls and reporting systems and procedures. We will also need to continue to expand and maintain close coordination among our technical, finance, sales and marketing groups.

We will not be able to execute our business plan if we cannot increase our direct and indirect sales channels.

  We will need to expand substantially our direct and indirect sales operations, both domestically and internationally, in order to increase market awareness and sales of our products. Our products and services require a sophisticated sales effort targeted at several people within our prospective clients' organizations. We have recently expanded our direct sales force and plan to hire additional sales personnel. Competition for qualified sales personnel is intense, and we might not be able to hire the kind and number of sales personnel we are targeting. In addition, we believe that our future success is dependent upon establishing and maintaining productive relationships with a variety of distribution partners, resellers, systems integrators and joint marketing partners. We cannot be sure that we will be successful in signing up desired partners or that our partners will devote adequate resources or have the technical and other sales capabilities to sell our products.

  Similarly, the complexity of our products and the difficulty of installing them require highly trained customer service and support personnel. We currently have a small customer service and support organization, and we will need to increase our staff to support new services, new customers and the expanding needs of existing customers. Competition for customer service and support personnel is intense in our industry due to the limited number of people available with the necessary technical skills and understanding of the Internet.

Acquisitions or strategic investments may disrupt or otherwise have a negative impact on our business.

  We may acquire or make investments in complementary businesses, technologies, services or products, or enter into strategic partnerships with parties who can provide access to those assets, if appropriate opportunities arise. From time to time we have had discussions and negotiations with companies regarding our acquiring, investing in or partnering with their businesses, products, services or technologies, and we regularly engage in these discussions and negotiations in the ordinary course of our business. Some of those discussions also contemplate the other party making an investment in our company. We may not identify suitable acquisition, investment or strategic partnership candidates, or if we do identify suitable candidates, we may not complete those transactions on commercially acceptable terms or at all. If we acquire another company, we could have difficulty in assimilating that company's personnel, operations, technology and software. In addition, the key personnel of the acquired company may decide not to work for us. If we make other types of acquisitions, we could have difficulty in integrating the acquired products, services or technologies into our operations. These difficulties could disrupt our ongoing business, distract our management and employees and increase our expenses. Furthermore, we may incur indebtedness or issue equity securities to pay for any future acquisitions. The issuance of equity securities would dilute the ownership interests of the holders of our common stock. As of the date of this prospectus, we have no agreement to enter into any material investment or acquisition transaction.

We face competition and may face future competition from companies with different business strategies which could cause us to lower our prices or to lose a significant portion of our market share.

  We may be unable to compete successfully with current or future competitors. We face competition from many companies, both traditional and online. Increased competition could result in price reductions for our services, reduced gross margins and loss of our market share. In fiscal 1998, we lost our then largest client, Yahoo!, due to price competition with a competitor that continues to provide map and driving direction services to Yahoo!.

  Many of our existing competitors, as well as potential future competitors, have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than our company. These advantages may allow them to respond more quickly and effectively to new or emerging technologies and changes in customer requirements. It may also allow them to engage in more extensive research and development, undertake farther-reaching marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to potential employees and strategic partners. One or more of these companies could adopt a different business strategy for achieving profitability which could allow them to charge fees that are lower than ours in order to attract clients. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products or services to address the needs of our current and prospective clients.

  Online marketing is a rapidly developing industry, and new types of products and services may emerge that are more attractive to consumers and marketers than the types of services we offer. As a result, it is possible that new competitors may emerge and rapidly acquire significant market share. See "Business--Competition."

Without the continued growth in use of the Internet and wireless devices, we may not experience a significant portion of the growth currently anticipated.

  Our future success is substantially dependent upon continued growth and use of the Internet and wireless devices such as cellular telephones. Rapid growth in the use of and interest in the Internet and wireless devices is a relatively recent phenomenon and may not continue to grow at their current rates. Internet usage may be inhibited for any of the following reasons:

    . the inability of Web sites to provide security and authentication of confidential information contained in transmissions over the Internet; and

    . the inability of Web sites to respond to privacy concerns of potential users, including concerns related to the placement by Web sites of information, so-called cookies, on a user's hard drive without the user's knowledge or consent.

  Even if the Internet and wireless services continue to experience significant growth in the number of users and level of use, the Internet and wireless services infrastructures may not be able to support the demands placed upon them by this growth. Our success and the viability of the Internet and wireless services as information media and commercial marketplaces will depend in large part upon the development of robust telecommunications infrastructure for providing Internet access and carrying Internet and wireless traffic. If the use of the Internet and wireless services do not continue to grow, if the necessary telecommunications infrastructure or complementary products are not developed or do not effectively support growth that may occur or if the Internet and wireless services do not become viable information media and commercial marketplaces, we may not experience a significant portion of the growth currently anticipated and the price of our common stock is likely to fall.

We face a competitive labor market for highly skilled employees which we must attract, retain and motivate in order to execute our growth plan.

  Our future success depends on our ability to attract, train, motivate and retain highly skilled employees. Competition for employees among Internet and software companies is intense, particularly in the Silicon Valley area in which our headquarters are located. We may be unable to retain our key employees or attract, assimilate or retain other highly qualified employees in the future. We have from time to time in the past experienced, and we expect to continue to experience in the future, difficulty in hiring and retaining highly skilled employees with appropriate qualifications. The inability to attract additional qualified personnel could disrupt the implementation of our growth strategy upon which the success of our business depends.

We are highly dependent on the acceptance and effectiveness of the Internet as a medium for consumer transactions.

  The future success of a number of our products and services is dependent in large part on an increase in the use of the Internet for business transactions with consumers. The electronic commerce market is new and rapidly evolving and the extent of consumer acceptance of the Internet cannot yet be determined. If a sufficiently broad base of consumers do not accept the use of the Internet for transacting business, our business, financial condition and results of operations could be materially and adversely affected.

If we fail to protect our intellectual property rights or face a claim of intellectual property infringement by a third-party, we could lose our intellectual property rights or be liable for significant damages.

  Our success depends significantly upon our proprietary technology. We currently rely on a combination of copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect our proprietary rights. Our employees are generally required to execute confidentiality and assignment agreements which transfer any rights they may have in copyrightable works or patentable technologies to us. In addition, prior to entering into discussions with strategic partners, we generally require that these parties enter into a non-disclosure agreement. If these discussions result in a license or other business relationship, we also generally require that the agreement setting forth the parties' respective rights and obligations include provisions for the protection of our intellectual property rights. Our failure to enter into these agreements when appropriate or our inability to enforce our rights under one or more of these agreements could jeopardize our ability to protect our intellectual property. This could materially and adversely affect our business.

  We have applied for registration of a number of service marks and trademarks, including "Vicinity," "Business Finder" and "MapBlast!," in the United States and in other countries, and will seek to register additional service marks and trademarks, as appropriate. We may be unsuccessful in obtaining the service marks and trademarks for which we have applied. We may not be granted any patent with respect to our technology, and any patent which is granted may be challenged or invalidated. We may not develop proprietary products or technologies that are patentable, and any issued patent may not provide us with any competitive advantages or withstand challenges by third parties. In addition, the patents of others may adversely affect our ability to conduct our business. Despite our efforts to protect our proprietary rights, unauthorized parties may copy aspects of our products or services or obtain and use information that we regard as proprietary. The laws of some foreign countries do not protect proprietary rights to as great an extent as do the laws of the United States, and we do not currently have any patents or patent applications pending in any foreign country. Our means of protecting our proprietary rights may not be adequate, and our competitors may independently develop similar technology or duplicate our products or design around patents issued to us or our other intellectual property rights. Our failure to protect our proprietary rights adequately or our competitors' successful duplication of our technology could harm our operating results and cause the price of our common stock to decline.

Litigation over intellectual property rights could disrupt or otherwise have a negative impact on our business.

  There has been frequent litigation in the computer industry regarding intellectual property rights. We have in the past been subject to claims regarding the alleged intellectual property rights of third parties. In fiscal 1999, we entered into a settlement agreement and agreed to pay $440,500 for a patent license with respect to an intellectual property rights claim. Third parties may make additional claims of infringement by us with respect to current or future products, trademarks or other proprietary rights. These claims could be time-consuming, result in costly litigation, divert our management's attention, cause product or service release delays, require us to redesign our products or services or require us to enter into costly royalty or licensing agreements.

Privacy concerns may adversely affect our ability to implement our Internet solutions.

  Web sites and Internet ad servers typically place a small file commonly known as a "cookie" on a user's hard drive, generally without the user's knowledge or consent. In the future, we may introduce products and services that are dependent on the use of cookies to collect, sort and analyze information about Internet users. Most currently available Internet browsers allow users to modify their browser settings to prevent cookies from being stored on their hard drive or to delete cookies at any time. In addition, some Internet commentators and privacy advocates have suggested limiting or eliminating the use of cookies. The effectiveness of our services would be greatly limited by a significant reduction or limitation in the use of cookies. In addition, privacy concerns may cause some Web users to be less likely to visit Web sites that use cookies. If enough Web users choose not to visit sites that use cookies, our ability to sell our future products and services that are dependent on the use of cookies would be adversely affected and could require us to alter or adjust our business plan.

Legislation or regulations may be adopted that could affect our ability to generate or use information for profiles and may hinder our ability to conduct business.

  The legal and regulatory environment governing the Internet and the use of information about Internet users is constantly evolving. United States legislators in the past have introduced a number of bills aimed at regulating the collection and use of personal data from Internet users and additional similar bills may be considered during any congressional session. Although we believe no current legislation has had a material adverse effect on our business, it is possible that a bill may be enacted into law that negatively affects our ability to collect and use data about Internet users or that otherwise affects our business. The European Union has recently adopted a directive addressing data privacy that may result in limitations on the collection and use of specific personal information regarding Internet users. In addition, Germany has imposed its own laws protecting data that can become personally identifiable through subsequent processing. Other countries may also enact limitations on the use of personal data.

  To date, these regulations have not materially restricted the use of our products. However, legislation or regulations may in the future be adopted which may limit our ability to target advertising or collect and use information in one or more countries. Further, a number of laws and regulations have been and may be adopted covering issues such as pricing, acceptable content, taxation and quality of products and services on the Internet. This legislation could dampen the growth in use of the Internet generally and decrease the acceptance of the Internet as a communications and commercial medium. In addition, due to the global nature of the Internet, it is possible that multiple federal, state or foreign jurisdictions might inconsistently regulate our activities or the activities of ad networks or Web sites.

Risks Related to this Offering

Our management will have broad discretion in using the proceeds from this offering and therefore investors will be relying on the judgment of our management to invest those funds effectively.

  We intend to use the net proceeds of this offering to expand our sales and marketing resources, including expanding our business in Europe and Asia, to develop new technologies and products and improve our technology infrastructure and for working capital and other general corporate purposes. The amounts and timing of these expenditures will vary significantly depending upon a number of factors, including the amount of cash generated by our operations, the progress of our services development activities and the market response to introduction of any new services. In addition, we may use a portion of the net proceeds from this offering to acquire or invest in businesses, products, services or technologies complementary to our current business, through mergers, acquisitions, joint ventures or otherwise. However, we have no specific agreements or commitments and are not currently engaged in any negotiations with respect to these transactions. Accordingly, our management will retain broad discretion with respect to the expenditure of proceeds. Investors will be relying on the judgment of our management regarding the application of the proceeds of this offering.

We may be unable to raise additional financing.

  We may need to raise additional funds in the future in order to implement our business plan, to fund more aggressive marketing programs or to acquire complementary businesses, technologies or services. Any required additional financing may be unavailable on terms favorable to us, or at all. If we raise additional funds by issuing equity securities, you may experience significant dilution of your ownership interest and these securities may have rights senior to those of the holders of our common stock. If additional financing is not available when required or is not available on acceptable terms, we may be unable to fund our expansion, develop or enhance our products and services, take advantage of business opportunities or respond to competitive pressures.

Market prices of emerging Internet companies have been highly volatile, and the market for our stock may exhibit volatility as well.

  The financial markets have experienced significant price and volume fluctuations, and the market prices of technology companies, particularly Internet-related companies, have been and continue to be extremely volatile. Volatility in the price of our common stock may be caused by factors outside of our control and may be unrelated or disproportionate to our operating results. In the past, following periods of volatility in the market price of a public company's securities, securities class action litigation has often been instituted against that company. Securities class action litigation could result in substantial costs and a diversion of our management's attention and resources.

We have negative net book value for accounting purposes, and new investors will suffer immediate and substantial dilution in the tangible net book value of their shares.

  The purchase price of the common stock offered by this prospectus will be substantially higher than the tangible book value of our outstanding common stock. Any shares you purchase in this offering will have a post-closing net tangible book value of $8.69 per share less than the initial public offering price paid, assuming an initial public offering price of $11.00 per share. Investors who purchase common stock in this offering will therefore experience immediate and significant dilution in the tangible net book value of their investment. For additional information regarding dilution to investors in our common stock, please see "Dilution."

The large number of shares eligible for public sale after this offering could cause our stock price to decline.

  The market price of our common stock could decline as a result of sales of a large number of shares after this offering or the perception that sales could occur. The large number of shares eligible for sale might make it more difficult for us to sell common stock in the future at a time and at a price that we deem appropriate. After this offering, we will have an aggregate of 24,235,325 shares outstanding. Of the outstanding shares, the 5,000,000 shares sold in this offering will be freely tradable, other than shares purchased by our affiliates. The remaining shares may be sold only pursuant to a registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act. After the closing of this offering, holders of 16,682,100 shares of common stock will be entitled to demand and piggyback registration rights with respect to the registration of their shares under the Securities Act. For additional information regarding these registration rights, please see "Description of Capital Stock-- Registration Rights" and "Shares Eligible for Future Sale." Each of our directors and executive officers and several of our current stockholders has agreed not to offer, sell or agree to sell, directly or indirectly, or otherwise dispose of any equity shares without the prior written consent of J.P. Morgan Securities, Inc. for a period of 180 days from the date of this prospectus. For additional information regarding possible future sales of our securities, please see "Underwriting" and "Shares Eligible for Future Sale."

We do not plan to pay dividends in the foreseeable future.

  We do not anticipate paying cash dividends to the holders of our common stock in the foreseeable future. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize on their investment. Investors seeking cash dividends should not purchase our common stock.

A third party's ability to acquire us might be more difficult because of anti-takeover provisions in our certificate of incorporation and bylaws.

  We are authorized to issue five million shares of undesignated preferred stock. Our Board of Directors has the authority to issue the preferred stock in one or more series and to fix the price, rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting a series or the designation of any series, without any further vote or action by our stockholders. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of delaying, deferring or preventing a change in control of our company without further action by our stockholders and may adversely affect the market price of our common stock and the voting and other rights of our stockholders. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of our common stock, including the loss of voting control to others. We have no current plans to issue any shares of preferred stock.

  Provisions of our Certificate of Incorporation and Bylaws eliminate the right of stockholders to act by written consent without a meeting, eliminate the right of stockholders to call a special meeting of stockholders, specify procedures for nominating directors and submitting proposals for consideration at stockholder meetings and provide for a staggered Board of Directors, so that no more than three directors could be replaced each year and it would take three successive annual meetings to replace all directors. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our Board of Directors and in the policies formulated by our Board of Directors and to discourage some transactions which may involve an actual or threatened change of control of our company. These provisions are designed to reduce the vulnerability of our company to an unsolicited acquisition proposal and, accordingly, could discourage potential acquisition proposals and delay or prevent a change in control of our company. These provisions are also intended to discourage tactics that may be used in proxy fights but could, however, have the effect of discouraging others from making tender offers for our common stock and, consequently, may also inhibit fluctuations in the market price of our common stock that could result from actual or rumored takeover attempts. These provisions may also have the effect of preventing changes in the management of our company.

Many corporate actions will be controlled by officers, directors and affiliated entities regardless of the opposition of other investors or the desire of other investors to pursue an alternative course of action.

  We anticipate that the executive officers, directors and entities affiliated with them will, in the aggregate, beneficially own approximately 43.0% of our outstanding common stock following the completion of this offering. These stockholders, if acting together, would be able to significantly influence all matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions. See "Principal Stockholders."

                           Forward-looking Statements

  This prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "intend," "anticipate," "believe," "estimate" and "continue" or similar words. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial condition or state other forward-looking information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to predict or control. The factors listed in the sections captioned "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in the "Risk Factors" section and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section and elsewhere in this prospectus could have a material adverse effect on our business, operating results and financial condition.

                                Use of Proceeds

  The net proceeds to us from the sale of the shares offered by this prospectus, after deducting underwriting discounts and the estimated offering expenses, are estimated to be approximately $50 million ($58 million if the underwriters' over-allotment option is exercised in full), assuming an initial public offering price of $11.00 per share. We currently estimate that we will use the net proceeds of this offering as follows:

  .  approximately $     million to expand our sales and marketing resources,
     including expanding our business in Europe and Asia;

  .  approximately $     million to develop new technologies and products and
     improve our technology infrastructure; and

  . the balance of the proceeds of this offering for working capital and other general corporate purposes.


  In addition, we may use a portion of the net proceeds from this offering to acquire or invest in businesses, products, services or technologies complementary to our current business through mergers, acquisitions, joint ventures or otherwise. However, we have no specific agreements or commitments and are not currently engaged in any negotiations with respect to these transactions.

  In order to expand our sales and marketing resources, we intend to hire and train significant additional sales and marketing personnel in the United States, Europe and Japan. In addition, we plan to increase spending on advertising, marketing and public relations projects in order to increase awareness of our company and services and to attract new clients and partners. In order to develop new technologies and products, we intend to hire and train additional engineering personnel, to develop and license additional software and technology and to purchase or license additional information content consistent with our business strategy. In order to develop our technology infrastructure, we intend to develop or license new software applications, to purchase additional computer hardware and to open new data centers to host our clients' data.

  We have not yet finalized the amount of net proceeds to be used specifically for each of the foregoing purposes. Accordingly, our management will have significant flexibility in applying the net proceeds of this offering. Pending any use, as described above, we intend to invest the net proceeds in high quality, interest-bearing securities. See "Risk Factors--Our management will have broad discretion in using the proceeds from this offering and therefore investors will be relying on the judgment of our management to invest those funds effectively."

                                Dividend Policy

  We have not declared or paid any cash dividends on our capital stock since inception and do not expect to pay any cash dividends for the foreseeable future. We currently intend to retain future earnings, if any, to finance the expansion of our business. You should not purchase our common stock with the expectation of receiving cash dividends.

                                 Capitalization

  The following table sets forth, as of October 31, 1999, the cash and cash equivalents and the capitalization of our company on an actual, pro forma and pro forma as adjusted basis:

  The pro forma data set forth below give effect to the following:

    . the conversion of all outstanding shares of our redeemable convertible preferred stock into 12,163,373 shares of common stock upon the closing of this offering; and

    . the issuance of 952,381 shares of common stock upon the conversion of shares of Series E Preferred Stock issued to Oak Investment Partners VIII, L.P. and Oak VIII Affiliates Fund, L.P. in November 1999 upon the exercise of warrants with an exercise price of $2.10 per share.

The pro forma as adjusted data set forth below are further adjusted to give effect to the sale by our company of the shares of common stock offered hereby and the application of the proceeds from this offering at an assumed initial public offering price of $11.00 per share and after deducting underwriting discounts and the estimated offering expenses payable by us. This information should be read in conjunction with our financial statements and the notes relating to our financial statements appearing elsewhere in this prospectus.

                                                --------------------------------
                                                    As of October 31, 1999
                                                --------------------------------
                                                                       Pro Forma
                                                  Actual  Pro Forma  As Adjusted
In thousands, except per share data             --------  ---------  -----------
Cash and cash equivalents...................... $  6,663  $  8,663     $58,663
                                                ========  ========    ========
Capital lease obligations, excluding current
 portion....................................... $    524  $    524    $    524
Redeemable convertible preferred stock; $0.001
 par value; 12,520 shares authorized; 11,567
 shares issued and outstanding actual; no
 shares issued and outstanding pro forma or pro
 forma as adjusted.............................   23,655        --          --
Stockholders' equity (deficit):
  Preferred stock, $0.001 par value, 5,000
   shares authorized; no shares issued and
   outstanding actual, pro forma or pro forma
   as adjusted.................................       --        --          --
  Common stock, $0.001 par value, 22,000
   shares authorized actual and pro forma;
   75,000 shares authorized pro forma as
   adjusted; 6,120 shares issued and
   outstanding actual; 19,235 shares issued
   and outstanding pro forma; and 24,235
   shares issued and outstanding pro forma as
   adjusted....................................        6        19          24
  Additional paid-in capital...................     (432)   26,073      76,068
  Deferred stock-based compensation............   (1,897)   (1,897)     (1,897)
  Notes receivable from employees upon
   purchase of stock...........................     (213)     (213)       (213)
  Accumulated deficit..........................  (18,003)  (18,003)    (18,003)
                                                --------  --------    --------
     Total stockholders' equity (deficit)......  (19,676)    5,979      55,979
                                                --------  --------    --------
       Total capitalization.................... $  4,503  $  6,503    $ 56,504
                                                ========  ========    ========

                                    Dilution

  Our pro forma net tangible book value as of October 31, 1999 was $5.9 million or $0.31 per share of common stock. Pro forma net tangible book value per share is equal to the amount of our total tangible assets (total assets less intangible assets) less total liabilities, divided by the pro forma number of shares of common stock outstanding as of October 31, 1999. Assuming the sale by us of the shares offered by this prospectus at an assumed initial public offering price of $11.00 per share and after deducting underwriting discounts and the estimated offering expenses payable by us, our as adjusted pro forma net tangible book value as of October 31, 1999 would have been $56.0 million, or $2.31 per share of common stock. This represents an immediate increase in pro forma net tangible book value of $2.00 per share to existing stockholders and an immediate dilution in pro forma net tangible book value of $8.69 per share to new investors. The following table illustrates this per share dilution:

Assumed initial public offering price per share.................         $11.00
  Pro forma net tangible book value per share as of October 31,
   1999......................................................... $(0.31)
  Pro forma increase in net tangible book value attributable to
   new investors................................................   2.00
                                                                 ------
Pro forma net tangible book value per share after this
 offering.......................................................           2.31
                                                                         ------
Pro forma dilution per share to new investors...................         $ 8.69
                                                                         ======

  The following table summarizes, on a pro forma basis as of October 31, 1999, the total number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by existing stockholders and by new investors purchasing shares in this offering:

                           -----------------------------------------------------
                            Shares Purchased  Total Consideration
                           ------------------ -------------------- Average Price
                               Number Percent       Amount Percent     Per Share
                           ---------- ------- ------------ ------- -------------
Existing stockholders....  20,661,575  80.5%  $25,460,821   31.6%     $ 1.23
New investors............   5,000,000  19.5     55,000,000  68.4      $11.00
                           ----------  ----   ------------  ----
  Total..................  25,661,575   100%  $ 80,460,821   100%
                           ==========  ====   ============  ====

  The foregoing tables and calculations give effect to the following:

  . the issuance of 952,381 shares of common stock upon the conversion of shares of Series E Preferred Stock issued to Oak Investment Partners VIII, L.P. and Oak VIII Affiliates Fund, L.P. in November 1999 upon the exercise of warrants with an exercise price of $2.10 per share; and

  . the issuance of 1,426,250 shares of common stock issuable upon exercise of stock options outstanding as of October 31, 1999 under our 1995 Stock Option Plan and 1996 Incentive Stock Option Plan with a weighted average exercise price of $1.03 per share. Please see "Management--Employee Benefit Plans" and "Description of Capital Stock."

                            Selected Financial Data

  The following selected financial data should be read in conjunction with the financial statements and the notes to our financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The statement of operations data for the fiscal years ended July 31, 1997, 1998 and 1999, and the balance sheet data as of July 31, 1998 and 1999, are derived from our audited financial statements included elsewhere in this prospectus. The statement of operations data for the period ended July 31, 1996 and the balance sheet data at July 31, 1996 and 1997 are derived from audited financial statements not included in this prospectus. The statement of operations data for each of the three-month periods ended October 31, 1998 and 1999 and the balance sheet data as of October 31, 1999 are derived from our unaudited interim financial statements included elsewhere in this prospectus. In management's opinion, the unaudited financial statements have been prepared on substantially the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations for these periods. Historical results are not indicative of the results to be expected in the future.

                          ------------------------------------------------------------
                          October 15,                                   Three Months
                                 1995                                   Ended October
                          (inception)       Year Ended July 31,              31,
                          to July 31,  -------------------------------  --------------
In thousands, except per         1996       1997       1998       1999    1998    1999
share data                -----------  ---------  ---------  ---------  ------  ------
Statement of Operations Data:
Revenues:
 License and hosting
  fees..................       $   20  $   1,419  $   4,386  $   5,657  $1,244  $2,166
 Service and transaction
  fees..................          --         --         424        767     248     365
                               ------  ---------  ---------  ---------  ------  ------
  Total revenues........           20      1,419      4,810      6,424   1,492   2,531
Cost of revenues........            9      1,976      2,847      3,949     874   1,611
                               ------  ---------  ---------  ---------  ------  ------
Gross profit (loss).....           11       (557)     1,963      2,475     618     920
Operating expenses:
 Product development....          285      1,703      1,551      1,748     339     681
 Sales and marketing....          298      2,959      1,676      3,588     568   2,203
 General and
  administrative........          297      1,128      1,205      1,995     362     766
 Other..................          --         --         --         441     --      --
 Stock-based
  compensation..........          --         --         --         167     --      197
                               ------  ---------  ---------  ---------  ------  ------
  Total operating
   expenses.............          880      5,790      4,432      7,939   1,269   3,847
                               ------  ---------  ---------  ---------  ------  ------
Loss from operations....         (869)    (6,347)    (2,469)    (5,464)   (651) (2,927)
Other expense (income),
 net....................           (5)      (109)        12         51      18     (55)
                               ------  ---------  ---------  ---------  ------  ------
Net loss................         (864)    (6,238)    (2,481)    (5,515)   (669) (2,872)
Net loss applicable to
 common stockholders....         (898)    (6,621)    (2,999)    (6,553)   (798) (3,374)
 Basic and diluted net
  loss per share........       $(0.20) $   (1.61) $   (1.00) $   (1.67) $(0.21) $(0.71)
Weighted average shares
 outstanding used in
 basic and diluted net
 loss per share
 calculations...........        4,458      4,102      2,986      3,913   3,813   4,745

                         -----------------------------------------------------
                                     As of July 31,                    As of
                         ------------------------------------------   October
                              1996       1997       1998       1999  31, 1999
In thousands             ---------  ---------  ---------  ---------  ---------
Balance Sheet Data:
Cash and cash
 equivalents............ $   1,015  $     912  $     264  $   9,060  $   6,663
Working capital.........       931       (106)    (2,381)     4,220      2,521
Total assets............     1,509      1,623      1,821     13,203     11,415
Deferred revenue........       114        885      2,477      4,955      4,754
Capital lease
 obligations, excluding
 current portion........       --         --         --         298        524
Redeemable convertible
 preferred stock and
 warrants...............     2,094      7,454      7,972     21,403     23,655
Total stockholders'
 deficit................ $    (890) $  (7,512) $ (10,287) $ (16,569) $ (19,676)

                      Management's Discussion and Analysis
                 Financial Condition and Results of Operations

  The following discussion of the financial condition and results of operations of our company should be read in conjunction with the financial statements and the notes to those statements included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Please see "Risk Factors."

Overview

  We are a leading provider of Internet-based marketing infrastructure services. Our clients use our services to direct consumers searching for a specific product or service to the nearest brick-and-mortar store that carries that product or service. Our company was formed in October 1995, and our initial revenues were derived from providing maps, driving directions and directory services to regional telephone companies and large portal companies. In fiscal 1997, we restructured our company by cutting staff and expenses, hiring a new chief executive officer and refocusing our strategy on our Business Finder service.

  In fiscal 1998, we grew our clients from 102 companies to 193 companies as a result of the continued concentration of our efforts on Business Finder. We continued to increase our revenues in fiscal 1998 despite the loss of our biggest customer at the time, Yahoo!. In fiscal 1999, we recruited additional key members of our management team and expanded our product offerings to include Telephone Business Finder, SiteMaker and Print Maps. Historically, we have generated substantially all of our revenues from our Web Business Finder, maps, driving directions and directory services.

  We have not achieved profitability on a quarterly or annual basis and expect to continue to incur net losses for the foreseeable future. We anticipate incurring significant sales and marketing, product development and administrative expenses as we continue to expand our product offerings and attempt to build our customer base.

Revenue Recognition

  We primarily derive revenue from license and hosting fees. These revenues are recognized ratably over the life of the contract, which typically has one year, non-refundable terms. Service and transaction fees consist of revenue generated from project related professional services and to a lesser degree from advertising, sponsorship and e-commerce transactions. These revenues are recognized as the services are performed. We have no barter agreements, and no revenues have been derived from barter transactions to date.

  Deferred revenue consists of customer payments received and accounts receivable recorded in advance of recognizing revenue for license and hosting revenues.

Stock-based Compensation Expense

  As of October 31, 1999, we recorded deferred stock-based compensation expense aggregating $2.3 million for the difference at the date of grant between the exercise price and the fair value of the common stock underlying stock options granted in fiscal 1999 and the first quarter of fiscal 2000. Of this amount, we recognized $0.2 million in fiscal 1999 and $0.2 million in the fiscal quarter ended October 31, 1999. In addition, we expect to recognize $0.8 million in the remainder of fiscal 2000, $0.6 million in fiscal 2001 and $0.5 million in later years.

Results of Operations

Comparison of three months ended October 31, 1999 to three months ended October 31, 1998

  Revenues. In the three months ended October 31, 1999, we had $2.5 million in total revenues, compared to $1.5 million for the three months ended October 31, 1998, representing an increase of $1.0 million, or 70%. Revenues associated with license and hosting fees were $2.2 million in the three months ended October 31, 1999, compared to $1.2 million in the three months ended October 31, 1998, representing an increase of $1.0 million, or 74%. Our service and transaction fees were $0.4 million in the three months ended October 31, 1999. The increase in license and hosting fees revenues was primarily attributable to growth in our customer base due to increased market acceptance in our targeted markets.

  Deferred revenues as of October 31, 1999, were $4.8 million, compared to $2.7 million as of October 31, 1998, representing an increase of $2.1 million, or 74%.

  Cost of Revenues. These costs include salaries and benefits of our operations personnel, the cost of acquiring data and content, the leasing and depreciation costs of our computer hosting equipment and Internet connection and data center charges. Cost of revenues was $1.6 million for the three months ended October 31, 1999, compared to $0.9 million for the three months ended October 31, 1998, representing an increase of $0.7 million, or 84%. This increase was due to increases in headcount to support our business growth, the expansion of our data centers with related increases in equipment costs and additions to our set of content providers.

  Product Development. This expense consists primarily of salaries and benefits, consulting expenses and equipment costs. To date, we have expensed all product development costs as incurred. Product development expense was $0.7 million for the three months ended October 31, 1999, compared to $0.3 million for the three months ended October 31, 1998, representing an increase of $0.4 million, or 100%. This increase was primarily attributable to increases in personnel and personnel-related costs due to our expanded product offerings. We expect our product development expense to increase, albeit at a slower rate than that experienced during the latter half of fiscal 1999, as we continue to add members to our product development teams.

  Sales and Marketing. This expense consists primarily of salaries, commissions, promotions costs and advertising and travel-related expenses. Sales and marketing expense was $2.2 million for the three months ended October 31, 1999, compared to $0.6 million for the three months ended October 31, 1998, representing an increase of $1.6 million, or 288%. This increase was primarily attributable to increases in personnel, personnel-related costs, promotion and advertising to support our expanded sales and marketing efforts. We expect our sales and marketing expense to continue to increase as a result of the aggressive expansion of our sales and marketing efforts both domestically and internationally.

  General and Administrative. This expense consists primarily of salaries and related costs of our executive, administrative, finance and human resources personnel as well as professional services fees. General and administrative expense was $0.8 million for the three months ended October 31, 1999, compared to $0.4 million for the three months ended October 31, 1998, representing an increase of $0.4 million, or 112%. This increase was primarily attributable to an increase in personnel and personnel-related costs to support and grow our business including developing our human resources organization and contracting with recruiters to support our aggressive hiring plans. We expect general and administrative expenses to grow as additional personnel are hired and additional expenses are incurred in connection with the growth of our business and our operation as a public company.

  Stock-Based Compensation. Stock-based compensation expense was $0.2 million for the three months ended October 31, 1999. There was no stock-based compensation expense in the three months ended October 31, 1998.

Comparison of fiscal 1999 to fiscal 1998

  Revenues. In fiscal 1999, we had $6.4 million in total revenues, compared to $4.8 million for fiscal 1998, representing an increase of $1.6 million, or 34%. Revenues associated with license and hosting fees were $5.7 million in fiscal 1999, compared to $4.4 million in fiscal 1998, representing an increase of $1.3 million, or 29%. Our service and transaction fees were $0.8 million in fiscal 1999, compared to $0.4 million in fiscal 1998, representing an increase of $0.4 million, or 81%. These increases were primarily attributable to growth in our customer base due to increased market acceptance in our targeted markets and the need for customized development work associated with that customer growth. We grew our clients from 193 companies as of August 1, 1998 to 237 companies as of July 31, 1999.

  Deferred revenues as of July 31, 1999 were $5.0 million, compared to $2.5 million as of July 31, 1998, representing an increase of $2.5 million, or 100%.

  Cost of Revenues. Cost of revenues was $3.9 million for fiscal 1999, compared to $2.8 million for fiscal 1998, representing an increase of $1.1 million, or 39%. This increase was due to increases in each of the elements described above to support our revenue growth.

  Product Development. Product development expense was $1.7 million for fiscal 1999, compared to $1.6 million for fiscal 1998, representing an increase of $0.1 million, or 13%. This increase was primarily attributable to increases in personnel and personnel-related costs due to our expanded product offerings.

  Sales and Marketing. Sales and marketing expense was $3.6 million for fiscal 1999, compared to $1.7 million for fiscal 1998, representing an increase of $1.9 million, or 114%. This increase was primarily attributable to increases in personnel and personnel-related costs to support our expanded sales and marketing efforts.

  General and Administrative. General and administrative expense was $2.0 million for fiscal 1999, compared to $1.2 million for fiscal 1998, representing an increase of $0.8 million, or 66%. This increase was primarily attributable to an increase in personnel and personnel-related costs to support and grow our business.

  Other. This expense was $0.4 million for fiscal 1999 representing a charge to settle a patent infringement claim and obtain a perpetual license. There was no similar expense for fiscal 1998.

  Stock-Based Compensation. Stock-based compensation expense was $0.2 million for fiscal 1999. There was no stock-based compensation expense in fiscal 1998.

Comparison of fiscal 1998 to fiscal 1997

  Revenues. In fiscal 1998, we had $4.8 million in total revenues, compared to $1.4 million for fiscal 1997, representing an increase of $3.4 million, or 239%. Revenues associated with license and hosting fees were $4.4 million in fiscal 1998, compared to $1.4 million in fiscal 1997, representing an increase of $3.0 million, or 209%. Our service and transaction fees were $0.4 million in fiscal 1998. We had no service and transaction fees in fiscal 1997. The increase in service and transaction fees was primarily attributable to the change in our business strategy from maps, driving directions and directory services to Internet-based marketing infrastructure services with the related need for professional services.

  Deferred revenues as of July 31, 1998 were $2.5 million, compared to $0.9 million as of July 31, 1997, representing an increase of $1.6 million, or 178%.

  Cost of Revenues. Cost of revenues was $2.8 million for fiscal 1998, compared to $2.0 million for fiscal 1997, representing an increase of $0.8 million, or 44%. This increase was primarily attributable to an increase in leasing and depreciation costs of our computer hosting equipment, the cost of acquiring content and salaries and benefits of operating personnel associated with our revenue growth.

  Product Development. Product development expense was $1.6 million for fiscal 1998, compared to $1.7 million for fiscal 1997, representing a decrease of $0.1 million, or 9%. This decrease was primarily attributable to a decrease in personnel and personnel-related costs associated with the restructuring of our business in fiscal 1997 and our refocused business strategy.

  Sales and Marketing. Sales and marketing expense was $1.7 million for fiscal 1998, compared to $3.0 million for fiscal 1997, representing a decrease of $1.3 million, or 43%. This decrease was primarily attributable to a decrease in personnel and personnel-related costs associated with the restructuring of our business in fiscal 1997 and our refocused business strategy.

  General and Administrative. General and administrative expense was $1.2 million for fiscal 1998, compared to $1.1 million for fiscal 1997, representing an increase of $0.1 million, or 7%. This increase was primarily attributable to an increase in consulting and professional services costs required to support our business realignment.

Quarterly Results of Operations Data

  The following table sets forth unaudited quarterly statement of operations data for each of the nine quarters ended October 31, 1999. In the opinion of management, this data has been prepared substantially on the same basis as the audited financial statements appearing elsewhere in this prospectus, including all necessary adjustments, consisting only of normal recurring adjustments necessary for a fair presentation of this data. The quarterly data should be read in conjunction with our financial statements and the notes to our financial statements appearing elsewhere in this prospectus. We expect our net loss to increase over the next several quarters because we plan to continue to incur significant expenses as we expand our sales and marketing resources, including expanding our business in Europe and Asia, and develop new technologies and products and improve our technology infrastructure. In view of the rapidly evolving nature of our business and our limited operating history, we believe that period-to-period comparisons of revenues and operating results are not necessarily meaningful and should not be relied upon as indications of future performance.

             ------------------------------------------------------------------

                                                              Three Months Ended,
                       --------------------------------------------------------------------------------------------------
                       October 31, January 31, April 30, July 31, October 31, January 31, April 30, July 31,  October 31,
In thousands, except          1997        1998      1998     1998        1998        1999      1999     1999         1999
per share data         ----------- ----------- --------- -------- ----------- ----------- --------- --------  -----------
Statement of
Operations Data:
Revenues:
 License and
  hosting fees.......     $ 877      $1,107     $1,203    $1,199    $1,225      $1,352     $ 1,336   $1,744       $ 2,166
 Service and
  transaction fees...        69         103         75       177       267          69          91      340           365
                          -----      ------     ------    ------    ------      ------     -------  -------       -------
  Total revenues.....       946       1,210      1,278     1,376     1,492       1,421       1,427    2,084         2,531
                          -----      ------     ------    ------    ------      ------     -------  -------       -------
Cost of revenues.....       603         699        679       866       874         907       1,035    1,133         1,611
                          -----      ------     ------    ------    ------      ------     -------  -------       -------
Gross profit (loss)..       343         511        599       510       618         514         392      951           920
Operating expenses:
 Product
  development........       379         420        400       352       339         403         427      578           681
 Sales and
  marketing..........       362         362        411       541       568         606         970    1,445         2,203
 General and
  administrative.....       218         261        257       468       362         425         448      760           766
 Other...............       --          --         --        --        --          --          --       441           --
 Stock-based
  compensation.......       --          --         --        --        --            3          29      135           197
                          -----      ------     ------    ------    ------      ------     -------  -------       -------
  Total operating
   expenses..........       959       1,043      1,068     1,361     1,269       1,437       1,874    3,359         3,847
                          -----      ------     ------    ------    ------      ------     -------  -------       -------
Loss from
 operations..........      (616)       (532)      (469)     (851)     (651)       (923)     (1,482)  (2,408)       (2,927)
Interest expense
 (income)............       (10)          5          4        14        18           5           8       20           (55)
                          -----      ------     ------    ------    ------      ------     -------  -------       -------
Net loss.............     $(606)     $ (537)    $ (473)   $ (865)   $ (669)     $ (928)    $(1,490) $(2,428)      $(2,872)
                          =====      ======     ======    ======    ======      ======     =======  =======       =======

  As a result of our limited operating history, we do not have historical financial data for a significant number of periods on which to base planned operating expenses. Quarterly revenues and operating results depend substantially on the rate of new customer acquisitions, whether the related revenues are recognized immediately or deferred over future time periods, the timing and effectiveness of our development of new services, the timing and effectiveness of any strategic alliances into which we enter and changes in our operating expenses. Accordingly, these factors could have a material adverse effect on our business, results of operations and financial condition. We may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall, and any significant shortfall in revenue in relation to our expectations would have an immediate adverse effect on our business, results of operation and financial condition. Due to the foregoing factors, it is possible that in some future periods our operating results may be below the expectations of public market analysts and investors. In this event, the price of our common stock may underperform or fall.

Liquidity and Capital Resources

  Since inception, we have financed our operations primarily through the private placement of equity securities, raising an aggregate of approximately $23.2 million, including approximately $10.4 million in July and August 1999. As of October 31, 1999, we had cash and cash equivalents of $6.7 million. In fiscal 1998, we obtained a $1.0 million line of credit with a variable interest rate that was approximately 8.5% as of October 31, 1999. This debt was guaranteed by CMGI, Inc., an affiliate of our largest stockholder, CMG@Ventures, and secured by our assets. The original line of credit was due to expire in May 1999 but was extended an additional three months to expire in August 1999. As of October 31, 1999, there was no outstanding balance on this line of credit. We are currently in the process of negotiating a new line of credit. We currently have $2.4 million in equipment financing outstanding with an equipment leasing company. In August 1999, we entered into an agreement with another equipment financing company for an additional $4.0 million equipment leasing line.

  Cash used in operating activities was $5.3 million in fiscal 1997, $1.7 million in fiscal 1998, $3.5 million in fiscal 1999 and $2.6 million in the three months ended October 31, 1999. These increases in cash used in operating activities were primarily due to increased net losses. Cash provided by investing activities was $219,000 in fiscal 1997, and cash used in investing activities was $8,000 in fiscal 1998, $214,000 in fiscal 1999 and $545,000 in the three months ended October 31, 1999. These increases in cash used in investing activities were primarily due to infrastructure expansion to meet our growth and capital expenditures for computers and other equipment for our data centers. Cash provided by financing activities was $5.0 million in fiscal 1997, $1.1 million in fiscal 1998, $12.6 million in fiscal 1999 and $0.7 million in the three months ended October 31, 1999. The increases in cash provided by financing activities in fiscal 1997 and fiscal 1999 were primarily related to the sale of preferred stock. In fiscal 1998, the increase in cash provided by financing activities primarily reflects bank borrowings and, to a lesser degree, the sale of common stock warrants. The increase in cash provided by financing in the three months ended October 31, 1999 primarily reflects the sale of preferred stock offset in large part by the repayment of our outstanding bank loan balance of $1.0 million.

  As part of our business strategy, we intend to invest significant amounts of capital over the next 12 to 24 months to expand our sales and marketing resources, including expanding our business in Europe and Asia, and to develop new technologies and products and improve our technology infrastructure.

  Future capital requirements will depend upon many factors, including the rate of expansion of our sales and marketing resources and the timing and magnitude of our research and product development efforts. We expect to continue to expend significant amounts on expansion of facility infrastructure, computers and related data center equipment, as well as personnel. We believe that our cash and cash equivalents balances and funds available under our existing line of credit, together with the proceeds of this offering, will be sufficient to satisfy our cash requirements for at least the next 12 months. We intend to invest our excess cash in high quality, interest-bearing securities.

Qualitative and Quantitative Disclosures About Market Risk

  We develop products in the United States and market our products in North America and Europe. As a result, our financial results could be affected by factors such as changes in foreign currency exchange rates or weak economic conditions in foreign markets. Since all of our sales are currently made in U.S. dollars, a strengthening of the dollar could make our products less competitive in foreign markets.

  Our interest income is sensitive to changes in the general level of U.S. interest rates, particularly since the majority of our investments are in short-term instruments. Due to the short-term nature of our investments, we believe that we are not subject to any material market risk exposure.

Impact of the Year 2000

  Many currently installed computer systems and software products are coded to accept or recognize only two digit entries in the date code field. These systems may recognize a date using "00" as the year 1900 rather than the year 2000. As a result, computer systems and/or software used by many companies and governmental agencies may need to be upgraded to comply with Year 2000 requirements or risk system failure or miscalculations causing disruptions of normal business activities.

State of Readiness

  Costs. To date, we have not incurred any material costs in identifying or evaluating Year 2000 compliance issues. Most of our expenses have related to the operating costs associated with time spent by employees in the evaluation and completion of our Year 2000 compliance process, including identification of significant IT and non-IT systems, upgrades performed on any non-compliant systems, completion of the assessment of material third party relationships as well as various Year 2000 failure scenarios and other Year 2000 compliance matters generally.

  Risks. We have completed an assessment of the Year 2000 readiness of our operating and administrative systems and the third-party software, hardware and services used to host our services. Our assessment plan consisted of:

    . contacting third-party vendors of material software, hardware and services that are both directly and indirectly related to the delivery of our services;

    . assessing and testing components of our systems and repairing or replacing components as required based on our assessments and tests; and

    . though no Year 2000 problems have occurred to date, reviewing contingency plans involving engineering and production support in the event of an unanticipated Year 2000 failure.

  Vendors of material software, hardware and services have indicated that the products used by us are currently Year 2000 compliant. We are not currently aware of any internal Year 2000 compliance problems that could reasonably be expected to have a material adverse effect on our business, results of operations and financial condition, without taking into account our efforts to avoid or fix these problems. However, we may discover Year 2000 compliance problems in our computer infrastructure that will require substantial revisions or replacements. In addition, third-party software, hardware or services incorporated into our material systems or other systems upon which we are reliant may need to be revised or replaced, which could be time consuming and expensive.

  In addition, governmental agencies, utility companies, Internet access companies, third-party service providers and others outside of our control may not be Year 2000 compliant. The failure by these entities to be Year 2000 compliant could result in a systemic failure beyond our control, such as a prolonged Internet, telecommunications or electrical failure, which could also prevent us from delivering our services, decrease the use of the Internet or prevent users from accessing databases we maintain on our servers, any of which would have a material adverse effect on our business, results of operations and financial condition.

Contingency Plan

  As discussed above, we have completed our Year 2000 assessment and have developed contingency plans. The results of our analyses and the responses received from third-party vendors and service providers have been taken into account to revise our contingency plans.

Impact of Recently Issued Accounting Standards

  In June 1998, the Financial Accounting Standards Board, or FASB, issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133, as amended by SFAS No. 137, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. To date, we have not entered into any derivative financial instruments or hedging activities.

                                    Business

  The following description of our business should be read in conjunction with the information included elsewhere in this prospectus. This description contains forward-looking statements that involve risks and uncertainties. Our actual results could differ significantly from the results discussed in these forward-looking statements as a result of the factors set forth in "Risk Factors" and elsewhere in this prospectus. The Jupiter Communications, International Data Corporation, Forrester Research and Harris Interactive, market data presented below and elsewhere in this prospectus are estimates derived by them from a combination of vendor, user and other market sources and therefore may differ from numbers claimed by specific vendors using different market definitions or methods. There can be no assurance that any of these projected amounts will be achieved.

Overview

  We are a leading provider of Internet-based marketing infrastructure services. Our "clicks-and-mortar" solutions enable our clients to direct consumers searching for a specific product or service to the nearest brick-and-mortar location that carries that product or service. Our services are currently utilized by more than 270 companies with an aggregate of more than
2.5 million real world locations. Our growing client list includes leading companies in a number of industry segments such as Barnes & Noble, Marriott, McDonald's, Mercedes-Benz and Nike.

  We use our expertise in designing and maintaining complex databases to provide a suite of Internet-based marketing infrastructure services, ranging from store locators for clients with a few hundred locations to the design and maintenance of complex, multi-attribute databases for clients with millions of product records that include information such as regularly stocked products and current promotional offers.Through our strategic relationships with major search engine, portal and wireless companies, we use store location and product data to offer transaction-based lead generation services to our clients. Using our services, our clients are able to direct potential customers to the nearest store location, introduce those customers to a local retailer's Web site and provide customers with timely incentives designed to motivate a purchase. Our solutions enable our clients to take advantage of the marketing potential of the Internet while recognizing that an estimated 99% of all retail transactions still take place in traditional brick-and-mortar stores.

Industry Background

The Internet and its Impact on Traditional Retailing

  The Internet is a very important element in commerce. Together with other relatively new communications mediums such as wireless telephones and other wireless devices, the Internet is reshaping the way consumers and businesses obtain and disseminate information, purchase goods and transact business. Jupiter Communications Inc., an industry research firm, estimates that 157 million Americans, representing 56% of the U.S. population, will use the Internet by the end of 2003. International Data Corporation, or IDC, an industry research firm, estimates that the total number of Internet users worldwide will surpass 502 million by 2003. The Internet is accessible from an increasing range of devices. IDC projects that over 93 million Internet-enabled appliances will be sold during the four-year period from 1999 to 2002 and that the annual shipments of Internet appliances will surpass shipments of personal computers within the next six years.

  People frequently go online to research products for possible purchase. According to Jupiter Communications, 72% of Internet users use the Web to research products and services, with only electronic mail and search engines attracting a higher percentage of Internet users. In response, consumer products companies and national chains have established Web sites to promote their brands. This has resulted in a proliferation of Web sites where businesses provide information, market goods and services and conduct business. To support this growth, Forrester Research, an industry research firm, estimates that retailers will increase their spending on outsourced Internet-related services from $10.6 billion in 1999 to $64.8 billion in 2003.

  While retailers are increasingly focusing attention on the Internet, the overwhelming majority of consumer spending still occurs in traditional brick-and-mortar locations. Forrester Research estimates that $20.2 billion will be spent online for retail products and services in 1999, representing less than one percent of estimated total retail spending for the year. Forrester Research estimates that annual online retail spending will increase to $184 billion by 2004, representing seven percent of the estimated total retail spending for that year. Thus even with enormous projected growth in online commerce, Forrester Research predicts that online spending will remain only a small part of total retail spending. We believe the reasons for consumers' continuing preference for "real world" shopping include the ability to physically inspect and compare products, the possibility of same-day fulfillment and the relative ease with which products can be returned to the store where purchased. In addition, many merchants, such as restaurants, hotels and gas stations, offer goods and services that cannot be provided online. These merchants require customers to visit a physical location to complete a transaction.

Challenge for Retailers

  The challenge for retailers and consumer product companies is to determine how best to respond to the growth of the Internet. Although a large number of traditional retail brands are on the Web with basic information and advertising, consumer research has identified the benefits of connecting individuals who are using the Internet to research products with real world store locations. A recent consumer survey conducted by Jupiter Communications reported that 51% of people who research products or services online do not use the Internet to make purchases. However, Jupiter Communications found that approximately 83% of consumers who shop online indicated that online research at least occasionally influences their purchases off-line. Jupiter concluded that the key to success for retailers in the Internet age will be to find compelling ways to direct consumers researching products online to the nearest brick-and-mortar store where they can complete a purchase. Advocates of integrating a retailer's online presence with its real world presence have dubbed this approach "clicks-and-mortar."

  One clicks-and-mortar strategy for a retailer is to provide product information to potential customers online and then direct those customers to convenient store locations that carry a desired product. Existing consumer awareness of national brands and traditional off-line marketing and advertising efforts already combine to direct consumers to the Web sites maintained by these companies. Once on a brand's Web site, consumers can be motivated to make a purchase and, if a consumer prefers to transact business off-line, directed to the nearest store carrying the brand's products. In many cases, retailers prefer that transactions be completed in physical stores where shoppers can be exposed to other product offerings. According to Harris Interactive, an industry research firm, Internet shoppers spend twice as much money off-line when they first browse for specific products online and spend four to nine times as much money off-line on products which they researched on the Internet.

  Retailers are under increasing pressure to develop strategies that will enable them to capitalize on the opportunities created by the Internet quickly and effectively. While most established retailers have begun Internet initiatives, Jupiter Communications found that few retailers have found ways to allow online and off-line channels to work together with synergy. Forrester Research estimates that firms seeking to improve their communications with online consumers will increase spending on outsourced marketing services from $422 million in 1999 to over $6.2 billion in 2002.

Our Solution

  We provide a suite of Internet-based marketing infrastructure services to our business clients. We host our clients' store location and product information and deliver that information to potential customers on demand over the Internet, land-line telephones, wireless telephones or other wireless devices. Using our services, our clients are able to direct potential customers to the nearest store location, introduce those consumers to local retailers through store-specific Web sites, display product and product availability information and provide a timely incentive to motivate potential customers to make a purchase.

  Our services provide the necessary infrastructure for companies to exploit the growing potential of Internet marketing while leveraging their real world presence. Our Internet-based marketing infrastructure services link traditional off-line marketing programs, such as advertising and direct mail, to online Web marketing initiatives.

  Our services offer the following features and benefits to our clients:

    . Clicks-and-Mortar Solution. Our services provide our clients a means of directing online consumers who are interested in purchasing our clients' products to local brick-and-mortar stores where the overwhelming majority of transactions still occur.

    . Expanded Lead Generation. Our services extend the reach of our clients' Internet presence by providing a link through major portals and search engines to consumers using the Internet to research products and services prior to making a purchase decision.

    . Multiple Platform Access. Our services enable potential customers to access information regarding our clients' products and services not only over the Internet, but also via land-line telephones, wireless telephones and other wireless devices, such as the Palm VII.

    . Local Web Marketing with Brand Integrity. Our SiteMaker product allows each of our clients' locations to create a unique Web presence and extend local store specific promotions while maintaining national brand integrity.

    . Cost Efficient Outsourced Services. Our automated services provide our clients' customers with accurate and easy to use location, product and product availability information on demand 24 hours per day, seven days per week.

    . Rapid Deployment. We are able to deploy our clicks-and-mortar infrastructure solutions in an average of three to four weeks.

    . Reporting and Feedback. Our record-keeping and reporting features allow our clients to refine their online marketing approach and effectively coordinate and evaluate off-line marketing efforts.

  Finally, our location and product information provide consumers researching products and services with the information that they need to choose the most convenient means of purchasing goods or services. In some cases, our services offer consumers the option of buying online or buying off-line.

Strategy

  Key elements of our business strategy include:

Expand Our Client Base

  We currently target large companies with established consumer brands that offer their products or services in multiple locations. Our sales channels include our direct sales force and our international channel partners. We intend to expand our direct sales force and our network of channel partners both to refer business to us and to sell our services under private-label arrangements. We will also continue to maintain strong relationships with advertising, promotional and Web marketing agencies that often incorporate our services into the projects they manage for their clients.

Enhance Relationships with Clients

  Working closely with our clients and select partners, we have recently developed several new offerings that are designed to extend the capabilities of the services that we already provide to our more than 270 clients. Several clients utilizing our core Web Business Finder Service have recently licensed our Telephone Business Finder and Wireless Business Finder products. In September 1999, we launched our SiteMaker product which enables each location within a national chain to have a unique Web site and to extend local store specific promotions. In December 1999, we launched our MailMaker product which enables our clients to deliver customized marketing messages through electronic mail. These and other product offerings are designed to allow us to enhance our relationships with clients.

Continue to Develop Relationships with Strategic Partners

  Our technology expertise and strong customer base have allowed us to attract numerous partners with whom we have agreed to co-develop and co-market new products and services. In June 1999, we entered into an agreement with Inktomi to provide our services as part of the "local" section of their shopping engine product. Shortly thereafter, we entered into an agreement with Prio to develop and market an Internet-based program that provides consumers incentives to make purchases. This partnership extends our clients' Web presence beyond their Web sites by allowing product searches (e.g., "blue jeans") on major portals to return local stores that carry our clients' products (e.g., Levi's). We intend to continue to identify and develop mutually beneficial partnerships with search engines, major portals, wireless data providers and other strategic partners.

Expand International Presence

  Our multinational clients have reacted to the world-wide growth in Internet use by requesting application of our services in markets outside the United States. We are responding to these requests by making our services available in markets that support the wide-spread consumer use of Internet and wireless devices. We launched our services in Europe in June 1999 and, as of November 1, 1999, our services are available in 12 European nations and in seven languages. As we expand into these new markets, we plan to establish local relationships and attract local clients. One of our first Europe-based projects was the co-development of a travel-related Web site covering ten European countries for Shell International Petroleum Company Limited. Forrester Research estimates that the leading European markets will experience rapid growth in Internet services beginning approximately two years after similar developments in the United States and that Japan will follow approximately two years behind Europe's leaders. In preparation for this projected growth, we have selected a strong group of channel partners in Europe, including Aperto Multimedia in Germany, Gruppo L'Espresso in Italy and Icon MediaLab which is well established in several European nations. We are also in discussions with several potential partners within Asia and we plan to offer our services in Japan in the first half of calendar year 2000.

Expand Product Offerings

  Through internal product development and through partnerships, we have implemented services that deliver our clients' data to potential customers through land-line and wireless telephones and other wireless devices. We intend to continue to develop additional products and services, tailored to the needs of large multi-location retailers and service companies by enhancing our technology, delivering localized content, expanding our directory services and offering effective data management capabilities. We intend to continue to develop new products internally and to build partnerships and work closely with manufacturers of smart phones, automotive personal computers, and other new devices to offer our clients' data across any capable device or platform.

Develop Transactional Revenue Model

  Historically, we have generated most of our revenue through annual license fees charged to our clients for hosting and delivery services principally related to our core Business Finder applications. Recently we commenced offering distribution of this same data, on behalf of our customers, across several highly trafficked Web sites and via wireless telephones and other wireless devices. Additionally, through our partnerships with Internet-based promotion companies, we are beginning to deploy services that generate a transaction-based fee as a result of driving a consumer from a national brand's Web site to a participating local merchant's store. Finally, we can offer similar distribution arrangements for advertisers who participate in regional yellow pages listings.

Vicinity Services

  [GRAPHIC Upper text reads "Vicinity Product Universe." Below that is an oval containing a five-pointed star. Text in the center of the graphic reads "Product and Location Data." Names and brief descriptions of Vicinity's five principal products are arranged between the points of the star.]

Vicinity Business Finder

  Business Finder uses our proprietary proximity search technology to allow a client's customers to find the store location nearest to an address input by the customer. Because Business Finder is able to search hundreds of attributes, it can also be used to locate a specific product stocked at a retailer. For example, Levi Strauss utilizes a version of Web Business Finder to direct customers from its Web site to the nearest store that carries the specific product the customer is searching for, such as a pair of Levi 501 blue jeans.

  There are currently four search categories employed by Vicinity Business
Finder: proximity, attribute, keyword and custom. These different categories can be used singly or in combination with each other. For example, we manage our client AutoTrader.com's database of more than one million used automobiles that is updated several times per day and which is searchable by location and attribute. AutoTrader's customers are able to search the database using one or more selected variables. As an example, an AutoTrader shopper might search for a four-door Ford Taurus that is less than three years old, costs no more than $12,000 and is located within five miles of the shopper's home. While we have not yet been asked to provide the service, Business Finder is also capable of serving as a real-time outsourced inventory management system.

  We refer to our search capabilities as "boundary-less" (i.e., searches for the nearest items without regard for boundaries such as city, state, zip code, or latitude-longitude boundaries). This search methodology starts at a designated point and then spirals outward to find the nearest items. We believe this methodology to be superior to common zip code matching techniques which can misdirect callers to locations that while in the same zip code are more distant than locations within adjoining zip codes. This process is also scalable and allows us to support the millions of queries that we receive per day. While most Business Finder applications return locations in order of proximity, some of our customers require other orderings, or require that searches respect dealer territory restrictions. Business Finder has the flexibility to handle these requirements.

 Web Business Finder

  Web Business Finder is a private-label service incorporated into our clients' Web sites. Though the pages viewed by customers are often hosted and served by our servers, the end user is unaware that he has left the branded site he chose to visit. Using Web Business Finder, our clients' customers can quickly and easily obtain a listing of our clients' nearest store locations with the distance to each location provided. Web Business Finder can be customized to provide information about each location, such as its address, telephone number or hours of operation. For example, McDonald's uses this service to indicate whether a particular restaurant features a McDonald's Playland and to allow customers to locate every McDonald's location along a given route. Another client, VISX, Inc., uses our telephone and Internet services to help potential customers interested in laser vision correction to locate VISX-certified doctors within their community. Our clients have the option of including within the search results dynamic maps showing a specified number of nearby locations and customized driving directions to those locations. We currently offer Web Business Finder services in the United States, 12 European nations and in seven languages.

 Telephone Business Finder

  Telephone Business Finder gives potential customers telephone access to the same database we maintain for each of our client's Web Business Finder service. Telephone Business Finder provides street addresses automatically and is able to connect a caller directly to a store or to the client's customer service representatives. The service uses an interactive voice response system to provide automated interaction with callers. Caller identification can be used to instantly recognize the location of a caller and direct him to the nearest store locations or the service can be set to allow callers to search for stores in their locality or another area simply by entering in a zip code or telephone area code. The Wherehouse, a chain of retail music stores, is currently utilizing Telephone Business Finder. Callers dialing 1-800-WHEREHOUSE can find nearby Wherehouse locations by inputting their zip code or telephone number.

 Wireless Business Finder

  Through our partnership with GTE Telecommunications Services, Inc., we are developing Wireless Business Finder to identify the area in which a wireless device user is located. Once operational, the user will be automatically directed to the client location closest to his current position and, if desired, connected to that store or transferred to a customer service representative. This technology can also be used to assist human operators or to send short text messages to advanced wireless phones and other devices.

  Our clients will soon be able to further promote their brands through the use of vanity telephone numbers whereby consumers will be able to locate nearby merchants by dialing easy to remember telephone numbers related to the brand name. One of the key benefits of this service will be our clients' ability to further extend the reach of the location and product information available through our Web Business Finder service. Since the penetration of wireless devices currently surpasses the penetration of personal computers into U.S. households, we believe this ability to address the wireless market will be a distinct competitive advantage for participating branded merchants.

Vicinity SiteMaker

  SiteMaker allows each store location of a national branded chain or franchise to create its own Web site. SiteMaker provides a national brand with increased visibility through promotions, discounts and other marketing programs at the local level while allowing national control over brand integrity. These Web sites can be customized with information such as store hours, calendars and special promotions. The sites conform to design standards mandated by the corporate parent. Local store managers can add photographs, product graphics, unique local content and interactive objects to their SiteMaker sites. SiteMaker is designed to allow these changes to be made by any authorized person, regardless of whether he or she is knowledgeable in Internet programming languages such as HTML. We provide a unique local map for each site. Since the sites are hosted by us, the stores are not required to maintain any server hardware. SiteMaker is fully integrated with our Web Business Finder. For example, CarClub.com, a comprehensive online source of automotive information, products and services, uses a customized Business Finder to allow visitors to its Web site to search for the appropriate CarClub.com affiliated auto dealers, lenders, insurers or mechanics in their area. Each participating CarClub.com merchant is able to manage and maintain its own Web site complete with product descriptions, photographs, pricing and store location information.

  We also offer a secure credit card e-commerce module for franchisees who want to sell their products and services directly over the Internet. This approach provides the franchiser with the ability to participate in the growth of direct to consumer e-commerce while avoiding the channel conflict associated with selling direct from the its corporate Web site in competition with existing stores or franchisees.

  In July 1999, we entered began to integrate purchase incentive capabilities into SiteMaker. With this technology, Vicinity-enabled stores can extend an "Act Now!" promotional message to potential customers by offering credit on their MasterCard, American Express or Visa credit cards without requiring the need to print and submit paper coupons to the merchant. This partnership adds timeliness to our clicks-and-mortar solution. In addition to directing a potential customer to a client's retail location, our services enable our clients to motivate that potential customer to visit a store within a specified time period in order to redeem a promotional offer.

Vicinity MailMaker

  MailMaker is an electronic mail management tool that allows national and local retailers to create and deliver targeted elective electronic mail campaigns. MailMaker provides our clients with a unique opportunity to tailor the geographic scope of their electronic mail marketing campaigns to fit their precise needs. We believe that MailMaker will enable us to service the needs of many companies which, in order to capitalize on the low cost and high response rate offered by these campaigns, outsource these services to providers that can effectively and cost-efficiently manage large or multiple lists and track results. MailMaker allows recipients with a means to opt in or out of mailings, to specify their preferred electronic mail format and to select topics or categories in which they are interested.

Vicinity BrandFinder

  BrandFinder is a consumer lead generation tool that we provide to our clients through Web sites, wireless devices and shopping engines that allows individuals online to search a designated area for a retailer that carries a specific branded product. The first implementation of BrandFinder was the result of a partnership with Inktomi in which we built and host the "local" portion of the Inktomi shopping engine. More than 20 leading portal and destination sites, including CNET, CNNfn and American Express have signed up to utilize the Inktomi shopping engine.

    [GRAPHIC-- Text above graphic reads "the Clicks-and-Mortar Process." On the left-hand side are three persons, to the right of them are pictures of two devices and two Web sites that customers can use to access our services. To the right of the devices/Web sites is the text "BrandFinder." To the right of that, text reads "SiteMaker" with lines pointing to "Incentive" and "E-commerce." On the far right is a column of five pictures, showing products consumers can find using our services.]

  A consumer may utilize BrandFinder in a number of ways. For example, if an individual is interested in purchasing a pair of blue jeans, he or she might start out on an Internet portal powered by Inktomi by typing in a generic search request, such as "pants," or a brand-specific request, such as "Levi's." Alternatively, if the individual did not have current access to a computer, he or she could make a similar request via a Palm VII, a wireless telephone utilizing the new Wireless Applications Protocol, or WAP, or through other Internet-enabled devices. With BrandFinder, users can instantly generate information on a wide array of businesses from banks and cash machines, to restaurants, gas stations and hotels.

  Once a search has been initiated, BrandFinder returns a list of the stores that carry the desired product in the area in which the individual is searching. If the consumer is online, he or she might also be presented the option to visit a local store's Web site powered by SiteMaker. On the store's local Web site, the individual might be exposed to promotional incentives from one of our partners, which, if acted on, would appear as rebates on his or her credit card statement. BrandFinder is designed to direct consumers to one of our clients' store locations with the benefit of the following characteristics or information:

    . the storefront offers known national brand products and services;

    . the locations are the ones nearest to the address specified;

    . the locations identified carry the desired product or service;

    . which of the locations is running a special offer (e.g., "Save $5!")
      through a promotion sponsored by one of our partners;

    . when the locations are open; and

    . whether each location accepts a specified credit card.

  The combination of the access to a large number of shoppers and the ability to offer each of those shoppers a specific incentive to visit a client's retail location leaves us well positioned to take advantage of the explosive growth of Internet usage. We link shoppers utilizing portals to browse for their preferred brands and the brick-and-mortar stores that carry those brands.

MapBlast! Brand Mapping Service

  Our MapBlast! business unit operates a leading consumer destination site that attracts more than 1.3 million unique users and serves more than 21 million pages a month. In addition to providing interactive U.S. and European maps and driving directions, the MapBlast! Web site offers information on services and products near a user's address or travel route, lodging information and reservation capabilities, scheduling services, traffic reports and local points of interest. MapBlast! also provides maps and driving directions to many small businesses and several Internet portals as well as notable destination sites including RandMcNally.com. Our partners include Hilton Hotels, Barnes & Noble, AvantGo, WorldRes, Inc., ShopNow.com and TimeDance. In August 1999, MapBlast! was selected to provide driving directions on interactive ATMs located in Texaco service stations nationwide.

Professional Services

  While our regular service offerings have been designed for scalability and ease of implementation, our clients frequently request special features and applications that must be custom built. In addition, we help design, maintain and manage large databases that incorporate geographic or location-based information. For example:

    . Network Solutions selected us to build and host their "dot com directory," a database of registered domain names designed to allow individuals to search for specific attributes such as location or site content;

    . Prio selected us to host, maintain and deliver all of the participating store and product data for its Web-based promotions; and

    . Shell International Petroleum Company selected us to co-design and deploy a European Trip Planner Web site.

  Because these projects require special skill and attention, we have recently decided to create a professional services organization within our company to manage these projects. Our professional services group will apply our specialized knowledge to specific business problems and develop solutions that would be impractical for our clients to design or implement themselves. Services, for which we will charge on an hourly or project basis, will range from concept development and project design of clicks-and-mortar solutions to the tracking, data-mining and analysis of Internet users' online activity.

Strategic Relationships

  A key contributor to our growth has been the ability to develop strategic relationships with leaders in other markets. These partnerships provide us with valuable local content as well as distribution outlets. These relationships also have enabled us to significantly expand our service offerings in 1999.

Technology and Infrastructure Partners

  We continuously evaluate and enter into relationships with companies who are leaders in their respective fields when a partnership will create more value than we can create alone. Through these relationships, we attempt to create unique products designed to extend the power of our clicks-and-mortar service solutions by providing new functionality to our clients, Web sites and consumers.

 Prio, Inc.

  Prio is a provider of electronic commerce solutions designed to drive commerce both online and in traditional retail environments. The Prio platform presents personalized, valuable promotions to consumers over the Internet. In July 1999, we entered into an agreement with Prio to integrate Prio's incentive capabilities into our SiteMaker service. With this technology, Vicinity-enabled stores can extend an "Act Now!" promotional message to potential customers by offering credits on their Mastercard, American Express or Visa credit cards without requiring the need to print and submit paper coupons to the merchant.

  Prio's promotional capabilities can be used to verify that a specific user that originated on a client's Web site or a portal partner's search engine later consummated a purchase with a participating local merchant. With this new infrastructure technology, national brands as well as the local merchant are presented with the opportunity to generate qualified leads through incentives directed at consumers using the Internet to research products and services. Because the Prio system tracks consumers' responsiveness to various incentive programs, participating merchants can gain valuable insight into their customer's purchasing behavior. Our company and Prio share in transactional fees based on the value of the promotion offered by our clients.

  In December 1999, InfoSpace.com, an Internet services company, announced that it planned to acquire Prio. We currently do not believe that InfoSpace's acquisition of Prio will materially affect our business relationship with Prio or the integration of Prio's incentive capabilities into our SiteMaker service in the near term. We cannot predict, however, the long term-effects of this transaction.

 GTE Telecommunications Services, Inc.

  GTE TSI provides integrated wireless solutions for more than 180 wireless operators throughout North America, Latin America and Europe. In February 1999, we entered into a partnership with GTE TSI to offer GTE's INPosition service with our Wireless Business Finder. Once this service becomes operational, callers will be able to locate nearby businesses through a system that is able to automatically identify the caller's approximate location. Wireless Business Finder will take advantage of new wireless infrastructure technology currently being installed to accurately determine an emergency 911 caller's location.

 Phone.com

  Phone.com develops, markets and supports infrastructure software and applications that enable the convergence of the Internet and mobile telephony. In October 1999, in cooperation with Phone.com, we deployed BrandFinder on WAP telephones. In addition, as a member of Phone.com's Alliances Program, we have gained access to wireless equipment vendors around the world who we plan to work with to distribute our content.

 Kleline

  In August 1999, we entered into a set of agreements with Kleline, a subsidiary of BNP Paribas Group, to enable us to process credit card payments securely and cost-effectively in multiple currencies across Europe and North America. Kleline will also act as a reseller, promoting our services to its own customers.

 US West DEX

  US West DEX, the directory publishing and Internet yellow pages division of US West, has contracted with Vicinity to give wider exposure to DEX listings through geographically oriented search results in its various shopping and searching services. This distribution provides extremely targeted exposure to DEX listings.

Distribution Partners

  Through our relationships with search engines, Internet portals and other partners, we enable our clients and partners to reach a wide consumer audience. This integration of our corporate locator content and services with major Internet sites provides our national brand clients access to a large online distribution network.

 Inktomi

  Inktomi provides search engines, online comparison shopping solutions and network cache software to some of the world's largest Internet infrastructure and media companies. In June 1999, we entered into a partnership with Inktomi in which we agreed to build and host the "Local" section of Inktomi's shopping engine, which gives online shoppers the capability to more easily find a wide variety of products and services both online and in the real world. This integration of our corporate locator content and services with Inktomi's shopping engine provides our national brand clients access to a large online distribution network while providing Inktomi a large amount of accurate local content. More than 20 leading portal and destination sites have signed up to use the Inktomi shopping engine.

 Northern Light

  Northern Light, one of the world's most comprehensive search engines, prides itself on the accuracy and usefulness of the search results it gleans from some 5,400 sources. In March 1999, we entered into a technology development and marketing agreement with Northern Light to deploy our GeoSearch technology within the Northern Light search engine. GeoSearch allows Northern Light to add a geographic component to its searches by filtering tens of millions of Web pages based on the addresses they contain. This technology permits individuals online to conduct proximity related searches with far greater success than the alternative of inputting the names of all neighboring towns as keywords in the search.

 ShopNow.com

  ShopNow.com provides shoppers and merchants with an online marketplace and a broad array of e-commerce and direct marketing solutions by aggregating more than one million products and services from more than 29,000 merchants at one Web site that can be rapidly and efficiently searched by category, merchant or product. ShopNow's mission is to sell anything to anyone at anytime, anywhere. In July 1999, we entered into an agreement with ShopNow.com in which we will provide a "go local" capability through our BrandFinder service. In other words, if a consumer is searching for jeans, ShopNow can now present them with an array of online jeans merchants from their own database and, with our services, also offer a selection of relevant real world stores near their home. Our clients are prominently featured in this result, bringing highly-targeted choices and offers to the consumer and valuable leads to our clients.

Resellers

  We operate an active channel partner program encouraging leading companies worldwide to integrate our services into their own products and service offerings or refer customers to us.

 Aperto Multimedia

  Aperto Multimedia is one of the leading multimedia agencies in Berlin and provides Web marketing services to Coca-Cola, Siemens and Sony in Germany. In June 1999, we signed a partnership establishing Aperto as one of our leading channel partners for the German market. The companies started conducting joint sales calls and producing German language marketing materials in July 1999.

 Exodus

  Exodus is a leading provider of secure communications systems and network management solutions for enterprises with mission-critical Internet operations. Two of our three existing data centers are located within Exodus facilities. Since all Exodus customers with real-world stores are candidates for our services, and because many of our customers may consider Exodus for their Internet hosting requirements, in October 1999 our company and Exodus joined each other's alliance partner programs. Under this arrangement, our company and Exodus will work together to refer each party's existing customers to the other.

 Icon MediaLab

  Icon MediaLab is a Web development and consulting firm, headquartered in Stockholm with offices across Europe and in New York and San Francisco. In June 1999, Icon became a channel partner, promoting our services to its global clients who operate real-world sales locations.

 Kataweb

  Kataweb is the Internet subsidiary of Gruppo Editoriale L'Espresso S.p.A., Italy's largest media company. In April 1999, our company and Kataweb entered into a partnership in which we will create a searchable online classified ad site for Gruppo L'Espresso's publishing group and expose the Italian consumer and business markets to our technology and capabilities. Kataweb also agreed to become a channel partner and is utilizing its sales force to sell our services in Italy.

Clients

  We have more than 270 clients including many of the leading names in the retail, hospitality, food and beverage, shipping, banking, automotive, technology and manufacturing industries. Examples of our existing clients include:

 Consumer Brands   Retailers                       Hospitality
 ---------------   ---------                       -----------
 Harley-Davidson   Barnes & Noble                  British Airways
 Levi Strauss      The Gap                         Choice Hotels
 Nike              Home Depot                      Hilton Hotels
 Olympus           Kmart                           Marriott
 Tommy Hilfiger    Nordstrom                       Starwood

 Food and Beverage Shipping                        Banking/Financing
 ----------------- --------                        -----------------
 KFC               Airborne Express                Edward Jones
 McDonald's        DHL                             Fleet Financial/Bank Boston
 Pizza Hut         FedEx                           Novus/Discover
 Taco Bell         United Parcel Service           Prudential
 Starbucks         U-Haul                          Wells Fargo/Norwest

 Automotive        Technology                      Manufacturing
 ----------        ----------                      -------------
 Ford              Epson America                   AC Delco
 General Motors    Hewlett-Packard                 Avery Dennison
 Honda             Iomega                          Bridgestone/Firestone
 Mercedes-Benz     NEC Technologies                John Deere
 Toyota            Oracle                          Whirlpool

  Historically, we have been successful in retaining existing clients. Of the more than 230 Business Finder clients signed since the beginning of fiscal 1998, more than 94% remained as Business Finder clients as of December 1, 1999. The contract value of the Business Finder clients lost during that period would have represented less than three percent of our revenues during fiscal 1999. We believe that our unique service offerings and our ability to provide a complete outsourced solution for our clients have been significant factors contributing to our high historical retention rates. In fiscal 1999, AutoTrader.com accounted for approximately 11% of our revenues.

  While we offer a variety of service offerings, all of our clients turn to us for assistance in implementing a strategy. With each client relationship, we work with the client to identify additional ways to leverage the technology deployed by us. Examples include:

 Federal Express

  Federal Express maintains tens of thousands of drop-box locations and offices throughout the United States with more being added or relocated on a daily basis. The problem Federal Express faced was providing a way for its customers to conveniently find the nearest location and to do this in a cost effective manner. Even though Federal Express's business requires mastery of location information, their internal review of the problem revealed that Web Business Finder provided the most efficient solution available.

 Marriott

  Marriott has implemented our clicks-and-mortar services in an effort to accomplish two goals. First, our services help turn visitors to Marriott's Web site into reservations at Marriott properties by directing users to specific sites that best fit their interests. Whether a customer is seeking the hotel closest to the convention center or the hotel that has a heated indoor pool, he can utilize our search and database capabilities to find the appropriate property. In addition, by utilizing our reports, Marriott is able to determine which features of a particular property, such as a pool or business center, are most important to potential visitors to that property.

  Second, Marriott wanted visitors to its Web site to have easy access to local content and information such as the location of nearby restaurants and popular nearby tourist attractions. By providing this information, Marriott believes that visitors to its Web site will spend more time on the site. This objective is sometimes referred to as making the Web site "sticky." We helped Marriott accomplish this goal by making available local information for each hotel location such as restaurants and popular nearby tourist sites. By providing this information on its site through us, Marriott is able to keep visitors on its Web site to plan their visits rather than sending them to another travel planning destination. Marriott's vice president of interactive business operations estimates 60% of the visitors to the Web site utilize our services.

 Shell International Petroleum Company

  For several years we have provided Shell with a Web Business Finder solution for its gas stations located within the U.S. In late 1999, Shell decided to build a destination Web site incorporating an elaborate Trip Planning Guide to give Shell customers driving directions and points-of-interest guidance in local languages across 12 European countries. Shell contracted with Vicinity and USWeb/CKS to co-develop this site which went live in October 1999.

 Eveready Battery Company

  Eveready is one of the world's largest manufacturers of dry cell batteries. Although its Energizer and Eveready brands are known worldwide and sold in more than 160 countries, consumers frequently do not know which Eveready battery is the right one for their calculators, toys, watches or other electronic devices. To solve this problem, Eveready worked with us to build and host a product search engine and store locator. Using our technology, the "Rechargeable" section of Eveready's Web site allows customers to search a database of 8,500 cellular phones, camcorders and cordless phones to determine the right Eveready product to power each device. Customers can type in any or all of the following information: brand, model number, as well as other useful information, or click on a picture of the product, and be directed to the correct Eveready battery and a local store that regularly carries that battery.

 Network Solutions, Inc.

  NSI is the world's leading registrar of Internet domain names. NSI registers the majority of Web addresses worldwide through various channels including almost 200 companies in its Premier program. In April 1999, we entered into a partnership in which we are building and hosting significant portions of the database and search engine for NSI's "dot com directory," a new search engine that locates businesses through information linked to their domain name registration. NSI intends the "dot com directory" to be the Web's definitive source for locating online businesses.

Sales and Marketing

  Our services are sold through an in-house direct sales team as well as an outsourced telemarketing agency. We also utilize our network of channel partners to both refer business to us and to sell our services under their own private-labels. Current channel partners include SpeechWorks

International, Inc., Icon MediaLab, Aperto Multimedia, Gruppo L'Espresso, Price Interactive, Inc., Netopia, Inc., ClickAction and Prio. We also maintain strong relationships with advertising, promotional and Web marketing agencies that often incorporate our services into projects they manage for their brand clients. We are working aggressively to expand our existing internal sales and marketing capabilities as well as the company's channel partner program.

  Our target markets for sale of our clicks-and-mortar services include:

    . large companies with an established consumer brand;

    . companies with a branded product line sold through retail distribution;

    . companies with a branded chain of stores;

    . advertising agencies servicing national brands;

    . web development agencies servicing national brands;

    . direct marketing agencies servicing national brands;

    . franchisers and their franchisees; and

    . shopping and search engines.

  We build awareness and demand for our services through marketing programs including direct marketing, print and Internet advertising, trade shows and events, public relations, international marketing, channel marketing and telemarketing. Sales are implemented through a team of direct sales representatives and channel partners. The sales cycle, from identifying a prequalified lead to the signing of a services contract, is typically two to four months, though in some cases this cycle is accelerated due to a client's desire to implement a solution quickly or meet a promotional or season deadline, such as the holiday shopping season. Frequently with a potential new client, the initial competitor to our service offering is the client's own in-house information systems department which may initially believe that it can duplicate our services at a lower cost. This often delays the sales process, but we are currently unaware of any retailer or merchant that has decided to build its own solution after having been exposed to our service offerings.

Technology and Infrastructure

  Our core competency is the ability to design, build, implement and manage projects involving large databases that contain product, location and attribute information. Our technical expertise spans many software development specialties including system-level programming, cross-platform solutions, user-interface and template design, production system operation and localization. Our most important skill is the development of high performance spatial databases that are used to manage our location-specific data and to manage large amounts of client information, including store location and product availability data. Through an automated process, our customers update this data set based on their own business rules.

Architecture

  The architectural model for our services is a general purpose template processing engine which handles user events, controls program flow and calls component sub-servers that manage our Web Business Finder service to handle all content-specific transactions. The sub-servers handle service requests as socket-based stateless transaction processors. Since the engine and the various sub-servers are all continuously running processes, it is not necessary to start-up any processes in order to handle a request. These processes are adjusted to respond to system load as well as recovery from the occasional system error. This architecture allows maximum flexibility of resource deployment across multiple networked machines.

Service Delivery

  We deliver our services to customers through either an application programming interface, or API, or through our client support organization which produces a specific template set for an individual customer. The API allows the customer to control the interface and provide the customer with maximum flexibility in terms of creative control. Whether delivered via templates generated by us or using the API, the service is built around customer supplied data that may be updated in batch mode, net change, or on a transaction basis depending on customer needs. Our customer service organization maintains contact with customers to help them work through any issues before, during and after deployment of their application.

Reporting and Data Mining Capabilities

  The usage and reporting data generated by the system are measured in gigabytes per day and are a valuable tool for customers to understand the effectiveness of their marketing efforts. We report usage results through standard secure reports by customer, category, keyword, designated marketing area or other custom requirements.

Scalability and Stability

  We have invested significant resources in the hardware systems that deliver our services with the objective of 99.9% availability in a fully scalable environment across multiple data centers. Our front-end Web servers and database servers are Sun Enterprise systems designed for reliability, availability and serviceability to support the operation of our customer's mission-critical applications. We have designed the servers to tolerate power, cooling, or storage failures without affecting system operation and to recover from most failures with minimal disruption. These systems are optimized to provide extremely high throughput.

  Our services are monitored on a 24 hours per day, seven days per week basis. At the present time, our system is generally running at less than 40% of rated capacity at peak usage to permit quick application response. We do not intend to permit the production system to be allowed to exceed 50% of its rated capacity. This excess capacity is designed to ensure availability despite partial system failure. In addition, the system is protected by a high performance firewall and balanced through a state-of-the-art load balancing solution.

  We currently operate three geographically separate data centers. A typical data center configuration has front-end servers processing requests from our customers through switches connected to a load balancing solution. These front-end servers make specific requests to multiple back-end database machines as well as systems that process geographic content such as maps and driving directions. For security reasons, back-end systems cannot be accessed from the Internet and process only specially formed queries from the front-end machines. Each of these sub-systems is fully redundant both in terms of software and hardware. In the event of a sub-system failure, the load is automatically transferred to the next available machine. Monitoring software automatically notifies the on-duty operator of a problem so that immediate action can be taken.

Competition

  The market in which we compete is relatively new and our services are highly specialized. While competition exists for most of our service offerings, the number of companies with which we compete is relatively small and we are unaware of any one company that competes against us across our full range of services. We expect competition with our services to increase over time as the market for our services grows. Competition may also increase as a result of industry consolidation.

  In the markets occupied by our higher-end products such as Web Business Finder, we face competition from companies including InfoNow Corporation, which provides outsourced Web-based inquiry management services, and Where 2 Get It Inc., which provides Internet-based dealer locator service. Our SiteMaker service competes indirectly with companies that provide free or low-cost web creation and hosting services in conjunction with internet service provider, or ISP, services. Our MailMaker service competes directly with other Internet marketing companies, including Post Communications, Digital Impact, and yesmail.com, which all provide outsourced electronic mail marketing services. Finally, with many potential new clients, the initial competitor to our service offerings is the client's own in-house information systems department which may initially believe that it can duplicate our services at a lower cost. This often delays the sale process, but we are currently unaware of any retailer or merchant that has decided to build its own solution after having been exposed to our service offerings. In each competitive situation that we face, we believe the factors that cause potential clients to consider our services include the depth of our service offerings, our ability to integrate our services into larger marketing initiatives, the quality and reliability of our services, our speed of implementation and the overall quality of our technology and client service.

  Our MapBlast! business unit focuses on providing simple maps and driving directions and faces significant competition from a variety of companies, including MapQuest.com, Inc., Zip2 Corporation, now known as AltaVista Local Portal Services, and Switchboard Incorporated, all of which are able to provide these services at very competitive prices. Competitive factors within this marketplace include being the first to offer a mapping solution to a potential customer, product and service pricing and the quality of the products and services offered.

  We believe that our ability to compete depends upon many factors, including our ability to provide depth and accuracy of destination information, to increase our sales force and to implement our sales and marketing initiatives, in addition to the introduction and acceptance of new and enhanced products and services developed either by us or our competitors and the ease of use of products and services developed either by us or our competitors.

Intellectual Property

  We have filed several applications for U.S. patents in order to protect proprietary intellectual property that we believe is important to our business. These include an application entitled "Method and Apparatus for Efficient Proximity Searching," "A Method and Apparatus of Expanding Web Searching Capabilities" and "A Method and System for Providing a Web-Shareable Personal Database."

  Our products and services rely on the availability and accuracy of geographic data. We have licensed a significant portion of our geographic data from a limited number of sources through non-exclusive, short-term contractual arrangements. If any of these third parties were to merge or be acquired, the number of sources providing this geographic data would be further reduced. Given the short terms of our geographic data licenses, we will have to renegotiate our contracts in the foreseeable future which may result in contractual terms that are not as favorable to us as the existing data licenses. If we cannot maintain these data licenses or any other third-party license arrangement on commercially reasonable terms, the accuracy of our services may suffer.

Government Regulation

  We are subject, both directly and indirectly, to various laws and governmental regulations relating to our business. There are currently few laws or regulations directly applicable to commercial online services or the Internet. However, due to increasing popularity and use of commercial online services and the Internet, it is possible that a number of laws and regulations may be adopted with respect to commercial online services and the Internet. These laws and regulations may cover issues including, for example, user privacy, liability for information retrieved from or transmitted over the Internet, online content regulation, user privacy, taxation and domain name registration. Moreover, the applicability to the Internet of existing laws governing issues such as intellectual property ownership and infringement, copyright, patent, trademark, trade secret, obscenity, libel, employment and personal privacy is uncertain and developing. Any new legislation or regulation or the application of existing laws and regulations to the Internet could have a material and adverse effect on our business.

  As our services are available over the Internet anywhere in the world, multiple jurisdictions may claim that we are required to qualify to do business as a foreign corporation in each of those jurisdictions. Our failure to qualify as a foreign corporation in a jurisdiction where we are required to do so could subject us to taxes and penalties for the failure to qualify. It is possible that state and foreign governments might also attempt to regulate our transmissions of content on our Web site or on the Web sites of others or prosecute us for violations of their laws. We cannot assure you that violations of local laws will not be alleged or charged by state or foreign governments, that we might not unintentionally violate these laws or that these laws will not be modified, or new laws enacted, in the future.

Employees

  As of December 10 , 1999, we had 121 employees, including five hourly personnel and consultants, employed in engineering, sales, marketing, business development, customer support and related activities, and general and administrative functions. None of our employees is represented by a labor union, and we consider our relations with our employees to be good. See "Risk Factors--In order to execute our growth plan we must attract, retain and motivate highly skilled employees."

Facilities

  Our headquarters facilities consist of approximately 25,600 square feet located in Palo Alto, California which we occupy under leases expiring in June 2000. We occupy 11,500 square feet in New Hampshire under a three year lease which is used for engineering and product development. We also lease approximately 1,200 square feet in San Francisco, California for satellite office space. We consider this space adequate for our current operations and plan to evaluate our long-term need for office space in early 2000. We also lease space in a number of data centers in which we locate our equipment.

Legal Proceedings

  We are not currently engaged in any material legal proceedings.

                                   Management

  The following table sets forth, as of November 1, 1999, the name, age and position of each of our directors and executive officers.

--------------------------------------------------------------------------------

     Name                   Age                    Position
--------------------------- --- -----------------------------------------------
Emerick Woods.............. 44  President and Chief Executive Officer, Director
Scott Young................ 41  Senior Vice President, Operations
David Seltzer.............. 45  Vice President and Chief Financial Officer
Gregory Beasley............ 36  Vice President, Business Development
Mary Gavin................. 42  Vice President, Engineering
Elaine Hamilton............ 52  Vice President, Human Resources
Dinesh Wadhawan............ 42  Vice President, Sales
Eric Winkler............... 33  Vice President, Marketing
David Cherner.............. 35  General Manager, MapBlast!
Scott Shuda................ 34  General Counsel and Secretary
Herbert M. Dwight, Jr.      69  Chairman of the Board of Directors
 (1)(2)....................
Jonathan Callaghan......... 30  Director
James J. Geddes, Jr........ 49  Director
Fred Gibbons (2)........... 50  Director
Peter Mills................ 48  Director
Norman Nie (1)............. 56  Director
Michael Sears (2).......... 43  Director
Peter Ziebelman (1)........ 43  Director

-------------------
(1)  Member of the Compensation Committee.
(2)  Member of the Audit Committee.

  Emerick Woods has served as our President and Chief Executive Officer since August 1997 and as a Director since February 1998. From August 1996 to August 1997, Mr. Woods was the President and Chief Executive Officer of TuneUp.com, Inc., an Internet based computing updating service. In May 1997, TuneUp.com filed a voluntary petition for Chapter 11 bankruptcy, after which it was reorganized and sold to Quarterdeck Corporation, a provider of software utilities. From November 1994 to June 1997, Mr. Woods was a Vice President and General Manager of Quarterdeck Corporation. Mr. Woods holds a B.S. in Computer Science from Yale University and an M.B.A. from Harvard University. Mr. Woods is also a Director of ClickAction, Inc., a provider of Internet marketing solutions.

  Scott Young has served as our Senior Vice President, Operations since October 1997. From October 1996 to October 1997, Mr. Young was our Director of Operations. From February 1994 to October 1996, Mr. Young was the Vice President of Sales and Marketing of Infrastructures for Information, Inc., a provider of integrated information management systems software. From August 1989 to October 1994, Mr. Young was the Director of Technology and Government Relations for Semiconductor Equipment and Materials International, an industry consortium for the semiconductor industry. Mr. Young holds a B.A. and a J.D. from the University of Kansas.

  David Seltzer has served as our Vice President and Chief Financial Officer since June 1998. From August 1998 to May 1999, Mr. Seltzer also served as our Secretary. From August 1997 to May 1998, Mr. Seltzer was an independent financial consultant. From June 1994 to July 1997, Mr. Seltzer was Vice President and Chief Financial Officer of Portrait Displays, Inc., a developer of pivoting displays and image rotation software. From April 1992 to May 1994, Mr. Seltzer was the Corporate

Controller for Truevision, formerly known as RasterOps, a provider of digital video computer products. Mr. Seltzer holds a B.A. in Business Studies from the College of Technology in Glasgow, Scotland.

  Gregory Beasley has served as our Vice President, Business Development since August 1998. From 1996 to 1998, Mr. Beasley was the Chief Executive Officer of Skytech, Inc., an Internet business development company. From 1994 to 1996, Mr. Beasley was Co-Founder, Vice President of Marketing and General Manager of the Consumer Division of Worlds, Inc., a developer of graphic chat spaces on the Internet. Mr. Beasley holds a B.A. in Computer Science and Psychology from Dartmouth College, and an M.B.A. from Harvard University.

  Mary Gavin has served as our Vice President, Engineering since August 1999. From October 1997 to August 1999, Ms. Gavin was our Director of Engineering Projects. From March 1997 to October 1997, Ms. Gavin was our Project Manager. In 1996, Ms. Gavin was a Marketing Manager of NetRights, LLC, a start-up Internet company. In 1995, Ms. Gavin was a Support and Training Manager of Codman Research Group, a developer of decision support systems for the health care industry. Ms. Gavin holds a B.A. from Ripon College.

  Elaine Hamilton has served as our Vice President, Human Resources since October 1999. From June 1998 to October 1999, Ms. Hamilton was the Vice President of Human Resources of Geron Corporation, a biopharmaceutical company providing therapeutic and diagnostic products for cancer and other age-related diseases. From April 1995 to June 1998, Ms. Hamilton was the Director of Human Resources for Metricom, Inc., a provider of wide area wireless data communications solutions. Ms. Hamilton holds a B.A. in Education and Psychology from the University of Iowa and an M.S. in Human Resources and Organization Development from the University of San Francisco.

  Dinesh Wadhawan has served as our Vice President, Sales since March 1999. From October 1995 to March 1999, Mr. Wadhawan was the Director of Operations, Western North America of Systems Union, Inc., a provider of international business and financial software. From January 1994 to September 1995, Mr. Wadhawan was the Global Manager, Oil and Gas, of Systems Union Limited, the United Kingdom component of Systems Union. Mr. Wadhawan holds a B.S. and a Post Graduate Diploma in Business Management from the University of Delhi, India.

  Eric Winkler has served as our Vice President, Marketing since January 1999. From 1998 to 1999, Mr. Winkler was a Director of Consumer Marketing for the consumer software division of IBM. From 1994 to 1998, Mr. Winkler was a Marketing and Communications Department Manager and then Director for Broderbund Software, a software publisher. Mr. Winkler holds a B.A. from the Allen School of Advertising at the University of Oregon.

  David Cherner has served as our General Manager, MapBlast! since April 1999. From October 1997 through April 1999, Mr. Cherner was a management consultant to several early-stage Internet companies, including Third Age Media, eWork Exchange and Vicinity. During that time, Mr. Cherner also served as Vice President of the Panterra Group, a management consulting organization. In February 1996, Mr. Cherner founded i-Health, Inc., an Internet health content community, where he served as President and Chief Executive Officer until September 1997. From 1994 to 1996, Mr. Cherner was a senior manager, business development of Access Health, Inc., an information services company. Mr. Cherner holds a B.A. in Economics from Emory University and an M.B.A. from the Haas School of Business at the University of California, Berkeley.

  Scott Shuda has served as our General Counsel and Secretary since May 1999. From May 1998 to May 1999, Mr. Shuda was a corporate associate in the Silicon Valley office of the law firm of Latham & Watkins. From September 1996 to May 1998, Mr. Shuda was a corporate associate in the law firm of O'Sullivan, Graev & Karabell in New York. From September 1994 to August 1996, Mr. Shuda was a corporate associate in the law firm of Roger & Wells in New York. Mr. Shuda holds a B.A., an M.B.A. and a J.D. from Georgetown University.

  Herbert M. Dwight, Jr. has served as Chairman of the Board of Directors since October 1999. Mr. Dwight has served in a number of positions for Optical Coating Laboratory, Inc., a manufacturer of optical thin films, including Chairman of the Board since August 1991, President from August 1991 to November 1997, Chief Executive Officer from August 1991 to April 1998 and Chief Financial Officer from December 1993 to April 1995. Mr. Dwight was Chairman, President and Chief Executive Officer of Superconductor Technologies, Inc., a telecommunications technology company, from 1988 through August 1991 and continued to served as Chairman from 1991 until May 1994. Mr. Dwight holds a B.S. and an M.S. in Electrical Engineering from Stanford University. Mr. Dwight is also a Director of Applied Materials, Inc., Applied Magnetics Corporation and Advanced Fiber Communications, Inc.

  Jonathan Callaghan has served as a Director since May 1997. Since May 1997, Mr. Callaghan has been a General Partner of CMG@Ventures, a venture capital firm. From June 1991 to June 1995, Mr. Callaghan was an associate of Summit Partners, a venture capital firm. Mr. Callaghan holds a B.A. from Dartmouth College and an M.B.A. from Harvard University. Mr. Callaghan is also a Director of Chemdex Corporation, Hotlinks Corporation, Exp.com, Inc. and several private companies.

  James J. Geddes, Jr. has served as a Director since August 1999. Since September 1995, Mr. Geddes has been the Managing Director of Trans Cosmos USA, Inc., an investment management company, which is an affiliate of the EnCompass Group, Inc. From August 1993 to August 1995, Mr. Geddes was the President and Chief Executive Officer of InVision Systems Corporation, a provider of Internet-based desktop video software. Mr. Geddes holds a B.S. in Electrical Engineering from the University of Maryland.

  Fred Gibbons has served as a Director since October 1995. From October 1995 to October 1999, Mr. Gibbons was the Chairman of the Board of Directors. From 1995 to 1999, Mr. Gibbons was a Lecturer at Stanford University's Graduate School of Engineering. Since 1994, Mr. Gibbons has been the principal of Venture-Concept.com, a concept stage venture management firm. Mr. Gibbons holds a B.S. in Science Engineering and a M.S. in Computer Engineering from the University of Michigan and an M.B.A. from Harvard University. Mr. Gibbons is also a Director of MIPS technologies, Inc., Inverse Networks, Inc. and several private companies.

  Peter Mills has served as a Director since February 1996. Since March 1995, Mr. Mills has been a General partner of CMG@Ventures, a venture capital firm. From March 1992 to March 1994, Mr. Mills was the Chief Executive Officer of the United States Display Consortium, a non-profit consortium for the development of flat panel displays. Mr. Mills holds a B.S. in Communications from Ithaca College and an M.B.A. from Columbia University.

  Norman Nie has served as a Director since December 1998. Since 1997, Mr. Nie has been a Technology Partner of Oak Investments, a venture capital firm. From 1975 to 1991, Mr. Nie was the Chief Executive Officer of SPSS, Inc., a provider of statistical software and service solutions. Mr. Nie holds a B.A. from the University of Washington and an M.A. and a Ph.D from Stanford University.
Mr. Nie is also a director of SPSS, Inc. and several private companies.

  Michael Sears has served as a Director since June 1998. Mr. Sears is currently the President and Chief Executive Officer of Black Pearl Software, Inc., a provider of Internet enterprise software tools. From 1997 to 1999, Mr. Sears was the General Manager of Spyglass, Inc., a provider of Internet connectivity solutions. From 1996 to 1997, Mr. Sears was an independent consultant, and from 1990 to 1996, Mr. Sears was a General Manager of Sun Microsystems, Inc. Mr. Sears holds a B.S. from the United States Naval Academy, and a J.D. and an M.B.A. from Stanford University.

  Peter Ziebelman has served as a Director since June 1997. Mr. Ziebelman is a Founding Partner of 21st Century Internet Venture Partners, a venture capital firm. From 1988 to October 1996, Mr. Ziebelman was a partner of Thompson Clive Venture Capital, an international venture capital firm. Mr. Ziebelman holds a B.S. in Computer Science and Psychology from Yale University, and an M.S. in Management from Stanford Graduate School of Business.

Board Composition

  We currently have nine authorized directors. In accordance with the terms of our Restated Certificate of Incorporation which will become effective upon the closing of this offering, the terms of office of our directors will be divided into three classes: Class I, whose term will expire at the annual meeting of our stockholders to be held in 2000; Class II, whose term will expire at the annual meeting of stockholders to be held in 2001; and Class III, whose term will expire at the annual meeting of stockholders to be held in 2002. The Class
I directors are     ,      and     ; the Class II directors are     ,      and
    ; and the Class III directors are     ,      and     . At each annual
meeting of stockholders the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election or special meeting held in lieu thereof. In addition, our Restated Certificate of Incorporation provides that the authorized number of directors may be changed only by a resolution of the Board of Directors or a super-majority vote of our stockholders. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. This classification of our Board of Directors may have the effect of delaying or preventing changes in control or management of our company.

Board Committees

Audit Committee

  The Audit Committee of the Board of Directors reviews, acts on and reports to the Board of Directors with respect to various auditing and accounting matters, including the recommendation of our independent auditors, the scope of the annual audits, fees to be paid to the independent auditors, the performance of our independent auditors and our accounting practices. The members of the Audit Committee are Messrs. Dwight, Gibbons and Sears.

Compensation Committee

  The Compensation Committee of the Board of Directors determines the salaries, benefits and stock option grants for our employees, consultants, directors and other individuals compensated by our company. The Compensation Committee also administers our stock-based compensation plans. The members of the Compensation Committee are Messrs. Dwight, Nie and Ziebelman.

Director Compensation

  Historically, we have not paid any cash compensation to our Directors for serving on our Board of Directors, but have reimbursed them for their out-of-pocket expenses incurred in connection with attending meetings of our Board of Directors and, in some instances, granted them options to purchase shares of our common stock. After the closing of this offering, we anticipate providing customary compensation to our non-employee directors. However, the amount and nature of this compensation has not yet been determined. We anticipate that we will continue to reimburse all Directors for their out-of-pocket expenses incurred in attending meetings of our Board of Directors.

Compensation Committee Interlocks And Insider Participation

  Our Compensation Committee currently consists of Messrs. Dwight, Nie and Ziebelman. Each is a Director and none is an employee. None of our executive officers served as a director or member of the Compensation Committee or other board committee performing equivalent functions of another corporation, one of whose executive officers served on our Board of Directors or Compensation Committee.

Employment, Severance And Other Agreements

Employment Agreement with Emerick Woods

  Effective February 1998, we entered into an employment agreement with Emerick Woods pursuant to which Mr. Woods agreed to serve as our President and Chief Executive Officer. This employment agreement provides that Mr. Woods will receive an annual base salary of $200,000 and is eligible to receive an annual incentive bonus of up to $100,000. In addition, we agreed to grant Mr. Woods options to purchase 955,137 shares of our common stock, 25% of which vested immediately on the date of grant with a ratable portion of the balance of the options vesting each month for a three-year period commencing March 1998. In the event of specified merger or reorganization transactions, an aggregate additional 50% of these options will become immediately vested, subject to specified conditions. In July 1999, Mr. Woods exercised all of his options, subject to vesting. Under the employment agreement, Mr. Woods receives a housing subsidy and is eligible to participate in employee benefit plans available to our employees. In the event that Mr. Woods' employment is terminated without cause or due to death or disability, the contract provides that the base salary will be continued for up to nine months.

Stock Option Acceleration Rights of Executive Officers

  We have entered into agreements with a number of our executive officers providing that up to 25% of their stock options will become immediately vested in the event of specified merger or reorganization transactions.

Executive Compensation

  The following table sets forth all compensation awarded to, earned by or paid to our Chief Executive Officer and the four other most highly compensated executive officers of our company whose annual salary and bonus exceeded $100,000 in fiscal 1999, or Named Executive Officers, for services rendered in all capacities to us during fiscal 1999.

                                              ---------------------------------
                                                                      Long-Term
                                                   Annual          Compensation
                                               Compensation(1)           Awards
                                              -------------------- ------------
                                                                         Shares
                                                                     Underlying
Name and Principal Position                     Salary       Bonus      Options
---------------------------                   --------    -------- ------------
Emerick Woods, President and Chief Executive
 Officer..................................... $200,000(2) $100,000            0
Scott Young, Senior Vice President,
 Operations..................................  130,000      30,000      190,000
David Seltzer, Vice President and Chief
 Financial Officer...........................  130,000      20,000            0
Gregory Beasley, Vice President, Business
 Development.................................  117,468      20,000      180,000
Mary Gavin, Vice President, Engineering......   92,083      10,000       55,000

-------------------

(1) In accordance with the rules of the Securities and Exchange Commission, other compensation in the form of perquisites and other personal benefits has been omitted for the Named Executive Officers because the aggregate amount of these perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total of annual salary and bonuses for each of our Named Executive Officers in fiscal 1999.

(2) Excludes $33,000 related to housing expenses paid by us on behalf of Mr. Woods.

Option Grants In Last Year

  The following table sets forth information regarding stock options granted to each of the Named Executive Officers during fiscal 1999. We have not granted any stock appreciation rights.

                         --------------------------------------------------------------------------------------
                                                                                 Potential Realizable Value at
                          Number of   % of Total                                    Assumed Annual Rates of
                         Securities      Options                                 Stock Price Appreciation for
                         Underlying   Granted to                                        Option Term(1)
                            Options Employees in  Exercise     Market Expiration ------------------------------
Name                     Granted(1)  Fiscal Year     Price      Price       Date             5%            10%
----                     ---------- ------------  -------- ---------- ---------- -------------- ---------------
Emerick Woods...........          0            0%      --         --         --             --             --
Scott Young.............          0            0       --         --         --             --             --
David Seltzer...........          0            0       --         --         --             --             --
Gregory Beasley.........    180,000         15.4     $0.15 $1,980,000    8/19/08 $    3,181,231 $    5,065,579
Mary Gavin..............      5,000          0.4      0.15     55,000    8/19/08         88,368        140,711

-------------------

(1) Potential realizable values are net of exercise price before taxes, and are based on the assumptions that our assumed initial public offering price of $11.00 per share was the fair market value of the stock on the date of grant and that our common stock appreciates at the annual rate shown compounded annually from the date of grant until the expiration of the ten-year term. These numbers are calculated based on Securities and Exchange Commission requirements and do not reflect our projection or estimate of future stock price growth.

Option Exercises and Fiscal Year-End Option Values

  The following table sets forth information concerning stock option exercises in fiscal 1999 and the number and value of unexercised options held by each of the Named Executive Officers at July 31, 1999.

                         ------------------------------------------------------------------------------------
                                                Number of Securities Underlying      Value of Unexercised
                                                    Unexercised Options at          In-the-Money Options at
                              Shares                     July 31, 1999                 July 31, 1999(1)
                            Acquired    Value ------------------------------- -------------------------------
Name                     on Exercise Realized Exercisable(2) Unexercisable(2) Exercisable(2) Unexercisable(2)
----                     ----------- -------- -------------- ---------------- -------------- ----------------
Emerick Woods...........     955,137                       0                0            --               --
Scott Young.............      50,000                 190,000                0     $2,071,000              --
David Seltzer...........     130,000                       0                0            --               --
Gregory Beasley.........           0                 180,000                0      1,953,000              --
Mary Gavin..............           0                  55,000                0         54,250              --

-------------------

(1) There was no public trading market for the common stock as of July 31, 1999. Accordingly, these values have been calculated on the basis of the assumed initial public offering price of $11.00 per share, less the applicable exercise price per share, multiplied by the number of underlying shares.

(2) All options granted under our stock option plans are immediately exercisable; unvested shares issued upon exercise are subject to repurchase by our company.

Employee Benefit Plans

1995 Stock Option Plan

  Our 1995 Stock Option Plan was adopted by our Board of Directors in October 1995, and approved by our stockholders in February 1996. Under the 1995 Plan, a total of 2,000,000 shares of common stock were authorized and 1,362,143 shares were issued, 1,050,585 of which have subsequently been retired. No further grants will be made under the 1995 Plan.

  The 1995 Plan may be administered by our Board of Directors, or a committee thereof. Subject to the Act, Delaware corporate and securities laws, the Internal Revenue Code and the rules of the Nasdaq National Market, our Board of Directors may adjust the size and composition of the committee, or remove the committee and administer the 1995 Plan directly. Our Board of Directors may amend, alter, suspend or discontinue the 1995 Plan at any time. However, this action will not affect the rights of previously granted options, unless there is a written agreement to that affect signed by the option holder and our company.

  Upon any changes in our capitalization, such as a stock split or stock dividend, the number of shares subject to each option and the shares authorized, as well as the per share exercise price will be adjusted proportionally. However, issues of any class of stock, or securities convertible into shares of stock, will not trigger this proportional adjustment. In the event of our proposed dissolution or liquidation, our Board of Directors will notify each option holder before any action is taken. All unexercised options will terminate immediately before the completion of a dissolution or liquidation transaction. If we merge or sell substantially all our assets, the outstanding options must be assumed or substituted for by the successor corporation and/or its affiliates. If the successor corporation refuses to honor or substitute the outstanding options, they will become immediately and fully vested and exercisable.

1996 Incentive Stock Option Plan

  Our 1996 Incentive Stock Option Plan was adopted by our Board of Directors and approved by our stockholders in November 1996. Under the 1996 Plan, a total of 4,291,317 shares of common stock were authorized and as of December 15, 1999, 3,889,417 shares were issued, none of which have subsequently been retired. Upon the completion of this offering, no further grants will be made under the 1996 Plan.

  The 1996 Plan may be administered by our Board of Directors, or a committee thereof. Subject to the Act, Delaware corporate and securities laws, the Internal Revenue Code and the rules of the Nasdaq National Market, our Board of Directors may adjust the size and composition of the committee, or remove the committee and administer the 1996 Plan directly. Our Board of Directors may amend, alter, suspend or discontinue the 1996 Plan at any time. However, this action will not affect the rights of previously granted options, unless there is a written agreement to that affect signed by the option holder and our company.

  Upon any changes in our capitalization, such as a stock split or stock dividend, the number of shares subject to each option and the shares authorized, as well as the per share exercise price will be adjusted proportionally. However, issues of any class of stock, or securities convertible into shares of stock, will not trigger this proportional adjustment. In the event of our proposed dissolution or liquidation, our Board of Directors will notify each option holder before any action is taken. All unexercised options will terminate immediately before the completion of a dissolution or liquidation transaction. If we merge or sell substantially all our assets, the outstanding options must be assumed or substituted for by the successor corporation and/or its affiliates. If the successor corporation refuses to honor or substitute the outstanding options, they will become immediately and fully vested and exercisable.

2000 Equity Participation Plan

  Our 2000 Equity Participation Plan was adopted by our Board of Directors in December 1999 as a successor equity plan to our 1996 Incentive Stock Option Plan. The 2000 Plan will become effective upon the completion of this offering.
Under the 2000 Plan, a total of      shares of common stock have been reserved
for issuance. As of the date of this prospectus, no shares have been issued under the 2000 Plan.

  The 2000 Plan provides for the discretionary grant of incentive stock options to employees and for the grant of nonstatutory stock options, stock appreciation rights, performance awards, dividend equivalents, stock payments and deferred stock to employees and consultants. The 2000 Plan provides that we cannot issue incentive stock options after November 1, 2009. The 2000 Plan also provides for formula grants to our non-employee directors of nonstatutory stock options to purchase 5,000 shares of common stock on the date of each annual meeting of our stockholders at which he or she is reelected to our Board of Directors.

  The 2000 Plan may be administered by our Board of Directors or a committee thereof. The administrator has the power to determine the terms of the options or other awards granted, including the exercise price of the options or other awards, the number of shares subject to each option or other award (up to 1,000,000 per year per participant), the exercisability thereof, and the form of consideration payable upon exercise. In addition, the administrator has the authority to amend, suspend or terminate the 2000 Plan, provided that no action may affect any share of common stock previously issued and sold or any option previously granted under the 2000 Plan without the consent of the holder. The exercise price of nonstatutory stock options and other awards granted under the 2000 Plan is determined by the administrator, but with respect to nonstatutory stock options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Internal Revenue Code, the exercise price must be at least equal to the fair market value of the common stock on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of our outstanding capital stock, the exercise price of any incentive stock option granted must be at least equal 110% of the fair market value on the grant date and the term must not exceed five years. The term of all other options granted under the 2000 Plan may not exceed ten years.

  In the case of restricted stock, unless the administrator determines otherwise, the restricted stock purchase agreement will grant us a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's employment or consulting relationship with our company for any reason, including death or disability. The purchase price for shares repurchased pursuant to a restricted stock purchase agreement must be the original price paid by the purchaser. The repurchase option will lapse at a rate determined by the administrator. Options and other awards granted under the 2000 Plan are generally not transferable by the optionee, and each option and other award is exercisable during the lifetime of the optionee only by the optionee. Options granted under the 2000 Plan must generally be exercised within three months after the end of optionee's status as an employee, director or consultant, or within one year after the optionee's termination by disability or death, respectively, but in no event later than the expiration of the option's term. The 2000 Plan provides that, in the event of a merger of Vicinity with or into another corporation, the administrator will have the authority, but not the obligation to accelerate the vesting of each outstanding option and other award, except that options issued to non-employee directors will vest in full upon the closing of a merger transaction.

  Contemporaneously with this offering, we will grant options to purchase shares of common stock. The exercise price of these options will be the price to public disclosed on the cover of this prospectus.

Employee Stock Purchase Plan

  The Vicinity Corporation 2000 Employee Stock Purchase Plan was adopted by our
Board of Directors and our stockholders in December 1999. A total of     shares
of common stock may be sold under the purchase plan, provided that during the term of the purchase plan, on each anniversary date of the purchase plan's initial adoption by our Board of Directors, the number of shares of common
stock which may be sold under the purchase plan will be increased by    . As of
the date of this prospectus, no shares have been issued under the purchase plan. The purchase plan, which is intended to qualify under Section 423 of the Internal Revenue Code, contains consecutive offer periods that are generally six months in duration. The offer periods start and end on June 1 and December 1 of each year, except for the first offer period, which will commence on the date immediately preceding the first date on which a share of common stock is traded on an exchange or quoted on Nasdaq or a successor quotation system and end on June 1, 2000. Employees are eligible to participate if they are customarily employed by us or any participating subsidiary for at least twenty hours per week. However, no employee may be granted a right to purchase stock under the purchase plan (1) to the extent that, immediately after the grant of the right to purchase stock, the employee would own, or be treated as owning, stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock or (2) to the extent that his or her rights to purchase stock under all of our employee stock purchase plans accrues at a rate which exceed $25,000 worth of stock for each calendar year.

  The purchase plan permits participants to purchase common stock through payroll deductions of up to 15% of the participant's base compensation. Base compensation is defined as the participant's total compensation which he or she receives on each payday as compensation for services to our company. The maximum number of shares a participant may purchase with respect to a single offer period is 5,000 shares. Amounts deducted and accumulated by the participant are used to purchase shares of common stock at the end of each offer period. The price of stock purchased under the purchase plan is 85% of the lesser of the fair market value of the common stock (1) the first day of the offer period or (2) the last day of the offer period. Participants may end their participation at any time other than the final 10 days of an offer period, and they will be paid their payroll deductions to date. Participation ends automatically upon termination of employment with Vicinity.

  Rights to purchase stock granted under the purchase plan are not transferable by a participant other than by will, the laws of descent and distribution, or as otherwise provided under the purchase plan. The purchase plan provides that, in the event of a merger of Vicinity with or into another corporation or a sale of substantially all of our assets, each outstanding right to purchase stock may be assumed or substituted for by the successor corporation. Our Board of Directors has the authority to amend or terminate the purchase plan. However, no action by our Board may adversely affect any outstanding rights to purchase stock under the purchase plan, except that our Board may terminate an offer period on any exercise date if our Board determines that the termination of the purchase plan is in the best interests of Vicinity and our stockholders.

Registration under the Securities Act

  We intend promptly after the completion of this offering to register on Form S-8 all shares of common stock issuable under our compensatory stock plans other than shares which may be resold under Rule 701 without registration.

                             Principal Stockholders

  The following table sets forth information with respect to the beneficial ownership of our common stock as of November 1, 1999, and as adjusted to reflect the conversion of the preferred stock into common stock immediately prior to the completion of this offering and sale of the shares of common stock offered by this prospectus, by:

    . each person, or group of affiliated persons, who is known by us to beneficially own 5% or more of our common stock;

    . each of our directors and Named Executive Officers; and

    . all of our directors and executive officers as a group.

  Share ownership in each case includes shares issuable upon exercise of outstanding options and warrants that are exercisable within 60 days of November 1, 1999, as described in the footnotes below. Percentage of ownership is calculated according to SEC Rule 13d-3(d)(1). Percentage ownership calculations before and after this offering are based on 19,235,325 shares and 24,235,325 shares, respectively, of common stock outstanding. The address for all executive officers and directors is c/o Vicinity Corporation, 1135A San Antonio Road, Palo Alto, CA 94303.

                             -------------------------------------------
                                              Percentage of
                                               Common Stock
                                Number of Beneficially Owned (1)
                                   Shares ------------------------------
Name and Address of          Beneficially  Before the         After the
Beneficial Owner                Owned (1)    Offering          Offering
-------------------          ------------ -----------        -----------
CMG@Ventures (2)............    5,788,536              30.1%             23.9%
Oak Investment Partners
 (3)........................    4,252,994              22.1              17.5
21st Century Internet Fund,
 L.P. (4)...................    1,850,000               9.6               7.6
EnCompass Group, Inc. (5)...    1,332,000               6.9               5.5
Emerick Woods...............      755,137               3.9               3.1
Scott Young.................      240,000               1.2                 *
David Seltzer...............      130,000                 *                 *
Gregory Beasley.............      205,000               1.1                 *
Mary Gavin..................       80,000                 *                 *
Herbert M. Dwight, Jr.......      210,000               1.1                 *
Jon Callaghan (2)...........    5,788,536              30.1              23.9
Jim J. Geddes, Jr. (5)......      200,000               1.0                 *
Fred Gibbons (6)............      108,576                 *                 *
Peter Mills (2).............    5,788,536              30.1              23.9
Norman Nie..................       31,905                 *                 *
Michael Sears...............       20,000                 *                 *
Peter Ziebelman (4).........    1,850,000               9.6               7.6
All directors and executive
 officers as a group (18
 persons)...................   10,174,154              52.9              43.0

-------------------
 * Less than 1% of total.
(1) Gives effect to the shares of common stock issuable within 60 days of November 1, 1999 upon the exercise of all options and other rights beneficially owned by the indicated stockholders on that date. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares. Unless otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares beneficially owned.

(2) Consists of 5,788,536 shares held by CMG@Ventures I, an affiliate of CMG@Ventures. Guy S. Bradley, Andrew J. Hajducky, III, David S. Wetherell and Messrs. Callaghan and Mills are each a General Partner of CMG@Ventures and may be deemed to have voting and investment powers over these shares. Messrs. Callaghan and Mills disclaim beneficial ownership of these shares, except to the extent of each of their interests in CMG@Ventures and CMG@Ventures I.

(3) Excludes 31,905 shares held by Norman Nie, one of our Directors and a limited partner of Oak VIII Affiliates Fund, L.P. Bandel Carano, Jerry Gallagher, Ed Glassmeyer, Fred Harmon and Ann Lamont are each a General Partner of Oak Investment Partners.

(4) Consists of 1,850,000 shares held by 21st Century Internet Fund, L.P., an affiliate of 21st Century Internet Management Partners, LLC. J. Neil Weintraut and Mr. Ziebelman are each a General Partner of 21st Century Internet Fund L.P. Mr. Ziebelman, is a General Partner of 21st Century Internet Management Partners, LLC, and may be deemed to have voting and investment powers over these shares. Mr. Ziebelman disclaims beneficial ownership in these shares, except to the extent of his interest in 21st Century Internet Management Partners, LLC.

(5) Includes 932,000 shares held by EnCompass Group, Inc., 200,000 shares held by U.S. Information Technology Financing L.P., 190,000 shares held by Trans Cosmos USA, Inc., and 10,000 shares held by TCI Club. The executive officers of EnCompass Group, Inc. are James Doane, Hiroyuki Kohara, Yasuki Matsumoto and Shozo Okuda. The directors of EnCompass Group, Inc. are Anindya Bose, Koji Funatsu, Hirofumi Hirano, Kideaki Ishioka, Hiroshi Kaizuka, Ichizo Nakai, Koki Okuda and Masataka Okuda. Mr. Geddes is Managing Director of Trans Cosmos USA, Inc., and may be deemed to have voting and investment powers over the shares held by Trans Cosmos USA, Inc. and TCI Club. Mr. Geddes disclaims beneficial ownership in these shares, except to the extent of his interest in Trans Cosmos USA, Inc. and TCI Club.
(6) All shares are held by a trust with respect to which Mr. Gibbons maintains sole voting power.

                              Certain Transactions

  We have entered into various service agreements with NaviSite Internet Services Corporation pursuant to which NaviSite agreed to host a portion of our data center equipment and provide Internet connections and we agreed to pay NaviSite various setup and service fees. Our current agreement with NaviSite, entered into in June 1998, had an original one year term with automatic annual renewals unless either party provides notice to the other of its intention to terminate. NaviSite's largest stockholder is CMGI, Inc., an affiliate of our largest stockholder, CMG@Ventures. In addition, Craig D. Goldman, Andrew J. Hajducky, III and David S. Wetherell are directors of NaviSite and principals of CMG@Ventures and Messrs. Hajducky and Wetherell are officers of, and Mr. Goldman is a director of, CMGI, Inc. We paid NaviSite approximately $246,000, $149,000 and $190,000 in fiscal 1997, 1998 and 1999, respectively.

  In June 1998, we entered into a service agreement with AltaVista pursuant to which we provided AltaVista with United States and Canadian maps and driving directions. The original term of the agreement expired in May 1999. In fiscal 1998 and 1999, our revenue related to this agreement was approximately $42,667 and $213,333, respectively. AltaVista's largest stockholder is CMGI, Inc., an affiliate of our largest stockholder CMG@Ventures.

  In July 1999, we loaned approximately $96,000 to Emerick Woods, our President and Chief Executive Officer, to enable Mr. Woods to exercise options to purchase shares of our common stock. This recourse loan bears interest at a rate equal to 8 1/4% and is payable by Mr. Woods on the first to occur of the following:

    .18 months after an initial public offering of our common stock;

    .30 days after the sale of our company;

    .90 days after the termination of Mr. Woods' employment; and

    .July 2004.

  In October 1999, we loaned approximately $113,000 to Dinesh Wadhawan, our Vice President, Sales, to enable Mr. Wadhawan to exercise options to purchase shares of our common stock. In December 1999, we increased the amount of this loan to approximately $135,000 to assist Mr. Wadhawan in paying taxes relating to the exercise of his options. This recourse loan bears interest at a rate equal to 8 1/4% and is payable by Mr. Wadhawan on the first to occur of the following:

    .18 months after an initial public offering of our common stock;

    .30 days after the sale of our company;

    .90 days after the termination of Mr. Wadhawan's employment; and

    .October 2004.

  In November 1999, we entered into a license agreement with ClickAction Inc. pursuant to which we license software from ClickAction. In December 1999, we paid an aggregate of $250,000 in license fees under this license agreement. Mr. Woods is a Director of ClickAction.

  We believe that each of the foregoing transactions was on terms no less favorable to us than we could have obtained from independent third parties.

                          Description of Capital Stock

  The following description of our capital stock and related provisions of our Restated Certificate of Incorporation as will be in effect upon the closing of this offering, or Certificate, and Bylaws as will be in effect upon the closing of this offering, or Bylaws, are summaries of these documents and are qualified by reference to the Certificate and the Bylaws. Copies of these documents have been filed with the Securities and Exchange Commission as exhibits to our registration statement, of which this prospectus forms a part. The descriptions of the common stock and preferred stock reflect changes to our capital structure that will occur upon the closing of this offering.

  The authorized capital stock of our company consists of 100,000,000 shares of common stock, par value $.001 per share, and 5,000,000 shares of preferred stock, par value $.001 per share.

Common Stock

  As of October 31, 1999, there were 19,235,325 shares of common stock outstanding and held of record by 76 stockholders assuming conversion of all outstanding shares of preferred stock.

  Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and they do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive ratably dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of any outstanding preferred stock. Upon the liquidation, dissolution or winding up of our company the holders of common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of the common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future. Upon the closing of this offering, there will be no shares of preferred stock outstanding.

Preferred Stock

  Upon the closing of this offering, our Board of Directors will be authorized, without further stockholder approval, to issue from time to time up to an aggregate of 5,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of any series thereof, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption including sinking fund provisions, redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of any series. We have no present plans to issue any shares of preferred stock. See "Anti-Takeover Effects of Delaware Law and our Certificate of Incorporation and Bylaws."

Registration Rights

  Pursuant to the terms of the Amended and Restated Information and Registration Rights Agreement, after the closing of this offering the holders of 16,682,100 shares of common stock will be entitled to demand and piggyback registration rights with respect to the registration of their shares under the Securities Act. Please see "Shares Eligible for Future Sale."

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

  We are subject to the provisions of Section 203 of the Delaware General Corporation Law, as amended, or DGCL. Subject to a number of exceptions,
Section 203 of the DGCL prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained status as an interested stockholder with the approval of the board of directors or unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of a corporation's voting stock. This statute could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts with respect to our company and, accordingly, may discourage attempts to acquire us.

  In addition, a number of provisions of the Certificate and Bylaws, which provisions will be in effect upon the closing of this offering and are summarized in the following paragraphs, may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by our stockholders.

  Board of Directors Vacancies. The Certificate authorizes our Board of Directors to fill vacant directorships or increase the size of the Board of Directors. This may deter a stockholder from removing incumbent directors and simultaneously gaining control of the Board of Directors by filling the vacancies created by removal with its own nominees.

  Stockholder Action; Special Meeting of Stockholders. The Certificate provides that stockholders may not take action by written consent, but only at a duly called annual or special meeting of stockholders. The Certificate further provides that special meetings of stockholders of our company may be called only by the Chairman of the Board of Directors or a majority of the Board of Directors.

  Advance Notice Requirements for Stockholder Proposals and Director Nominations. The Bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder's notice must be delivered to or mailed and received at our principal executive offices not less than 120 days nor more than 150 days prior to the first anniversary of the date of our notice of annual meeting provided with respect to the previous year's annual meeting of stockholders; provided, that if no annual meeting of stockholders was held in the previous year or the date of the annual meeting of stockholders has been changed to be more than 30 calendar day earlier than or 60 calendar days after the first anniversary of the date of our notice of annual meeting, notice by the stockholder, to be timely, must be so received not more than 90 days nor later than the later of (1) 60 days prior to the annual meeting of stockholders or (2) the close of business on the 10th day following the date on which notice of the date of the meeting is given to stockholders or made public, whichever first occurs. The Bylaws also specify requirements as to the form and content of a stockholder's notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

  Authorized But Unissued Shares. The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to limitations imposed by the Nasdaq National Market. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of our company by means of a proxy contest, tender offer, merger or otherwise.

  The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless a corporation's certificate of incorporation or bylaws, as the case may be, requires a greater percentage. We have provisions in our certificate and bylaws that require a super-majority vote of the stockholders to amend, revise or repeal provisions that may have an anti-takeover effect.

Limitation of Liability and Indemnification Matters

  The Certificate includes provisions to (1) eliminate the personal liability of our Directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by the DGCL and (2) indemnify our Directors and officers to the fullest extent permitted by the DGCL, including circumstances in which indemnification is otherwise discretionary.

  We have entered into agreements to indemnify our directors and officers, in addition to the indemnification provided for in the Bylaws. We believe that these provisions and agreements are necessary to attract and retain qualified directors and officers. Our Bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions, regardless of whether the DGCL would permit indemnification.

Transfer Agent And Registrar

  Upon the closing of this offering, the transfer agent and registrar for the
common stock will be   .

                        Shares Eligible for Future Sale

  Prior to this offering, there has not been any public market for the common stock, and no prediction can be made as to the effect, if any, that market sales of shares of common stock or the availability of shares of common stock for sale will have on the market price of the common stock prevailing from time to time. Nevertheless, sales of substantial amounts of common stock in the public market, or the perception that sales could occur, could adversely affect the market price of the common stock and could impair our company's future ability to raise capital through the sale of its equity securities. See "Risk Factors--The large number of shares eligible for public sale after this offering could cause our stock price to decline."

  Upon the closing of this offering, we will have an aggregate of 24,235,325 shares of common stock outstanding, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options or warrants. Of the outstanding shares, the shares sold in this offering will be freely tradable, except that any shares held by our "affiliates," as defined in Rule 144 under the Securities Act, may only be sold in compliance with the limitations described below. The remaining 19,235,325 shares of common stock will be deemed "restricted securities" as defined under Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act, which rules are summarized below. Subject to the lock-up agreements described below and the provisions of Rules 144, 144(k) and 701, additional shares will be available for sale in the public market as follows:

-----------------------------------------------------------------------------------------------------
Number of Shares  Date
----------------  -----------------------------------------------------------------------------------
                  After the date of this prospectus
                  Upon the filing of a registration statement to register for resale shares of common stock issuable upon the exercise of options granted under our company's stock option plan
                  At various times after 90 days from the date of this prospectus (Rule 144)
                  After 180 days from the date of this prospectus (subject, in some cases, to volume limitations)
                  At various times after 180 days from the date of this prospectus (Rule 144)

  In general, under Rule 144, as currently in effect, a person (or persons whose shares are required to be aggregated), including an affiliate, who has beneficially owned shares for at least one year is entitled to sell, within any three-month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of 1% of the then outstanding shares of common stock (approximately 192,353 shares immediately after this offering) or the average weekly trading volume in the common stock during the four calendar weeks preceding the date on which notice of the sale is filed, subject to restrictions. In addition, a person who is not deemed to have been our affiliate at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years would be entitled to sell these shares under Rule 144(k) without regard to the requirements described above. To the extent that shares were acquired from any of our affiliates, the holding period for the purpose of effecting a sale under Rule 144 commences on the date of transfer from the affiliate.

  Our officers, directors and holders of an aggregate of approximately 16.4 million shares of our common stock have agreed that they will not offer, sell or agree to sell, directly or indirectly, or otherwise dispose of any shares of common stock without the prior written consent of J.P. Morgan Securities, Inc. for a period of 180 days from the date of this prospectus. Please see "Underwriting."

  Any of our employees or consultants who purchased his or her shares pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701, which permits nonaffiliates to sell their Rule 701 shares without having to comply with the public information, holding period, volume limitation or notice provisions of Rule 144 and permits affiliates to sell their Rule 701 shares without having to comply with the Rule 144 holding period restrictions, in each case commencing 90 days after the date of this prospectus. As of October 31, 1999, the holders of options exercisable into
approximately       shares of common stock will be eligible to sell their
shares on the expiration of the 180-day lockup period or subject in some cases to vesting of options. We intend to file one or more registration statements on Form S-8 under the Securities Act to register all shares of common stock subject to outstanding stock options and common stock issued or issuable under our stock plans which are not eligible for resale under Rule 701. We expect to file this registration statement within 180 days after the date of this prospectus, thus permitting the resale of shares by nonaffiliates in the public market without restriction under the Securities Act.

  We have agreed not to sell or otherwise dispose of any shares of common stock during the 180-day period following the date of the prospectus, except that we may issue, and grant options to purchase, shares of common stock under the 2000 Equity Participation Plan. In addition, we may issue shares of common stock in connection with any acquisition of another company if the terms of the issuance provide that this common stock shall not be resold prior to the expiration of the 180-day period referenced in the preceding sentence. See "Risk Factors--The sale of shares eligible for future sale and expectations of future sales of these shares could depress share prices."

  Following this offering, holders of shares of outstanding common stock will have demand registration rights with respect to their shares of common stock (subject to the 180-day lock-up arrangement described above) to require us to register their shares of common stock under the Securities Act, and they will have specified rights to participate in any future registration of our securities. These holders are subject to lock-up periods of not more than 180 days following the date of this prospectus or any subsequent prospectus. See "Description of Capital Stock--Registration Rights."

                                  Underwriting

  Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom J.P. Morgan Securities, Inc., Bear, Stearns & Co. Inc. and U.S. Bancorp Piper Jaffray Inc., are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, the respective number of shares of common stock set forth opposite their names below.

                                                                       ---------
                                                                       Number of
      Underwriters                                                      Shares
      ------------                                                     ---------
      J.P. Morgan Securities, Inc.....................................
      Bear, Stearns & Co. Inc.........................................
      U.S. Bancorp Piper Jaffray Inc..................................
                                                                       ---------
      Total........................................................... 5,000,000
                                                                       =========

  The underwriters are offering the common stock subject to their acceptance of the common stock and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to purchase shares of common stock are subject to receipt of an opinion of their counsel and other conditions. If any of the shares of common stock are purchased by the underwriters under the underwriting agreement, all of the shares, other than the shares covered by the over-allotment option described below, must be purchased.

  The underwriters propose initially to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus and to dealers at the public offering price less a
concession not in excess of $   per share. The underwriters may allow, and
dealers may reallow, a concession not in excess of $   per share to other
dealers. After the initial public offering of the common stock, the offering price and other selling terms may be changed from time to time by the underwriters.

  The underwriters have informed us that they do not intend sales to their customer accounts as to which they have discretionary trading authority to exceed five percent of the total number of shares offered.

  We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 750,000 additional shares of common stock, on the same terms and conditions as set forth on the cover page hereof. The underwriters may exercise the option solely to cover over-allotments, if any, made in connection with the sale of shares of common stock offered hereby. If the underwriters' option is exercised in full, the total
price to public would be $     the total underwriting discounts and commissions
would be $    , and the total proceeds to us would be $    , before deducting
$     in estimated expenses payable by Vicinity.

  Vicinity and our officers, directors and holders of an aggregate of approximately 16.4 million shares of our common stock have agreed that, without the prior written consent of J.P. Morgan Securities, Inc., during the period beginning from the date of this prospectus and continuing to and including the date 180 days from the date of this prospectus they will not:

    . offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any of our securities which are substantially similar to the common stock, including but not limited to any securities that are convertible into or exercisable or exchangeable for, or that represent the right to receive common stock or any substantially similar securities; or

    . enter into any swap, option, future, forward or other agreement that transfers, in whole or in part, the economic consequences of ownership of common stock or any securities substantially similar to the common stock.

  The restrictions described in this paragraph do not apply to:

    . the issuance of shares under our employee stock option or stock purchase plans;

    . the grant by us of employee stock options;

    . the issuance of shares by us upon exercise of warrants outstanding on the date of this prospectus; or

    . the issuance of common stock in connection with the transactions described in this prospectus

  The underwriters have reserved for sale, at the initial public offering price, shares of the common stock for some of our directors, officers, employees, friends and family who, after receiving a preliminary prospectus and a letter explaining our directed share program, have expressed an interest in purchasing shares of common stock in the offering. These persons are expected to purchase, in the aggregate, not more than five percent of the common stock offered in the offering. The number of shares available for sale to the general public in the offering will be reduced to the extent these persons purchase reserved shares. Any reserved shares not so purchased will be offered to the general public on the same basis as the other shares offered by this prospectus.

  We have agreed to indemnify the underwriters against liabilities, losses and expenses, including liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in respect thereof.

  It is expected that delivery of the shares will be made to investors on or
about      , 2000.

  In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may over-allot in connection with this offering, creating a syndicate short position. In addition, the underwriters may bid for, and purchase, shares of common stock in the open market to cover syndicate short positions or to stabilize the price of the common stock. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the common stock in the offering, if the syndicate repurchases previously distributed common stock in syndicate covering transactions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

  Prior to this offering, there has been no public market for the common stock. The initial public offering price for the shares of common stock offered hereby will be determined by agreement between us and the underwriters. Among the factors considered in making this determination were the history of and the prospects for the industry in which we compete, an assessment of our management, our present operations, our historical results of operations and the trend of our revenues and earnings, the prospects for our future earnings, the general condition of the securities markets at the time of the offering and the prices of similar securities of generally comparable companies. We cannot assure you that an active trading market will develop for our common stock or that our common stock will trade in the public market at or above the initial public offering price.

                                 Legal Matters

  The validity of the shares of common stock offered hereby will be passed upon for Vicinity Corporation by Latham & Watkins, Menlo Park, California. Davis Polk & Wardwell, Menlo Park, California has acted as counsel for the underwriters in connection with this offering.

                                    Experts

  The financial statements of Vicinity Corporation as of July 31, 1998 and 1999 and for each of the years in the three-year period ended July 31, 1999, have been included herein and in the registration statement in reliance on the report of KPMG, LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of that firm as experts in accounting and auditing.

                             Available Information

  We have filed with the Securities and Exchange Commission a Registration Statement on Form S-1, including the exhibits, schedules and amendments thereto, under the Securities Act with respect to the shares of common stock to be sold in this offering. This prospectus does not contain all the information set forth in the registration statement. For further information regarding our company and the shares of common stock to be sold in this offering, please refer to the registration statement. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and in each instance reference is made to the copy of the contract, agreement or other document filed as an exhibit to the registration statement. These statements are qualified in all respects by these references.

  You may read and copy all or any portion of the registration statement or any other information that we file at the Securities and Exchange Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the Securities and Exchange Commission. Please call the Securities and Exchange Commission at 1-800-732-0330 for further information on the operation of the public reference rooms. Our Securities and Exchange Commission filings, including the registration statement, are also available to you on the Securities and Exchange Commission's Web site located at www.sec.gov.

  As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934 and in accordance therewith will file periodic reports, proxy statements and other information with the Securities and Exchange Commission. Upon approval of the common stock for the quotation on the Nasdaq National Market, reports, proxy and information statements and other information may also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

                              Vicinity Corporation

                         Index to Financial Statements

                                                                          Page
                                                                          ----

Independent Auditors' Report.............................................  F-2

Balance Sheets...........................................................  F-3

Statements of Operations.................................................  F-4

Statements of Redeemable Convertible Preferred Stock and Stockholders'
 Equity (Deficit)........................................................  F-5

Statements of Cash Flows.................................................  F-6

Notes to Financial Statements............................................  F-7

                          Independent Auditors' Report

The Board of Directors
Vicinity Corporation:

We have audited the accompanying balance sheets of Vicinity Corporation (the Company) as of July 31, 1998 and 1999, and the related statements of operations, redeemable convertible preferred stock and stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended July 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Vicinity Corporation as of July 31, 1998 and 1999, and the results of its operations and its cash flows for each of the years in the three-year period ended July 31, 1999 in conformity with generally accepted accounting principles.

                                       KPMG LLP

Mountain View, California
September 22, 1999, except as to Note 11

 for which the date is November 16, 1999

                              Vicinity Corporation

                                 Balance Sheets

                          ------------------------------------------------------
                                  July 31,                           Pro Forma
                          --------------------------  October 31,   October 31,
                              1998          1999          1999          1999
                          ------------  ------------  ------------  ------------
                                                       (unaudited)   (unaudited)
         ASSETS
Current assets:
  Cash and cash
   equivalents..........  $    263,944  $  9,060,393  $  6,663,222  $  8,663,222
  Accounts receivable,
   net..................     1,181,302     2,847,372     2,339,081     2,339,081
  Prepaid expenses and
   other current
   assets...............       310,009       382,995       430,017       430,017
                          ------------  ------------  ------------  ------------
    Total current
     assets.............     1,755,255    12,290,760     9,432,320    11,432,320
Property and equipment,
 net....................        65,853       912,489     1,982,685     1,982,685
                          ------------  ------------  ------------  ------------
    Total assets........  $  1,821,108  $ 13,203,249  $ 11,415,005  $ 13,415,005
                          ============  ============  ============  ============
    LIABILITIES AND
  STOCKHOLDERS' EQUITY
        (DEFICIT)
Current liabilities:
  Bank note.............  $    800,000  $  1,000,000  $        --   $        --
  Accounts payable......       484,846       491,290       881,397       881,397
  Capital lease
   obligations, current
   portion..............           --        379,545       730,082       730,082
  Accrued liabilities...       210,775     1,245,234       545,672       545,672
  Deferred revenue......     2,476,988     4,954,878     4,754,421     4,754,421
  Payable to related
   party................       163,686           --            --            --
                          ------------  ------------  ------------  ------------
    Total current
     liabilities........     4,136,295     8,070,947     6,911,572     6,911,572
Capital lease
 obligations, excluding
 current portion........           --        298,009       523,974       523,974
                          ------------  ------------  ------------  ------------
                             4,136,295     8,368,956     7,435,546     7,435,546
                          ------------  ------------  ------------  ------------
Series A, B, C, D, E and
 F redeemable
 convertible preferred
 stock and Series E
 warrants, $0.001 par
 value; authorized
 10,000,000 at July 31,
 1998, 12,519,768 at
 July 31 and October 31,
 1999; issued and
 outstanding 7,137,250
 at July 31, 1998,
 11,217,387 at July 31,
 1999 and 11,567,387 at
 October 31, 1999;
 aggregate liquidation
 preference of
 $7,971,578 at July 31,
 1998, $32,066,788 at
 July 31, 1999 and
 $34,994,570 at October
 31, 1999; aggregate
 redemption amount of
 $7,971,578 at July 31,
 1998, $22,641,677 at
 July 31, 1999 and
 $24,857,320 at October
 31, 1999...............     7,971,578    21,403,089    23,655,362           --
Commitments
Stockholders' equity
 (deficit):
  Common stock, $0.001
   par value; 22,000,000
   shares authorized;
   issued and
   outstanding 3,760,081
   at July 31, 1998,
   5,287,667 at July 31,
   1999 and 6,119,571 at
   October 31, 1999 ....         3,761         5,289         6,120        19,235
  Additional paid-in
   capital, net of
   preferred stock
   accretion............      (671,691)     (300,941)      431,656    26,073,903
  Deferred stock-based
   compensation.........           --     (1,044,132)   (1,897,125)   (1,897,125)
  Notes receivable from
   employees upon
   purchase of stock....        (2,138)      (97,652)     (213,246)     (213,246)
  Accumulated deficit...    (9,616,697)  (15,131,360)  (18,003,308)  (18,003,308)
                          ------------  ------------  ------------  ------------
    Total stockholders'
     equity (deficit)...   (10,286,765)  (16,568,796)  (19,675,903)    5,979,459
                          ------------  ------------  ------------  ------------
    Total liabilities
     and stockholders'
     equity (deficit)...  $  1,821,108  $ 13,203,249  $ 11,415,005  $ 13,415,005
                          ============  ============  ============  ============


                See accompanying notes to financial statements.

                              Vicinity Corporation

                            Statements of Operations

                         --------------------------------------------------------------
                                                                  Three Months Ended
                                 Year Ended July 31,                 October 31,
                         -------------------------------------  -----------------------
                                1997         1998         1999        1998         1999
                         -----------  -----------  -----------  ----------  -----------
Revenues:
 License and hosting
  fees.................. $ 1,419,404  $ 4,386,235  $ 5,656,529  $1,243,810  $ 2,166,479
 Service and transaction
  fees..................         --       423,648      767,122     247,958      365,027
                         -----------  -----------  -----------  ----------  -----------
  Total revenues........   1,419,404    4,809,883    6,423,651   1,491,768    2,531,506
                         -----------  -----------  -----------  ----------  -----------
Cost of revenues........   1,976,653    2,847,089    3,949,081     874,236    1,611,322
                         -----------  -----------  -----------  ----------  -----------
  Gross profit (loss)...    (557,249)   1,962,794    2,474,570     617,532      920,184
                         -----------  -----------  -----------  ----------  -----------
Operating expenses:
 Product development....   1,703,365    1,550,937    1,747,754     339,482      680,589
 Sales and marketing....   2,958,917    1,676,208    3,588,502     568,010    2,202,967
 General and
  administrative........   1,127,471    1,204,240    1,995,384     361,503      765,794
 Other..................         --           --       440,500         --           --
 Stock-based
  compensation..........         --           --       166,668         --       197,432
                         -----------  -----------  -----------  ----------  -----------
  Total operating
   expenses.............   5,789,753    4,431,385    7,938,808   1,268,995    3,846,782
                         -----------  -----------  -----------  ----------  -----------
  Loss from operations..  (6,347,002)  (2,468,591)  (5,464,238)   (651,463)  (2,926,598)
Other expense (income),
 net....................    (108,907)      12,025       50,425      17,853      (54,648)
                         -----------  -----------  -----------  ----------  -----------
  Net loss..............  (6,238,095)  (2,480,616)  (5,514,663)   (669,316)  (2,871,950)
Accretion on redeemable
 convertible preferred
 stock and warrants.....     383,379      517,965    1,038,230     128,658      502,273
                         -----------  -----------  -----------  ----------  -----------
  Net loss applicable to
   common stockholders.. $(6,621,474) $(2,998,581) $(6,552,893) $ (797,974) $(3,374,223)
                         ===========  ===========  ===========  ==========  ===========
Net loss per common
 share--basic and
 diluted................ $     (1.61) $     (1.00) $     (1.67) $    (0.21) $     (0.71)
                         -----------  -----------  -----------  ----------  -----------
Weighted average
 shares--basic and
 diluted................   4,101,579    2,985,614    3,913,333   3,813,186    4,744,659
                         ===========  ===========  ===========  ==========  ===========


                See accompanying notes to financial statements.

                           Vicinity Corporation

 Statements of Redeemable Convertible Preferred Stock and Stockholders' Equity
                                (Deficit)

                                                    ----------------------------
                                                                                             Additional       Notes
                                                                                                paid-in  receivable
                                                                                               capital,        from
                                                    Redeemable convertible                       net of   employees
                                                       preferred stock     Common stock       preferred        upon      Deferred
                                                    ---------------------- ----------------       stock    purchase   stock-based
                                                        Shares      Amount    Shares Amount   accretion    of stock  compensation
                                                    ---------- ----------- --------- ------ -----------  ----------  ------------
Balances, July
 31, 1997.......                                     7,137,250 $ 7,453,613 2,465,934 $2,466 $  (376,444)  $  (2,138)  $       --
Accretion on
 redeemable
 preferred
 stock..........                                           --      517,965       --     --     (517,965)        --
Exercise of
 common stock
 warrant for
 cash...........                                           --          --    275,512    276     207,918         --            --
Issuance of
 common stock...                                           --          --  1,018,635  1,019      14,800         --            --
Net loss........                                           --          --        --     --          --          --            --
                                                    ---------- ----------- --------- ------ -----------  ----------  ------------
Balances, July
 31, 1998.......                                     7,137,250   7,971,578 3,760,081  3,761    (671,691)     (2,138)          --
                                                    ========== =========== ========= ====== ===========  ==========  ============
Issuance of
 preferred stock
 and warrants
 for cash.......                                     4,080,137  12,393,281       --     --          --          --            --
Accretion on
 redeemable
 preferred stock
 and warrants...                                           --    1,038,230       --     --   (1,038,230)        --            --
Issuance of
 common stock
 for cash and
 note
 receivable.....                                           --          --  1,527,586  1,528     198,180     (95,514)          --
Deferred
 compensation
 related to
 option grants..                                           --          --        --     --    1,210,800         --     (1,210,800)
Amortization of
 stock-based
 compensation...                                           --          --        --     --          --          --        166,668
Net loss........                                           --          --        --     --          --          --            --
                                                    ---------- ----------- --------- ------ -----------  ----------  ------------
Balances, July
 31, 1999.......                                    11,217,387  21,403,089 5,287,667  5,289    (300,941)    (97,652)   (1,044,132)
                                                    ========== =========== ========= ====== ===========  ==========  ============
Issuance of
 preferred stock
 for cash
 (unaudited)....                                       350,000   1,750,000       --     --          --          --            --
Issuance of
 common stock
 for cash and
 notes
 receivable
 (unaudited)....                                           --          --    831,904    831     184,445    (115,594)          --
Accretion on
 redeemable
 preferred stock
 and warrants
 (unaudited)....                                           --      502,273       --     --     (502,273)        --            --
Deferred
 compensation
 related to
 option grants
 (unaudited)....                                           --          --        --     --    1,050,425         --     (1,050,425)
Amortization of
 stock-based
 compensation
 (unaudited)....                                           --          --        --     --          --          --        197,432
Net loss
 (unaudited)....                                           --          --        --     --          --          --            --
                                                    ---------- ----------- --------- ------ -----------  ----------  ------------
Balances,
 October 31,
 1999
 (unaudited)....                                    11,567,387 $23,655,362 6,119,571 $6,120 $   431,656   $(213,246)  $(1,897,125)
--------------------------------------------------
                                                    ========== =========== ========= ====== ===========   =========   ===========
                                                                          Total
                                                     Accumulated  stockholders'
                                                         deficit        deficit
                                                    ------------- --------------
Balances, July
 31, 1997.......                                    $ (7,136,081)  $ (7,512,197)
Accretion on
 redeemable
 preferred
 stock..........                                             --        (517,965)
Exercise of
 common stock
 warrant for
 cash...........                                             --         208,194
Issuance of
 common stock...                                             --          15,819
Net loss........                                      (2,480,616)    (2,480,616)
                                                    ------------- --------------
Balances, July
 31, 1998.......                                      (9,616,697)   (10,286,765)
                                                    ============= ==============
Issuance of
 preferred stock
 and warrants
 for cash.......                                             --             --
Accretion on
 redeemable
 preferred stock
 and warrants...                                             --      (1,038,230)
Issuance of
 common stock
 for cash and
 note
 receivable.....                                             --         104,194
Deferred
 compensation
 related to
 option grants..                                             --             --
Amortization of
 stock-based
 compensation...                                             --         166,668
Net loss........                                      (5,514,663)    (5,514,663)
                                                    ------------- --------------
Balances, July
 31, 1999.......                                     (15,131,360)   (16,568,796)
                                                    ============= ==============
Issuance of
 preferred stock
 for cash
 (unaudited)....                                             --             --
Issuance of
 common stock
 for cash and
 notes
 receivable
 (unaudited)....                                             --          69,682
Accretion on
 redeemable
 preferred stock
 and warrants
 (unaudited)....                                             --        (502,273)
Deferred
 compensation
 related to
 option grants
 (unaudited)....                                             --             --
Amortization of
 stock-based
 compensation
 (unaudited)....                                             --         197,432
Net loss
 (unaudited)....                                      (2,871,948)    (2,871,948)
                                                    ------------- --------------
Balances,
 October 31,
 1999
 (unaudited)....                                    $(18,003,308)  $(19,675,903)
--------------------------------------------------
                                                    ============= ==============

                See accompanying notes to financial statements.

                              Vicinity Corporation

                            Statements of Cash Flows

                          ---------------------------------------------------------------
                                                                      Months Ended
                                  Year Ended July 31,               October 31, 1999
                          -------------------------------------  ------------------------
                                 1997         1998         1999        1998          1999
                          -----------  -----------  -----------  ----------  ------------
CASH FLOWS FROM
 OPERATING ACTIVITIES:
 Net loss...............  $(6,238,095) $(2,480,616) $(5,514,663) $ (669,316) $ (2,871,948)
 Adjustments to
  reconcile net loss to
  net cash used in
  operating activities:
  Depreciation and
   amortization.........       16,805       13,963      191,338      14,698       177,358
  Amortization of stock-
   based compensation...          --           --       166,668         --        197,432
  Allowance for doubtful
   accounts.............          --           --        80,000      20,000        15,000
  Changes in operating
   assets and
   liabilities:
   Accounts receivable..     (165,389)  (1,023,207)  (1,746,070)   (375,085)      493,291
   Prepaid expenses and
    other current
    assets..............     (265,316)      98,870      (72,986)      9,484       (47,022)
   Accounts payable.....      325,308       61,530        6,444     185,388       390,107
   Accrued liabilities..       42,655       54,258    1,034,459      92,201      (699,562)
   Deferred revenue.....      771,197    1,591,591    2,477,890     536,978      (200,457)
   Payable to related
    party...............      216,162      (52,476)    (163,686)   (163,686)          --
                          -----------  -----------  -----------  ----------  ------------
    Net cash used in
     operating
     activities.........   (5,296,673)  (1,736,087)  (3,540,606)   (349,338)  (2,545,801)
                          -----------  -----------  -----------  ----------  ------------
CASH FLOWS FROM
 INVESTING ACTIVITIES:
  Purchases of property
   and equipment........     (302,334)    (105,782)    (214,351)     (2,532)     (544,507)
  Proceeds from sale of
   property and
   equipment............      520,885       97,296          --          --            --
                          -----------  -----------  -----------  ----------  ------------
    Net cash provided by
     (used in) investing
     activities.........      218,551       (8,486)    (214,351)     (2,532)    (544,507)
                          -----------  -----------  -----------  ----------  ------------
CASH FLOWS FROM
 FINANCING ACTIVITIES:
                                                                        --     (1,000,000)
 Proceeds from bank
  note..................          --       800,000      200,000     200,000           --
 Proceeds from factoring
  receivables...........          --        72,961          --          --            --
 Principal payments for
  capital lease
  obligations...........          --           --      (146,069)     (6,985)     (126,545)
 Proceeds from exercise
  of common stock
  warrant...............          --       208,194          --          --            --
 Proceeds from sale of
  preferred stock.......    4,975,988          --    12,393,281         --      1,750,000
 Proceeds from sale of
  common stock..........        1,000       15,819      104,194       6,468        69,682
 Repurchase of unvested
  common stock..........       (1,867)         --           --          --            --
                          -----------  -----------  -----------  ----------  ------------
    Net cash provided by
     financing
     activities.........    4,975,121    1,096,974   12,551,406     199,483       693,137
                          -----------  -----------  -----------  ----------  ------------
Net (decrease) increase
 in cash and cash
 equivalents............     (103,001)    (647,599)   8,796,449    (152,387)   (2,397,171)
Cash and cash
 equivalents at
 beginning of period....    1,014,544      911,543      263,944     263,944     9,060,393
                          -----------  -----------  -----------  ----------  ------------
Cash and cash
 equivalents at end of
 period.................  $   911,543  $   263,944  $ 9,060,393  $  111,557  $  6,663,222
                          ===========  ===========  ===========  ==========  ============
Supplemental disclosure
 of cash flow
 information:
 Cash paid during the
  period for interest...  $       --   $    23,520  $    97,205  $       43  $     59,741
                          ===========  ===========  ===========  ==========  ============
Schedule of noncash
 investing and financing
 activities:
 Equipment purchased
  under capital lease...  $       --   $       --   $   823,623  $  131,164  $    708,424
                          ===========  ===========  ===========  ==========  ============
 Common stock
  repurchased with
  forgiveness of notes
  receivable............  $     3,612  $       --   $       --   $      --   $        --
                          ===========  ===========  ===========  ==========  ============
 Accretion on redeemable
  preferred stock and
  warrants..............  $   383,379  $   517,965  $ 1,038,230  $  128,658  $    502,273
                          ===========  ===========  ===========  ==========  ============
 Common stock issued for
  note receivable.......  $       --   $       --   $    95,514  $      --   $    115,594
                          ===========  ===========  ===========  ==========  ============
 Deferred compensation
  related to stock
  option grants.........  $       --   $       --   $ 1,210,800  $      --   $  1,050,425
                          ===========  ===========  ===========  ==========  ============

                See accompanying notes to financial statements.

                              Vicinity Corporation

                         Notes to Financial Statements

1. Description of Business and Summary of Significant Accounting Policies

(a) Description of Business

The Company provides a suite of Internet-based marketing infrastructure services designed to help clients turn Web traffic into store traffic. The Company hosts clients' store location and product information and delivers that information to potential customers on demand via the Internet, land-line telephones, wireless telephones and other wireless devices. The Company can also provide information to potential customers concerning which items are regularly stocked at given locations and what promotions are being offered by participating merchants.

(b) Unaudited Financial Statements

The financial information as of October 31, 1999 and for the three months ended October 31, 1998 and 1999 is unaudited. In the opinion of management, the accompanying unaudited financial statements have been prepared on the same basis as the audited financial statements and include all adjustments (consisting only of normal recurring adjustments) that the Company considers necessary for a fair presentation of the financial position of the Company at October 31, 1999 and the operations and cash flows for the three months ended October 31, 1998 and 1999. Operating results for the three months ended October 31, 1999 are not necessarily indicative of results that may be expected for the year ending July 31, 2000.

(c) Concentration of Credit Risk

Financial instruments that subject the Company to concentration of credit risk consist primarily of cash and cash equivalents, and trade accounts receivable. The Company places its cash and cash equivalents primarily in depository accounts and money market accounts of recognized financial institutions. To reduce credit risk with trade accounts receivable, the Company performs evaluations of the credit worthiness of its customers on an ongoing basis. The Company does not generally require collateral or other security. The Company historically has not experienced any significant credit losses. As of July 31, 1998, July 31, 1999 and October 31, 1999, the allowance for bad debt was $0, $80,000 and $95,000, respectively.

(d) Impairment of Long-Lived Assets

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If these assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of their carrying cost or fair value less costs to sell.

(e) Revenue Recognition

The Company primarily derives its revenues from product license and hosting fees. These revenues are recognized ratably over the life of the contract, which typically has one year, non-refundable terms. Service and transaction fees consist of revenue generated from project related professional services and to a lesser degree from fees derived from advertising, sponsorship and e-commerce transactions. These revenues are recognized as the services are performed. The Company has no barter agreements, and no revenues have been derived from barter transactions to date.

Accounts receivable consists of amounts due from customers under signed contracts where performance on the contract has commenced. Deferred revenue consists of customer payments received and accounts receivable recorded in advance of recognizing revenue for license and hosting fees.

(f) Cost of Revenues

Cost of revenues include salaries and benefits of the Company's operations personnel, the cost of acquiring data and content, the leasing and depreciation cost of the Company's computer hosting equipment and internet connection and data center charges.

                              Vicinity Corporation

(g) Cash Equivalents

The Company considers all highly liquid investments purchased with remaining maturities of three months or less to be cash equivalents.

(h) Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the equipment, generally three to five years. Leasehold improvements are amortized over the lesser of the remaining life of the lease or five years.

(i) Income Taxes

The Company accounts for income taxes using the asset and liability method. In accordance with this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(j) Software Development Costs

Costs related to the development of new products and enhancements to existing products are charged to operations as incurred. Software development costs are required to be capitalized when a product's technological feasibility has been established by completion of a working model of the product. To date, completion of a working model of the Company's products and general release have substantially coincided. As a result, the Company has not capitalized any software development costs.

(k) Advertising Expense

The cost of advertising is expensed as incurred. Advertising costs totaled approximately $119,000, $1,200, $287,000, $6,000 and $250,000 for the years ended July 31, 1997, 1998 and 1999 and the three months ended October 31, 1998 and 1999, respectively.

(l) Unaudited Pro Forma Balance Sheet

If the initial public offering discussed in Note 11 is consummated, all of the redeemable convertible preferred stock outstanding will automatically be converted into common stock upon the closing of the offering. The exercise of the Series E warrants and the conversion of the redeemable convertible preferred stock have been reflected in the accompanying unaudited pro forma balance sheet as of October 31, 1999.

(m) Per Share Computations

Basic net loss per share is computed by dividing net loss applicable to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted net loss per share is computed by dividing net loss applicable to common stockholders by the weighted-average number of common and, when dilutive, potential common equivalent shares outstanding during the period. Common equivalent shares include the effect of redeemable convertible preferred stock, outstanding warrants and stock options. All potential common shares have been excluded from the computation of diluted net loss per share for all periods presented because the effect would be antidilutive.

                              Vicinity Corporation

Diluted net loss per share does not include the effect of the following antidilutive common equivalent shares (in thousands):

                                        --------------------------------------
                                                             Three months
                                     Year ended July 31,   ended October 31,
                                        ------------------- ------------------
                                         1997   1998   1999    1998       1999
                                        ----- ------ ------ ------------------
                                                                     unaudited
Stock options..........................   995  2,873  2,064   2,799      1,426
Shares of common stock subject to
 repurchase............................   --     --     738       6      1,147
Convertible preferred warrants.........   --     --     952     --         952
Convertible preferred stock (as if
 converted)............................ 6,357  7,733  9,152   7,733     12,163
                                        ----- ------ ------ ------------------
                                        7,352 10,606 12,906  10,538     15,688
                                        ===== ====== ====== ==================

The weighted-average exercise prices of stock options were $0.10, $0.11, $0.11, $0.10 and $0.22 as of July 31, 1997, 1998 and 1999 and October 31, 1998 and
1999, respectively. The weighted-average exercise price of shares of common stock subject to repurchase was $0.15 and $0.22 as of July 31, 1999 and October 31, 1999, respectively.

(n) Stock-Based Compensation

The Company accounts for its stock-based compensation arrangements for employees using the intrinsic-value method pursuant to Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. Compensation expense is recorded for the Company's stock options on the date of grant, to the extent the fair value of the underlying common stock exceeds the exercise price for stock options or the purchase price for common stock. Options granted to consultants and other nonemployees are considered compensatory and are accounted for at fair value pursuant to Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation. The Company discloses the pro forma effect of using the fair value method of accounting for all stock-based compensation arrangements, in accordance with SFAS No. 123. (See footnote 5(e)). Because the options generally vest ratably over a four year period, the service period over which compensation is accrued as a charge to expense is determined separately for each 25 percent portion of the total award, in accordance with Financial Accounting Standards Board (FASB) Interpretation No. 28 (FIN 28). The result of applying FIN 28 is that approximately 52% of the unearned deferred compensation will be amortized in the first year, 27% in the second year, 15% in the third year and 6% in the fourth year following the date of grant.

(o) Segment Information

During fiscal 1999, the Company adopted the provisions of SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information. SFAS No. 131 established annual and interim reporting standards for a company's operating segments. SFAS No. 131 requires disclosures of selected segment-related financial information about products, major customers and geographic areas.

(p) Comprehensive Loss

The Company has no significant components of other comprehensive loss, and accordingly, comprehensive loss is the same as net loss for all periods presented.

(q) Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                              Vicinity Corporation

(r) Internal Use Software

In March 1998, the American Institute of Certified Public Accountants (AICPA) issued Statement of Position (SOP) 98-1, Accounting for the Cost of Computer Software Developed or Obtained for Internal Use. SOP 98-1 is effective for financial statements for years beginning after December 15, 1998. SOP 98-1 provides guidance over accounting for computer software developed or obtained for internal use, including the requirement to capitalize specified costs and amortization of these costs. The Company adopted SOP 98-1 on August 1, 1999.

(s) Recent Acounting Pronouncements

In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments (including derivative instruments embedded in other contracts) and for hedging activities. SFAS No. 133, as amended by SFAS No. 137, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. To date, the Company has not entered into any derivative financial instruments or hedging activities.

2. Balance Sheet Components

(a) Cash and Cash Equivalents

Cash and cash equivalents consisted of the following:

                                                --------------------- ----------
                                                                       October
                                                      July 31,         31, 1999
                                                --------------------- ----------
                                                      1998       1999  unaudited
                                                ---------- ---------- ----------
Cash........................................... $  261,221 $  121,444 $  277,898
Money market funds.............................      2,723  8,938,949  6,385,324
                                                ---------- ---------- ----------
                                                $  263,944 $9,060,393 $6,663,222
                                                ========== ========== ==========

(b) Property and Equipment

Property and equipment consisted of the following as of July 31:

                                          ----------------------  -----------
                                                                  October 31,
                                                July 31,             1999
                                          ----------------------  -----------
                                                1998        1999    unaudited
                                          ----------  ----------  -----------
Furniture and fixtures................... $      --   $   14,749   $  124,949
Computer equipment.......................      8,822     144,418      296,303
Purchased software.......................     68,625     103,506      373,301
Equipment under capital leases...........        --      823,623    1,532,047
Leasehold improvements...................        --       29,125       36,375
                                          ----------  ----------  -----------
                                              77,447   1,115,421    2,362,975
Less accumulated depreciation and
 amortization............................    (11,594)   (202,932)    (380,290)
                                          ----------  ----------  -----------
                                          $   65,853  $  912,489   $1,982,685
                                          ==========  ==========  ===========

The Company entered into capital lease arrangements for equipment. Accumulated depreciation on the leased equipment totaled approximately $151,000 and $277,000 as of July 31, 1999 and October 31, 1999, respectively. Amortization of assets under capital leases is included in depreciation and amortization expense.

                              Vicinity Corporation

(c) Accrued Liabilities

A summary of accrued liabilities as follows:

                                                --------------------- ---------
                                                                       October
                                                      July 31,        31, 1999
                                                --------------------- ---------
                                                      1998       1999 unaudited
                                                ---------- ---------- ---------
Accrued compensation........................... $  176,701 $  433,295  $274,436
Accrued legal settlement.......................        --     440,500       --
Accrued expenses...............................     34,074    371,439   271,236
                                                ---------- ---------- ---------
                                                $  210,775 $1,245,234  $545,672
                                                ========== ========== =========

In fiscal 1999, the Company entered into a settlement agreement and agreed to pay $440,500 for a patent license with respect to an intellectual property rights claim. The payment was made in August 1999.

3. Line of Credit

In fiscal 1998, the Company entered into a line of credit agreement with a credit limit of $1,000,000 and a variable interest rate that was approximately 8.5% as of July 31, 1999. The debt was guaranteed by CMGI, Inc., an affiliate of the Company's largest stockholder, CMGI@Ventures, and was secured by the assets of the Company. The Company had $800,000 and $1,000,000 outstanding under the line of credit agreement as of July 31, 1998 and 1999, respectively.

In August 1999, the Company paid the outstanding balance of $1,000,000 and is currently in the process of negotiating a new line of credit with a major bank.

4. Redeemable Convertible Preferred Stock

A summary of redeemable convertible preferred stock follows:

                         ------------------------------------------------------------------------------
                         Shares outstanding   October 31, Liquidation Liquidation Redemption Redemption
                         --------------------        1999  preference premium per  price per    premium
                              1998       1999 (unaudited)   per share       share      share  per share
                         --------- ---------- ----------- ----------- ----------- ---------- ----------
Series A................ 1,852,000  1,852,000   1,852,000      $0.270      $0.019     $0.270     $0.019
Series B................ 1,981,250  1,981,250   1,981,250       0.800       0.056      0.800      0.056
Series C................ 3,304,000  3,304,000   3,304,000       1.510       0.110      1.510      0.110
Series D................       --   2,300,613   2,300,613       4.350       0.152      2.173      0.152
Series E................       --      59,524      59,524       4.200       0.147      2.100      0.147
Series F................       --   1,720,000   2,070,000       7.500         --       5.000      0.350
                         --------- ---------- -----------
                         7,137,250 11,217,387  11,567,387
                         ========= ========== ===========

In the event of any liquidation event, the holders of the Series A, B, C, D and E preferred stock are entitled to receive the liquidation preference per share plus the liquidation premium per share per annum from the date of issuance of these shares, plus all declared but unpaid dividends. Shares of Series F preferred stock shall have a liquidation preference of $7.50 per share, plus all declared but unpaid dividends, in the event of a dissolution or winding up, either voluntary or involuntary, of the Company. Upon the sale of the Company, shares of Series F preferred stock have a liquidation preference of $5.00 per share, plus all declared but unpaid dividends.

The holders of the redeemable convertible preferred stock may request redemption of their shares plus the redemption premium per share per annum from the date of issuance of these shares, plus all declared but unpaid dividends. The redemption may be requested on or after January 31, 2003 and must be paid in cash by the Company within two years and three months from the date that a written request for redemption is received. The redemption premium is charged to the statement of operations as accretion on redeemable convertible preferred stock. For the years ended July 31, 1997, 1998

                              Vicinity Corporation
and 1999 and the three months ended October 31, 1998 and 1999, the amount of accretion recorded by the Company was $383,379, $517,965, $945,820, $128,658
and $466,082, respectively. The Series D preferred stock was issued at a price per share less than the redemption price per share. This difference which amounted to approximately $1.2 million is being charged to the statement of operations as a component of accretion on redeemable convertible preferred stock through January 31, 2003.

A summary of the liquidation and redemption amounts follows:

                         ------------------------------------------------------------------------
                                  Liquidation Amount                   Redemption Amount
                         ------------------------------------ -----------------------------------
                                          July 31,October 31,                 July 31,October 31,
                         ------------------------ ----------- ----------------------- -----------
                                1998         1999        1999        1998        1999        1999
                         ----------- ------------ ----------- ----------- ----------- -----------
Series A................ $   576,880 $    614,185 $   623,511 $   576,880 $   614,185 $   623,511
Series B................   1,810,900    1,923,033   1,951,066   1,810,900   1,923,033   1,951,066
Series C................   5,583,798    5,952,838   6,043,698   5,583,798   5,952,838   6,043,698
Series D................         --    10,423,520  10,595,895         --    5,415,853   5,578,714
Series E................         --       253,212     255,400         --      128,212     130,400
Series F................         --    12,900,000  15,525,000         --    8,607,556  10,529,931
                         ----------- ------------ ----------- ----------- ----------- -----------
                         $ 7,971,578 $ 32,066,788 $34,994,570 $ 7,971,578 $22,641,677 $24,857,320
                         =========== ============ =========== =========== =========== ===========

Each share of Series A, C, D, E and F preferred stock is convertible into 1.0 share of common stock. Each share of Series B preferred stock is convertible into 1.3 shares of common stock. Upon completion of an initial public offering
(IPO) all shares are automatically converted to common stock and the holders of these shares will not be paid the redemption premium. The redemption premium accrued through that date will be credited to additional paid in capital.

Holders of Series A, B, C, D, E and F preferred stock vote equally with holders of common stock on an as-if-converted basis.

No dividends have been declared or paid on the preferred stock or common stock since the Company's inception.

5. Stockholder's Deficit

(a) Warrants

In connection with the Series D preferred stock issuance, the Company issued warrants to a venture capital firm to purchase 952,381 shares of Series E preferred stock with an exercise price of $2.10 per share. The warrants are exercisable at any time, but in no case later than the earlier of either December 9, 1999 or the closing of a firm commitment underwritten IPO, and were valued at approximately $551,000 using the Black-Scholes option pricing model with the following assumptions: a risk-free interest rate of approximately 5.6%; a contractual life of one year; no dividends; and an expected volatility of 65%. The value of these warrants was recorded as a reduction in the value of the Series D preferred stock. This $551,000 warrant value is being charged to the statement of operations as a component of accretion on redeemable convertible preferred stock through January 31, 2003. For the year ended July 31, 1999, and the three months ended October 31, 1999, $92,410 and $36,190, respectively, of accretion was recorded by the Company.

In addition, in June and July 1999, the Company entered into agreements with two separate business partners whereby the Company agreed to issue warrants for the purchase of common stock contingent upon the attainment of performance milestones. The first agreement, signed in June 1999, provides for the issuance of warrants exercisable for up to 50,000 shares of common stock at an exercise price of $0.50 per share as performance milestones are achieved, and expires in June 2002. Upon issuance of the warrants, the difference between the fair value and the exercise price at the date of achievement of the performance milestone will be recorded as an expense.

The second agreement, signed in July 1999, provides for the issuance of warrants exercisable for up to 275,000 shares of common stock, contingent upon the attainment of performance milestones and expires in July 2002. The exercise price for these warrants shall be determined as of the date when a specific milestone is achieved and shall be equal to the price per share received by the Company in the most recent private equity financing round of the Company or, following an IPO, the

                              Vicinity Corporation
average trading price of the Company's common stock over the five trading days immediately prior to the date of issuance of these warrants. Upon issuance of the warrants, any difference between the fair value and the exercise price at the date of achievement of the performance milestone will be recorded as an expense.

At July 31, 1999, no performance milestones under either agreement had been met or determined to be probable and, accordingly, no warrants have been issued or related expense recorded.

(b) Common Stock

The Company has reserved a total of 12,163,373 shares of common stock for the conversion of preferred stock.

The Company issues stock options which may be exercised by note or by cash to purchase common stock at any time subsequent to issuance. These shares of common stock may be subject to vesting. The Company has the right to repurchase all unvested shares at the original exercise price in the event of employee termination. The number of shares subject to the repurchase right decreases as the shares vest under the original option terms, generally four years. As of July 31, 1999, there were 737,904 shares subject to repurchase at prices ranging from $0.10 to $0.50, with a weighted-average repurchase price of $0.15 per share. As of October 31, 1999, there were 1,147,024 shares subject to repurchase at prices ranging from $0.10 to $0.50 with a weighted average repurchase price of $0.22 per share.

(c) 1995 Stock Option Plan

In October 1995, the Company's Board of Directors approved the 1995 Stock Option Plan (1995 Plan) and reserved 1,000,000 shares of common stock for issuance under the Plan. In fiscal 1996, an additional 1,000,000 shares of common stock were approved by the Board of Directors and reserved for issuance under the 1995 Plan. During fiscal 1997, the Board of Directors elected to reduce the number of shares of common stock reserved under the 1995 Plan and 1,353,400, 296,448 and 28,281 shares were retired from the 1995 Plan in fiscal 1997, 1998 and 1999, respectively. The 1995 Plan provides for stock options to be granted to employees, consultants, officers, and directors. Options may be granted at an exercise price not less than 100% of the estimated fair market value, as determined by the Company's Board of Directors, for incentive stock options, and 85% of the estimated fair market value at the date of grant for nonqualified stock options. All options are granted at the discretion of the Company's Board of Directors and have a term not greater than ten years from the date of grant. Options issued generally vest ratably over four years (25% one year after the grant date and at a rate of 1/48 per month thereafter).

(d) 1996 Incentive Stock Option Plan

In November 1996, the Company's Board of Directors approved the 1996 Incentive Stock Option Plan (1996 Plan), which is effective for a term of ten years. The Board of Directors reserved 809,132 shares of common stock for issuance under the 1996 Plan at that time. During fiscal 1998 and 1999, additional shares of common stock of 2,482,185 and 600,000, respectively, were approved by the Board of Directors and reserved for issuance under the 1996 Plan. Options may be granted at an exercise price not less than 100% of the estimated fair market value, as determined by the Company's Board of Directors, for incentive stock options, and 85% of the estimated fair market value at the date of grant for nonqualified stock options. All options are granted at the discretion of the Company's Board of Directors and have a term not greater than ten years from the date of grant. Options issued generally vest ratably over four years (25% one year after the grant date and at a rate of 1/48 per month thereafter).

(e) Accounting for Stock-Based Compensation

The Company uses the intrinsic-value method prescribed in APB No. 25 in accounting for its stock-based compensation arrangements with employees. Stock-based compensation expense is recognized for employee stock option grants in those instances in which the fair value of the underlying common stock exceeds the exercise price of the stock options at the date of grant. The Company recorded deferred stock-based compensation expense before taxes of $1,210,800 and $1,050,425 during the year ended July 31, 1999 and the three months ended October 31, 1999, respectively. Because the option grants generally vest ratably over a four-year period, the service period over which compensation is accrued as a charge to expense is determined separately for each 25 percent portion of the total award, in accordance with Financial

                              Vicinity Corporation

Accounting Standards Board (FASB) Interpretation No. 28 (FIN 28). The result of applying FIN 28 is that approximately 52% of the unearned deferred compensation will be amortized in the first year, 27% in the second year, 15% in the third year and 6% in the fourth year following the date of the grant. Approximately $167,000 and $197,000 of stock-based compensation expense was recognized in the year ended July 31, 1999 and the three months ended October 31, 1999, respectively.

A summary of all stock option activity follows:

                                             ----------------------------------
                                                Options               Weighted-
                                              available                 average
                                             for future      Options   exercise
                                                  grant  outstanding      price
                                             ----------  -----------  ---------
Balances as of July 31, 1996................  1,952,400          --   $     --
  Authorized................................    809,132          --         --
  Shares retired............................ (1,353,400)         --         --
  Options granted........................... (1,810,043)   1,810,043       0.10
  Options exercised.........................        --       (10,000)      0.10
  Options canceled..........................    805,543     (805,543)      0.10
                                             ----------  -----------  ---------
Balances as of July 31, 1997................    403,632      994,500       0.10
  Authorized................................  2,482,185          --         --
  Shares retired............................   (296,448)         --         --
  Options granted........................... (2,530,637)   2,530,637       0.11
  Options exercised.........................        --      (136,135)      0.10
  Options canceled..........................    516,365     (516,365)      0.11
                                             ----------  -----------  ---------
Balances as of July 31, 1998................    575,097    2,872,637       0.11
  Authorized................................    600,000          --         --
  Shares retired............................    (28,281)         --         --
  Options granted at fair value.............   (349,000)     349,000       0.15
  Options granted below fair value..........   (822,500)     822,500       0.42
  Options exercised.........................        --    (1,527,586)      0.13
  Options canceled..........................    452,551     (452,551)      0.10
                                             ----------  -----------  ---------
Balances as of July 31, 1999................    427,867    2,064,000  $    0.22
                                             ==========  ===========  =========

There were 692,470 and 547,042 options exercisable as of July 31, 1998 and 1999, respectively.

The following table summarizes information about stock options under the plans as of July 31, 1999:

---------------------------------------------------------------------------------
                  Options outstanding                      Options exercisable
-------------------------------------------------------- ------------------------
                                Weighted-
                                  average      Weighted-                Weighted-
      Range of   Number of remaining life        average Number of        average
xerciseeprices      shares     (in years) exercise price    shares exercise price
---------------  --------- -------------- -------------- --------- --------------
     $0.10       1,084,500            8.0          $0.10   539,750          $0.09
      0.15         424,000            9.1           0.15     7,292           0.15
      0.20          76,500            9.6           0.20       --             --
      0.50         390,000            9.7           0.50       --             --
  0.75 to 1.25      89,000            9.9           0.77       --             --
---------------  --------- -------------- -------------- --------- --------------
 $0.10 to 1.25   2,064,000            8.7          $0.22   547,042          $0.10
===============  ========= ============== ============== ========= ==============

The weighted-average fair value of employee stock options granted at fair value during fiscal 1997, 1998 and 1999 was $0.02, $0.02, and $0.03, respectively. The weighted average fair value of employee stock options granted below fair value during fiscal 1999 was $1.51. The fair value of employee options granted was estimated on the date of grant using the

                              Vicinity Corporation

Black-Scholes option pricing model. The following weighted-average assumptions were used in these calculations: a risk-free interest rate of 6.6%, 5.6% and 5.2% for the years ended July 31, 1997, 1998 and 1999, respectively; an expected life of six years for the years ended July 31, 1997 and 1998 and four years for the year ended July 31, 1999; dividend yield of 0%; and volatility of 0%.

Had compensation cost for the Company's stock-based compensation plans been determined consistent with the fair value approach set forth in SFAS No. 123, the Company's net losses for the years ended July 31, 1997, 1998 and 1999 would have been as follows:

                                        -------------------------------------
                                               1997         1998         1999
                                        -----------  -----------  -----------
Net loss applicable to common
 stockholders - as reported............ $(6,621,474) $(2,998,581) $(6,552,893)
Pro forma stock-based compensation
 expense...............................      (4,632)     (16,735)     (37,045)
                                        -----------  -----------  -----------
Net loss applicable to common
 stockholders - pro forma.............. $(6,626,106) $(3,015,316) $(6,589,938)
                                        ===========  ===========  ===========
Basic and diluted net loss per share:
  As reported.......................... $     (1.61) $     (1.00) $     (1.67)
                                        ===========  ===========  ===========
  Pro forma............................ $     (1.62) $     (1.00) $     (1.67)
                                        ===========  ===========  ===========

6. Income Taxes

The Company incurred no income tax expense for the years ended July 31, 1997, 1998 and 1999. The income tax expense differed from the amounts computed by applying the U.S. federal income tax rate of 34% to pretax income as a result of the following:

                                           -----------------------------------
                                                  1997       1998         1999
                                           -----------  ---------  -----------
Computed expected tax (benefit)........... $(2,121,228) $(839,729) $(1,794,799)
Current year net operating losses and
 temporary differences for which no tax
 benefit is recognized....................   2,113,848    833,315    1,782,440
Other.....................................       7,380      6,414       12,359
                                           -----------  ---------  -----------
                                           $       --   $     --   $       --
                                           ===========  =========  ===========

The effects of temporary differences that give rise to significant portions of deferred tax assets as of July 31 are as follows:

                                                      ------------------------
                                                             1998         1999
                                                      -----------  -----------
Deferred tax assets:
 Accruals and reserves............................... $ 1,171,151  $ 2,428,136
 Net operating loss carryforwards and credits........   3,470,201    3,853,027
                                                      -----------  -----------
  Total gross deferred tax assets before valuation
   allowance.........................................   4,641,352    6,281,163
Valuation allowance..................................  (4,641,352)  (6,281,163)
                                                      -----------  -----------
  Net deferred tax assets............................ $       --   $       --
                                                      ===========  ===========

As of July 31, 1999, the Company has available net operating losses for federal and state income tax purposes of $9,530,784 and $6,929,414, respectively. The federal net operating loss carryforward will expire, if not utilized, in the year 2011. The California net operating loss carryforwards will expire, if not utilized, in the year 2004. The Company has research credit carryforwards for federal income tax purposes of $181,689. The Company has a valuation allowance for the full amount of the deferred tax assets as of July 31, 1998 and 1999, as management does not believe it is more likely than not that the value of the assets is recoverable.

Federal and state tax laws impose substantial restrictions on the utilization of net operating loss carryforwards in the event of an "ownership change" as defined in Section 382 of the Internal Revenue Code. The Company has not yet determined

                              Vicinity Corporation
whether an ownership change occurred due to significant stock transactions in each of the reporting years disclosed. If an ownership change has occurred, utilization of the net operating loss carryforwards could be significantly deferred.

7. Commitments

(a) Leases

The Company leases equipment and its facilities under noncancelable operating and capital leases with expiration dates through 2003. Future minimum lease payments under the Company's noncancelable operating and capital leases as of October 31, 1999 are as follows:

                                                       ------------------------
Year Ending                                                Capital    Operating
July 31,                                                    leases       leases
-----------                                            -----------  -----------
2000.................................................. $   585,420  $   712,787
2001..................................................     672,370      188,362
2002..................................................      72,905      125,294
2003..................................................         --        13,238
                                                       -----------  -----------
 Total minimum lease payments.........................   1,330,695  $ 1,039,681
                                                                    ===========
Less amount representing interest.....................     (76,639)
                                                       -----------
Present value of minimum lease payments...............   1,254,055
Less current portion..................................    (730,082)
                                                       -----------
                                                       $   523,974
                                                       ===========

Rental expense amounted to approximately $841,000, $771,000, $1,142,000, $177,000 and $524,000 for the years ended July 31, 1997, 1998 and 1999 and the three months ended October 31, 1998 and 1999, respectively. Rental expense of approximately $142,000 during the years ended July 31, 1997, 1998 and 1999 and $35,000 during the three months ended October 31, 1999 was paid to Navisite, a subsidiary of CMGI.

(b) License Fees

The Company has entered into agreements with several content providers. As of July 31, 1999, the terms of such agreements include the following future minimum license fees.

Year Ending
July 31,
-----------
2000................................................................. $  575,146
2001.................................................................    283,956
2002.................................................................    141,667
2003.................................................................     75,000
2004.................................................................      6,575
                                                                      ----------
                                                                      $1,082,344
                                                                      ==========

8. Segment Information

During fiscal 1999, the Company adopted the provisions of SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information. SFAS No. 131 requires disclosures of selected segment-related financial information about products, major customers and geographic areas.

The Company's chief operating decision maker (CODM) is considered to be the Company's CEO. The CODM evaluates performance, makes operating decisions and allocates resources based on financial data consistent with the presentation in the accompanying financial statements. Therefore, the Company operates in a single segment for purposes of disclosure under SFAS No. 131.

                              Vicinity Corporation

The Company's revenues have been earned from customers in the United States with the exception of approximately $8,000, $2,000, $50,000, $29,000 and $137,000 in revenues in fiscal 1997, 1998, and 1999 and the three months ended October 31, 1998 and 1999, respectively, which were earned from customers in Europe. During fiscal 1997 and 1998, the Company had sales to one customer that accounted for 48% and 26%, respectively, of the Company's revenues. During fiscal 1999, the Company had sales to one customer that accounted for 11% of revenues.

All of the Company's long-lived assets are located in the United States.

9. Related Party Transaction

As of July 31, 1998, the Company had a noninterest bearing payable to Navisite Internet Services, a subsidiary of CMGI, for $163,686, relating to the lease of computer equipment that was paid during fiscal 1999.

In addition to rental expense paid to Navisite, approximately $105,000, $8,000 and $49,000 was paid for data center services during the years ended July 31, 1997, 1998 and 1999.

10. Retirement Plan

Effective March 1997, the Company established a qualified 401(k) plan (the
Plan) available to all employees who meet the Plan's eligibility requirements. Participants may elect to contribute a percentage of their compensation to the Plan up to a statutory maximum amount. The Company may make matching contributions to the Plan on a discretionary basis. The Company did not make any contributions to the Plan in fiscal 1997, 1998 or 1999.

11. Subsequent Events

In August 1999, the Company signed a $4,000,000 equipment leasing agreement with a finance company. The facility is cancellable by either party upon thirty days notice. Equipment leased under this facility will have an initial term of 24 months from the date of equipment acceptance.

In August 1999, the Company issued an additional 350,000 shares of Series F preferred stock for aggregate proceeds of $1,750,000.

In October 1999, the Board of Directors authorized the filing of a registration statement with the Securities and Exchange Commission that would permit the Company to sell shares of the Company's stock in connection with a proposed initial public offering.

In October 1999, the Board of Directors authorized a reincorporation of the Company in the State of Delaware.

In November 1999, the Company issued 952,381 shares of preferred stock upon the exercise of Series E warrants at a per share exercise price of $2.10 for a total of $2,000,000 received in proceeds.

[GRAPHIC--Vicinity logo in the upper left-hand corner. Text in the upper right-hand corner reads "What Customers Have to Say About Vicinity." The body of the graphic displays four client testimonials.]

                                     [LOGO]

                                    Part II

                     Information Not Required in Prospectus

Item 13. Other Expenses of Issuance and Distribution

  The following table sets forth the costs and expenses, other than the underwriting discount, payable by the Registrant in connection with the sale of the Common Stock being registered. All amounts are estimates except the SEC registration fee, the NASD filing fees and the Nasdaq National Market listing fee.

                                                                      Amount to
                                                                       Be Paid
                                                                      ---------
   SEC registration fee..............................................   $19,021
   NASD filing fee...................................................     7,400
   Nasdaq National Market listing fee................................    95,000
   Legal fees and expenses...........................................   350,000
   Accounting fees and expenses......................................   350,000
   Printing and engraving............................................   300,000
   Blue sky fees and expenses (including legal fees).................     2,500
   Transfer agent fees...............................................    15,000
   Miscellaneous.....................................................    11,079
                                                                      ---------
     Total........................................................... 1,150,000
                                                                      =========

  -------------------
  * To be provided by amendment.

Item 14. Indemnification of Directors and Officers

  Our Certificate of Incorporation in effect as of the date hereof, and our Restated Certificate of Incorporation to be in effect upon the closing of this offering (collectively, the "Certificate") provides that, except to the extent prohibited by the Delaware General Corporation Law, as amended (the "DGCL"), the Registrant's directors shall not be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as directors of the Registrant. Under the DGCL, the directors have a fiduciary duty to the Registrant which is not eliminated by this provision of the Certificate and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available. In addition, each director will continue to be subject to liability under the DGCL for breach of the director's duty of loyalty to the Registrant, for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by the DGCL. This provision also does not affect the directors' responsibilities under any other laws, such as the Federal securities laws. The Registrant may obtain for liability insurance for its officers and directors.

  Section 145 of the DGCL empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under
Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's bylaws, any agreement, a vote of stockholders or otherwise. The Certificate eliminates the personal liability of directors to the fullest extent permitted by Section 102(b)(7) of the DGCL and provides that the Registrant may fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

Item 15. Recent Sales of Unregistered Securities

  (a) Issuances of Shares of Preferred Stock and warrants exercisable for Preferred Stock

  On December 12, 1996, the Registrant issued and sold 3,304,000 shares of its Series C Preferred Stock to 21st Century Internet Fund, L.P., CMG@Ventures I, L.P. and EnCompass Group, Inc. for an aggregate purchase price equal to $4,989,040. This sale was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act or Regulation D promulgated thereunder as a transaction by an issuer not involving a public offering.

  On December 9, 1998, the Registrant issued and sold 2,300,613 shares of its Series D Preferred Stock and warrants exercisable for up to 952,381 shares of Series E Preferred Stock at an exercise price of $2.10 per share to Oak Investment Partners VIII, L.P. and Oak VIII Affiliates Fund, L.P. for an aggregate purchase price equal to $3,750,952. This sale was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act or Regulation D promulgated thereunder as a transaction by an issuer not involving a public offering.

  On March 19, 1999, the Registrant issued and sold 59,524 shares of its Series E Preferred Stock to two individual accredited investors for an aggregate purchase price equal to $125,000. This sale was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act or Regulation D promulgated thereunder as a transaction by an issuer not involving a public offering.

  Between July 12, 1999 and August 31, 1999, the Registrant issued and sold 2,070,000 shares of its Series F Preferred Stock to EnCompass Group, Inc., 21st Century Internet Fund, L.P. and ten other individual accredited institutional investors for an aggregate purchase price equal to $10,385,000. This sale was deemed to be exempt from registration under the Securities Act in reliance on
Section 4(2) of the Securities Act or Regulation D promulgated thereunder as a transaction by an issuer not involving a public offering.

  On November 16, 1999, the Registrant issued and sold 952,381 shares of its Series E Preferred Stock to Oak Investment Partners VIII, L.P. and Oak VIII Affiliates Fund, L.P. upon the exercise of warrants.

  (b) Issuances of Shares of Common Stock

  On February 1, 1998, the Registrant issued 882,500 shares of its Common Stock in consideration of Settlement and Release Agreements entered into on that day between the Registrant and each of Rama Aysola, James DiSanto and Eddie Babcock, each of whom, together with Timothy Bacci, was a founder and a former employee of the Registrant. This sale was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act or Regulation D promulgated thereunder as a transaction by an issuer not involving a public offering.

  On July 27, 1998, the Registrant issued and sold 275,512 shares of its Common Stock pursuant to the early exercise of outstanding warrants by CMG@Ventures I, L.P. This sale was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act or Regulation D promulgated thereunder as a transaction by an issuer not involving a public offering.

  Between July 8, 1997 and November 1, 1999, the Registrant issued 2,485,625 shares of its Common Stock to 40 individuals upon exercise of outstanding employee incentive stock options. This sale was deemed to be exempt from registration under the Securities Act in reliance on Rule 701 promulgated under
Section 3(b) of the Securities Act as a transaction to compensatory benefit plans and contracts relating to compensation as provided under Rule 701.

  (c) Issuances of Options to Employees, Directors and Consultants

  Between November 25, 1996 and November 1, 1999, the Registrant issued options exercisable for 3,916,917 shares (net of cancellations) of its Common Stock pursuant to Registrant's 1996 Incentive Stock Option Plan to 138 individuals. Of this amount, options for 2,311,667 shares of Common Stock had been exercised as of November 1, 1999. This sale was deemed to be exempt from registration under the Securities Act in reliance on Rule 701 promulgated under Section 3(b) of the Securities Act as a transaction to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients of securities in each of the foregoing represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the instruments representing such securities issued in such transactions.


Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits.

 Exhibit
 Number                          Description of Document
 -------                         -----------------------
  1.1*   Form of Underwriting Agreement.
  3.1    Certificate of Incorporation.
  3.2    Form of Restated Certificate of Incorporation to be in effect upon the closing of this offering.
  3.3    Bylaws.
  3.4    Form of Restated Bylaws to be in effect upon the closing of this offering.
  4.1*   Specimen Common Stock certificate.
  5.1*   Opinion of Latham & Watkins.
 10.1**  1995 Stock Option Plan.
 10.2**  1996 Incentive Stock Option Plan.
 10.3*   2000 Equity Participation Plan.
 10.4*   2000 Employee Stock Purchase Plan
 10.5**  Amended and Restated Registration and Information Rights Agreement,
         dated as of December 9, 1998, by and among Vicinity Corporation, Rama
         Aysola, Eddie Babcock, Timothy Bacci, James DiSanto and the investors named on Schedule I thereto.
 10.6**  Amended and Restated Shareholders Agreement, dated as of December 9,
         1998, by and among Vicinity Corporation, Rama Aysola, Eddie Babcock,
         Timothy Bacci, James DiSanto and the investors named in Schedule I thereto.
 10.7**  Voting Agreement, dated as of December 12, 1996, by and among Vicinity
         Corporation, Rama Aysola, Eddie Babcock, Timothy Bacci, James DiSanto
         and the investors named in Schedule I thereto.

 10.8**   Employment Agreement, dated June 17, 1998, by and between Vicinity
          Corporation and Emerick M. Woods.
 10.9**   Loan Agreement, dated July 14, 1999, by and between Vicinity
          Corporation and Emerick M. Woods.
 10.10**  Form of 1996 Incentive Stock Option Plan Stock Option Agreement.
 10.11**  Amendment to Incentive Stock Option Plan Agreement, dated August 19,
          1998, by and between Vicinity Corporation and Scott Young.
 10.12**  Amendment to Incentive Stock Option Plan Agreement, dated August 19,
          1998, by and between Vicinity Corporation and David Seltzer.
 10.13**  Amendment to Incentive Stock Option Plan Agreement, dated August 19,
          1998, by and between Vicinity Corporation and Mary Gavin.
 10.14+** Management Support Agreement, dated June 11, 1999, by and between
          Vicinity Corporation and Aperto Multimedia GmbH.
 10.15**  Management Support Agreement dated July 27, 1999, by and between
          Vicinity Corporation and Invision AG.
 10.16    Master Lease and Financing Agreement, dated July 27, 1999, by and between Vicinity Corporation and Compaq.
 10.17    Capital Lease Agreement, dated April 24, 1996, by and between
          Vicinity Corporation and Pacific Atlantic.
 10.18+** Joint Marketing Agreement, dated June 23, 1999, by and between
          Vicinity Corporation and Prio, Inc.
 10.19+** Service and Distribution Agreement, dated June 14, 1999, by and between Vicinity Corporation and Inktomi Corporation.
 10.20**  NaviSite Siteharbor Co-Location Services Agreement, dated June 30,
          1998, by and between Vicinity Corporation and NaviSite Internet
          Services Corporation.
 10.21**  Sublease Agreement, dated October 1, 1996, by and between Vicinity
          Corporation and Attachmate Corporation.
 10.22**  First Sublease Agreement Amendment, dated August 6, 1997, by and between Vicinity Corporation and Attachmate Corporation.
 10.23**  Second Sublease Agreement Amendment, dated September 22, 1998, by and between Vicinity Corporation and Attachmate Corporation.
 10.24**  Sub-Sublease Agreement, dated August 1, 1999, by and between Vicinity
          Corporation and E*Trade Group, Inc.
 10.25**  Lease Agreement, dated August 10, 1999, by and between Vicinity
          Corporation and Gordon E. and Blanche M. Bagley.
 23.1     Consent of KPMG LLP.
 23.2*    Consent of Latham & Watkins (included in Exhibit 5.1).
 24.1**   Power of Attorney (included on page S-1 of prior filing).
 27.1**   Financial Data Schedule.
 27.2     Financial Data Schedule.

-------------------
+ Registrant has requested confidential treatment pursuant to Rule 406 for a portion of the referenced exhibit and has separately filed such exhibit with the Commission.

*  To be supplied by amendment.

** Previously filed.

(b) Financial Statement Schedules.

  Independent Auditors' Report on Financial Statement Schedule

  Schedule II--Valuation and Qualifying Accounts

Item 17. Undertakings

  The undersigned Registrant hereby undertakes to provide to the Underwriter at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes that:

  (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424 (b)(1) or
  (4), or 497(h) under the Securities Act of 1933, shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Palo Alto, State of California, on this 17th day of December, 1999.

                                       Vicinity Corporation

                                       By: /s/ Emerick M. Woods
                                         --------------------------------------
                                         Name: Emerick M. Woods
                                         Title: Chief Executive Officer


  Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                          Title                   Date
              ---------                          -----                   ----

/s/ Emerick M. Woods                   Chief Executive Officer     December 17, 1999
______________________________________  and Director (Principal
Emerick M. Woods                        Executive Officer)

/s/ David Seltzer                      Chief Financial Officer     December 17, 1999
______________________________________  (Principal Financial and
David Seltzer                           Accounting Officer)

       *                               Chairman of the Board of    December 17, 1999
______________________________________  Directors
Herbert M. Dwight, Jr.

       *                               Director                    December 17, 1999
______________________________________
Jonathan Callaghan

       *                               Director                    December 17, 1999
______________________________________
James J. Geddes, Jr.

       *                               Director                    December 17, 1999
______________________________________
Fred Gibbons

       *                               Director                    December 17, 1999
______________________________________
Peter Mills
       *                               Director                    December 17, 1999
______________________________________
Norman Nie

       *                               Director                    December 17, 1999
______________________________________
Michael Sears

       *                               Director                    December 17, 1999
______________________________________
Peter Ziebelman

       /s/ Emerick M. Woods
*By: _________________________________
           Emerick M. Woods
           Attorney-in-Fact

          Independent Auditors' Report on Financial Statement Schedule

The Board of Directors
Vicinity Corporation:

Under the date of September 22, 1999 except as to Note 11 for which the date is November 16, 1999, we reported on the balance sheets of Vicinity Corporation as of July 31, 1998 and 1999, and the related statements of operations, redeemable convertible preferred stock and stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended July 31, 1999, which are included in the registration statement. In connection with our audits of the aforementioned financial statements, we also audited the accompanying financial statement schedule. The financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audit.

In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

                                       KPMG LLP

Mountain View, California
September 22, 1999

                              Vicinity Corporation

                 Schedule II--Valuation and Qualifying Accounts

--------------------------------------------------------------------------------
                                            Balance Addition
                                                 at  Charged             Balance
                                          Beginning       to           at End of
Description                               of Period  Expense Deduction    Period
-----------                               --------- -------- --------- ---------
                                                     (in thousands)
Year ended July 31, 1997:
 Allowance for doubtful accounts.........   $   --   $   --    $   --    $   --
                                            =======  =======   =======   =======
Year ended July 31, 1998:
 Allowance for doubtful accounts.........   $   --   $   --    $   --    $   --
                                            =======  =======   =======   =======
Year ended July 31, 1999
 Allowance for doubtful accounts.........   $   --   $    80   $   --    $    80
                                            =======  =======   =======   =======

                                    Exhibits

  Number                         Description of Document
  ------                         -----------------------
  1.1*    Form of Underwriting Agreement.
  3.1     Certificate of Incorporation.
  3.2     Form of Restated Certificate of Incorporation to be in effect upon the closing of this offering.
  3.3     Bylaws.
  3.4     Form of Restated Bylaws to be in effect upon the closing of this offering.
  4.1*    Specimen Common Stock certificate.
  5.1*    Opinion of Latham & Watkins.
 10.1**   1995 Stock Option Plan.
 10.2**   1996 Incentive Stock Option Plan.
 10.3*    2000 Equity Participation Plan.
 10.4*    2000 Employee Stock Purchase Plan
 10.5**   Amended and Restated Registration and Information Rights Agreement,
          dated as of December 9, 1998, by and among Vicinity Corporation, Rama
          Aysola, Eddie Babcock, Timothy Bacci, James DiSanto and the investors named on Schedule I thereto.
 10.6**   Amended and Restated Shareholders Agreement, dated as of December 9,
          1998, by and among Vicinity Corporation, Rama Aysola, Eddie Babcock,
          Timothy Bacci, James DiSanto and the investors named in Schedule I thereto.
 10.7**   Voting Agreement, dated as of December 12, 1996, by and among
          Vicinity Corporation, Rama Aysola, Eddie Babcock, Timothy Bacci,
          James DiSanto and the investors named in Schedule I thereto.
 10.8**   Employment Agreement, dated June 17, 1998, by and between Vicinity
          Corporation and Emerick M. Woods.
 10.9**   Loan Agreement, dated July 14, 1999, by and between Vicinity
          Corporation and Emerick M. Woods.
 10.10**  Form of 1996 Incentive Stock Option Plan Stock Option Agreement.
 10.11**  Amendment to Incentive Stock Option Plan Agreement, dated August 19,
          1998, by and between Vicinity Corporation and Scott Young.
 10.12**  Amendment to Incentive Stock Option Plan Agreement, dated August 19,
          1998, by and between Vicinity Corporation and David Seltzer.
 10.13**  Amendment to Incentive Stock Option Plan Agreement, dated August 19,
          1998, by and between Vicinity Corporation and Mary Gavin.
 10.14+** Management Support Agreement, dated June 11, 1999, by and between
          Vicinity Corporation and Aperto Multimedia GMBH.
 10.15**  Management Support Agreement dated July 27, 1999, by and between
          Vicinity Corporation and Invision AG.
 10.16    Equipment Lease Agreement, dated July 27, 1999, by and between
          Vicinity Corporation and Compaq.
 10.17    Equipment Lease Agreement, dated April 24, 1996, by and between
          Vicinity Corporation and Pacific Atlantic.
 10.18+** Joint Marketing Agreement, dated June 23, 1999, by and between
          Vicinity Corporation and Prio, Inc.
 10.19+** Service and Distribution Agreement, dated June 14, 1999, by and between Vicinity Corporation and Inktomi Corporation.
 10.20**  NaviSite Siteharbor Co-Location Services Agreement, dated June 30,
          1998, by and between Vicinity Corporation and NaviSite Internet
          Services Corporation.

 10.21** Sublease Agreement, dated October 1, 1996, by and between Vicinity
         Corporation and Attachmate Corporation.
 10.22** First Sublease Agreement Amendment, dated August 6, 1997, by and between Vicinity Corporation and Attachmate Corporation.
 10.23** Second Sublease Agreement Amendment, dated September 22, 1998, by and between Vicinity Corporation and Attachmate Corporation.
 10.24** Sub-Sublease Agreement, dated August 1, 1999, by and between Vicinity
         Corporation and E*Trade Group, Inc.
 10.25** Lease Agreement, dated August 10, 1999, by and between Vicinity
         Corporation and Gordon E. and Blanche M. Bagley.
 23.1    Consent of KPMG LLP.
 23.2*   Consent of Latham & Watkins (included in Exhibit 5.1).
 24.1**  Powers of Attorney (See Signature Page on Page S-1).
 27.1**  Financial Data Schedule.
 27.2    Financial Data Schedule.

-------------------
+ Registrant has requested confidential treatment pursuant to Rule 406 for a portion of the referenced exhibit and has separately filed such exhibit with the Commission.

* To be supplied by amendment.

**Previously filed.